UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )
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☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
ION GEOPHYSICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPIES
ION GEOPHYSICAL CORPORATION
2105 CityWest Boulevard, Suite 400
Houston, Texas 77042-2839
(281) 933-3339

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2009

To ION’s Stockholders:
     The 2009 Annual Meeting of Stockholders of ION Geophysical Corporation will be held at 2105 CityWest Boulevard, Houston, Texas, on Wednesday, May 27, 2009, at 10:30 a.m., local time, for the following purposes:
(1)	Election of three directors, each for a three-year term expiring in 2012;

(2)	Approval of an employee equity replenishment program that will permit certain of ION’s current employees to exchange certain outstanding stock options having exercise prices substantially above the current market price of ION common stock, and receive shares of ION common stock;

(3)	Approval of an amendment to ION’s Restated Certificate of Incorporation to effect a reverse stock split of ION’s common stock at any time prior to ION’s 2010 Annual Meeting at one of three reverse split ratios (1-for-2, 1-for-5 or 1-for-10) as selected by the Board of Directors in its sole discretion;

(4)	Ratification of the appointment of Ernst & Young LLP as ION’s independent registered public accounting firm (independent auditors) for 2009; and

(5)	Transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.
     ION’s Board of Directors has set April 2, 2009, as the record date for the meeting. This means that owners of ION common stock at the close of business on that date are entitled to receive this notice of meeting and vote at the meeting and any adjournments or postponements of the meeting.
     ION will make available a list of stockholders of record as of the record date for inspection during normal business hours from 9:00 a.m. to 5:00 p.m., local time, from May 16, 2009 through May 27, 2009, at ION’s principal place of business, located at 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. This list will also be available at the meeting. For your reference, directions to the meeting location are included in this proxy statement.
     Your vote is very important. Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated. Whether or not you plan to attend the meeting, please sign, date and return your enclosed proxy card as soon as possible so that your shares can be voted at the meeting.

By Authorization of the Board of Directors,

David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

April 23, 2009
Houston, Texas

PRELIMINARY COPIES
Important Notice Regarding the Availability of Proxy Materials
For the Annual Stockholders’ Meeting to be held on May 27, 2009
The proxy statement, proxy card and our 2008 annual report to stockholders are available at www.iongeo.com under “Investor Relations — Investor Materials — Stockholders’ Meeting.”
     The Annual Meeting of Stockholders of ION Geophysical Corporation will be held on May 27, 2009, at 2105 CityWest Boulevard, Houston, Texas, beginning at 10:30 a.m., local time.
     The matters intended to be acted upon are:
1.	To elect three directors to our Board of Directors, each to serve for a three-year term;

2.	To approve an employee equity replenishment program (the “Replenishment Program”) that will permit certain of our current employees to exchange certain outstanding stock options having exercise prices substantially above the current market price of our common stock, and receive shares of our common stock;

3.	To approve an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at any time prior to our 2010 Annual Meeting at one of three reverse split ratios (1-for-2, 1-for-5 or 1-for-10) as selected by the Board of Directors in its sole discretion (the “Reverse Stock Split”);

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for 2009; and

5.	To consider any other business that may properly come before the annual meeting, or any postponement or adjournment of the meeting.
     The Board of Directors recommends voting in favor of the nominees listed in the proxy statement, the approval of the Replenishment Program, the approval of the Reverse Stock Split and the ratification of the appointment of Ernst & Young LLP.
     The following proxy materials are being made available at the website location specified above:
1.	The proxy statement for the 2009 Annual Meeting of Stockholders;

2.	The 2008 annual report to stockholders; and

3.	The form of proxy card being distributed to stockholders in connection with the 2009 Annual Meeting of Stockholders.
     If your bank or broker is making available to you voting by telephone or the Internet, it will enclose instructions with the proxy statement to allow you to vote your shares by one of those methods, along with control/identification numbers to authenticate your identity and confirm that your voting instructions have been properly recorded.
     Directions to the annual meeting are also provided in the proxy statement under “About the Meeting — Where will the Annual Meeting be held?” beginning on page 3.
     If the form of proxy is completed, signed and returned, the shares represented by the proxy will be voted at the meeting. Delivery of the proxy does not affect your right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

PRELIMINARY COPIES
ION GEOPHYSICAL CORPORATION
2105 CityWest Boulevard, Suite 400
Houston, Texas 77042-2839
(281) 933-3339
April 23, 2009

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2009

     Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2009 Annual Meeting of Stockholders of ION Geophysical Corporation (“ION”). The meeting will be held at 2105 CityWest Boulevard, Houston, Texas, on May 27, 2009, at 10:30 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.
     The mailing address of our principal executive offices is 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. We are mailing the proxy materials to our stockholders beginning on or about April 23, 2009.
     All properly completed and returned proxies for the annual meeting will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.
     Only owners of record of our shares of common stock on April 2, 2009, are entitled to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of common stock on the record date is entitled to one vote for each share of common stock held. On April 2, 2009, there were 100,600,792 shares of common stock issued and outstanding.

     When used in this proxy statement, “ION Geophysical,” “ION,” “Company,” “we,” “our,” “ours” and “us” refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
ABOUT THE MEETING
What is a proxy?
     A proxy is your legal designation of another person to vote the stock you own on your behalf. That other person is referred to as a “proxy.” Our Board of Directors has designated Robert P. Peebler and James M. Lapeyre, Jr. as proxies for the 2009 Annual Meeting of Stockholders. By completing and returning the enclosed proxy card, you are giving Mr. Peebler and Mr. Lapeyre the authority to vote your shares in the manner you indicate on your proxy card.
Who is soliciting my proxy?
     Our Board of Directors is soliciting proxies on its behalf to be voted at the 2009 Annual Meeting. All costs of soliciting the proxies will be paid by ION. Copies of solicitation materials will be furnished to banks, brokers, nominees and other fiduciaries and custodians to forward to beneficial owners of ION’s common stock held by such persons. ION will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials. In addition to solicitations by mail, some of ION’s directors, officers and other employees, without extra compensation, might supplement this solicitation by telephone, personal interview or other communication. ION has also retained Georgeson Inc. to assist with the solicitation of proxies from banks, brokers, nominees and other holders, for a fixed fee of $8,000 plus reasonable out-of-pocket expenses, which fees and expenses will be paid by ION. We may also ask our proxy solicitor to solicit proxies on our behalf by telephone for a fixed fee of $5 per phone call and $5 per telephone vote, plus reasonable expenses.
What is a proxy statement?
     A proxy statement is a document that the regulations of the Securities and Exchange Commission require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.
What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”?
     If your shares are registered directly in your name, you are a stockholder of record. If your shares are registered in the name of your broker or bank, you are a street name holder.
What different methods can I use to vote?
     Most stockholders have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.
     (a) In Writing: All stockholders can vote by written proxy card.
     (b) By Telephone and Internet: Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.
     (c) In Person: All stockholders may vote in person at the meeting. If you are a street name holder who wishes to vote in person, you will need to ask your broker or bank for a legal proxy. You will need to bring the legal proxy with you to the meeting.

Where will the Annual Meeting be held?
     ION’s 2009 Annual Meeting of Stockholders will be held on the 9th Floor of 2105 CityWest Boulevard in Houston, Texas.
     Directions: The site for the meeting is located on CityWest Boulevard off of Beltway 8, near the intersection of Beltway 8 and Briar Forest Drive. Traveling south on the Beltway 8 feeder road after Briar Forest Drive, turn right on Del Monte Drive. Enter Garage Entrance 3 on your immediate left. Advise the guard that you are attending the ION Annual Meeting. You may be required to show your driver’s license or other photo identification. The guard will then direct you where to park in the visitors section of the parking garage. The guard can also direct you to 2105 CityWest Boulevard, which is directly south of the garage. Once in the building, check in with the security desk and then take the elevators to the 9th floor.
Does my vote matter?
     Yes! Corporations are required to obtain stockholder approval for the election of directors and other important matters. Stockholder participation is not a mere formality. Stockholder voting is essential for ION to continue to function. It is also important that you vote to assure that a quorum is obtained so that corporate business can be transacted at the meeting.
What is the effect of not voting?
     It depends on how ownership of your shares is registered. If you are a stockholder of record, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not be treated as a vote for or against a proposal.
     If you own your shares in street name, your broker or bank may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the question immediately following, in the absence of your voting instruction, your broker may or may not vote your shares.
If I don’t vote, will my broker vote for me?
     If you own your shares in street name and you do not vote, your broker may vote your shares in its discretion on “routine matters.” With respect to non-routine matters, however, your broker may not vote your shares for you. Where a broker votes your shares on routine matters but cannot vote your shares on non-routine matters because he has not received any instructions from you regarding how to vote, the number of unvoted shares on those matters is reported as “broker non-votes.” These “broker non-vote” shares are counted toward the quorum requirement, but, generally speaking, they do not affect the determination of whether a matter is approved. See “—How are abstentions and broker non-votes counted?” below. Except for the proposal to approve the Replenishment Program and the proposal to approve the Reverse Stock Split, we believe that the proposals set forth in this proxy statement are routine matters on which brokers will be permitted to vote your shares without instructions from you.
What is the record date and what does it mean?
     The record date for the 2009 Annual Meeting of Stockholders is April 2, 2009. The record date is established by the Board of Directors as required by Delaware law (the state in which we are incorporated). Owners of common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.
How can I revoke a proxy?
     A stockholder can revoke a proxy by taking any one of the following three actions before it is voted at the meeting:
     (a) giving written notice to the Corporate Secretary of ION,

     (b) delivering a later-dated proxy, or
     (c) voting in person at the meeting.
     If you hold shares through a bank or broker, you must contact that bank or broker in order to revoke any prior voting instructions.
What constitutes a quorum?
     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum. We need a quorum of stockholders to hold a valid Annual Meeting. If you have signed and returned your proxy card, your shares will be counted toward the quorum. If a quorum is not present, the chairman may adjourn the meeting, without notice other than by announcement at the meeting, until the required quorum is present.
     As of the record date, 100,600,792 shares of common stock were outstanding. Thus, the presence of the holders of common stock representing at least 50,300,397 shares will be required to establish a quorum.
What are my voting choices when voting for director nominees, and what vote is needed to elect directors?
     In voting on the election of three director nominees to serve until the 2012 Annual Meeting of Stockholders, stockholders may vote in one of the following ways:
     (a) in favor of all nominees,
     (b) withhold votes as to all nominees, or
     (c) withhold votes as to a specific nominee.
     Directors will be elected by a plurality vote of holders of the shares of common stock present or represented by proxy at the meeting. This means that all director nominees must receive the highest number of votes cast in order to be re-elected as directors. Stockholders are not permitted to cumulate their votes in the election of directors.
     The Board recommends a vote “FOR” all of the nominees.
What are my voting choices when voting on the proposal to approve the Replenishment Program and what vote is needed to approve the proposal?
     In voting to approve the Replenishment Program, stockholders may vote in one of the following ways:
     (a) in favor of the approval of the Replenishment Program,
     (b) against the approval of the Replenishment Program, or
     (c) abstain from voting on the approval of the Replenishment Program.
     The proposal to approve the Replenishment Program will require the affirmative vote of a majority of the votes cast on the proposal by holders of common stock in person or represented by proxy at the meeting, so long as the total votes cast on the proposal exceed 50% of the shares of common stock outstanding.
     The Board recommends a vote “FOR” this proposal.
What are my voting choices when voting on the proposal to approve the Reverse Stock Split and what vote is needed to approve the proposal?

     In voting to approve the Reverse Stock Split proposal, stockholders may vote in one of the following ways:
     (a) in favor of the Reverse Stock Split proposal,
     (b) against the Reverse Stock Split proposal, or
     (c) abstain from voting on the Reverse Stock Split proposal.
     The proposal to approve the Reverse Stock Split will require the affirmative vote of holders of a majority of the shares of common stock outstanding as of the record date.
     The Board recommends a vote “FOR” this proposal.
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm — or independent auditors — and what vote is needed to ratify their appointment?
     In voting to ratify the appointment of Ernst & Young LLP as independent auditors for 2009, stockholders may vote in one of the following ways:
     (a) in favor of ratification,
     (b) against ratification, or
     (c) abstain from voting on ratification.
     The proposal to ratify the appointment of Ernst & Young LLP will require the affirmative vote of a majority of the votes cast by holders of common stock in person or represented by proxy at the meeting.
     The Board recommends a vote “FOR” this proposal.
Will any other business be transacted at the meeting? If so, how will my proxy be voted?
     We do not know of any business to be transacted at the Annual Meeting other than those matters described in this proxy statement. We believe that the periods specified in ION’s Bylaws for submitting proposals to be considered at the meeting have passed and no proposals were submitted. However, should any other matters properly come before the meeting, and any adjournments or postponements of the meeting, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.
What if a stockholder does not specify a choice for a matter when returning a proxy?
     Stockholders should specify their choice for each matter on the enclosed form of proxy. If no instructions are given, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the approval of the Replenishment Program, “FOR” the approval of the Reverse Stock Split and “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for 2009.
How are abstentions and broker non-votes counted?
     A properly executed proxy card marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Any shares not voted (whether by broker non-vote or otherwise) will have no effect on the election of directors.
     An abstention will have the same legal effect as a vote against the proposal to approve the Replenishment Program because it will represent a share present in person or represented by proxy at the meeting and a vote cast on the proposal, thereby increasing the number of affirmative votes required to approve the proposal. Broker non-votes will have no effect on the outcome of this proposal, so long as the total votes cast on the proposal represent more than 50% of our outstanding shares of common stock entitled to vote.
     An abstention will have the same legal effect as a vote against the Reverse Stock Split proposal because it will not represent an affirmative vote in favor of this proposal. Broker non-votes will have no effect on the outcome of this proposal, since broker non-votes are not counted as a vote cast on the proposal.
     An abstention will have the same legal effect as a vote against the proposal to ratify the appointment of the independent auditors, because it will represent a share present in person or represented by proxy at the meeting and a vote cast on the proposal, thereby increasing the number of affirmative votes required to approve the proposal. Broker non-votes will have no effect on the proposal to ratify the appointment of the independent auditors.
What is the deadline for submitting proposals to be considered for inclusion in the 2010 proxy statement?
     Stockholder proposals requested to be included in ION’s 2010 proxy statement must be received by ION not later than December 24, 2009. Proposals should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.
What is the deadline for submitting a nomination for director of ION for consideration at the Annual Meeting of Stockholders in 2010?
     A proper director nomination may be considered at ION’s 2010 Annual Meeting of Stockholders only if the proposal for nomination is received by ION not later than December 24, 2009. All nominations should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.
Will I have electronic access to the proxy materials and Annual Report?
     The notice of Annual Meeting and Proxy Statement and the 2008 Annual Report to Stockholders are also posted on ION’s Internet website in the Investor Relations section at www.iongeo.com.
How can I obtain a copy of ION’s Annual Report on Form 10-K?
     A copy of our 2008 Annual Report on Form 10-K is enclosed with our annual report to stockholders. You may obtain an additional copy of our 2008 Form 10-K at no charge by sending a written request to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Our Form 10-K is also available (i) through the Investor Relations section of our website at www.iongeo.com and (ii) with exhibits on the SEC’s website at http://www.sec.gov.
     Please note that the contents of these and any other websites referenced in this proxy statement are not incorporated into this filing. Further, our references to the URLs for these and other websites listed in this proxy statement are intended to be inactive textual references only.
ITEM 1—ELECTION OF DIRECTORS
     Our Board of Directors consists of nine members. The Board is divided into three classes. Members of each class are elected for three-year terms and until their respective successors are duly elected and qualified, unless the director dies, resigns, retires, is disqualified or is removed. Our stockholders elect the directors in a designated class annually. Directors in Class I, which is the class of directors to be elected at this meeting, will serve on the Board until our Annual Meeting in 2012.
     The current Class I directors are Theodore H. Elliott, Jr., James M. Lapeyre, Jr. and G. Thomas Marsh, and their terms will expire at the 2009 Annual Meeting. At its meeting on February 13, 2009, the Board approved the recommendation of the Governance Committee that Messrs. Elliott, Lapeyre and Marsh be nominated to stand for reelection at the Annual Meeting to hold office until our 2012 Annual Meeting and until their successors are elected and qualified.
     We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of Directors.
     The Board of Directors recommends a vote “FOR” the election of Theodore H. Elliott, Jr., James M. Lapeyre, Jr. and G. Thomas Marsh.
Class I Director Nominees For Re-Election For Term Expiring In 2012

THEODORE H. ELLIOTT, JR.	Director since 1987
Age 73
     Mr. Elliott joined our Board of Directors in 1987. Since 1981, he has been in the venture capital business as the Chairman of Prime Capital Management Co., Inc., a Connecticut-based venture capital company, and as a private investor. Prior to Prime Capital Management, Mr. Elliott was Vice President of General Electric’s venture capital subsidiary. Prior to General Electric, Mr. Elliott was head of investment banking at Clark, Dodge & Co. Inc. He also serves on the Board of Directors and the Compensation and Audit Committees of National Interstate, a specialty property and casualty insurance company based in Ohio. Mr. Elliott is a member of the Audit Committee of our Board of Directors. He is a Chartered Financial Analyst (CFA) and has a Bachelor of Art degree and a Master of Business Administration degree from Harvard University and a Juris Doctorate degree from New York University.

JAMES M. LAPEYRE, JR.	Director since 1998
Age 56
     Mr. Lapeyre has been Chairman of our Board of Directors since 1999 and a Director since 1998. Mr. Lapeyre has been President of Laitram L.L.C., a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts, and its predecessors since 1989. Mr. Lapeyre joined our Board of Directors when we bought the DigiCOURSE marine positioning products business from Laitram in 1998. Mr. Lapeyre is Chairman of the Governance Committee and a member of the Compensation Committee of our Board of Directors. He holds a Bachelor of Art degree in History from the University of Texas and Master of Business Administration and Juris Doctorate degrees from Tulane University.

G. THOMAS MARSH	Director since 2008
Age 65
     Mr. Marsh joined our Board of Directors in December 2008. In 2006, Mr. Marsh retired as Executive Vice President of Lockheed Martin Space Systems Company, a subsidiary of Lockheed Martin Corporation. Lockheed Martin Space Systems designs, develops, tests, manufactures and operates advanced-technology systems, including human space flight systems, satellites and instruments, space observatories and interplanetary spacecraft, laser radar, fleet ballistic missiles, and missile defense systems. From 1969 until its merger in 1995 to form Lockheed Martin Corporation, Mr. Marsh worked at Martin Marietta Corporation, most recently in the position of President, Manned Space Systems. After 1995, he held positions of increasing responsibility within Lockheed Martin Corporation, including serving as President and General Manager of the Missiles and Space Operations business unit from 2002 until his appointment as Executive Vice President of Lockheed Martin Space Systems in 2003. Mr. Marsh holds a Bachelor of Science degree in Electrical Engineering from the University of New Mexico, a Master of Business Administration degree from the University of Colorado, and attended the Massachusetts Institute of Technology’s Sloan School of Management.

Class II Incumbent Directors—Term Expiring In 2010

FRANKLIN MYERS	Director since 2001
Age 56
     Mr. Myers joined our Board of Directors in 2001. He is currently the Senior Advisor to Cameron International Corporation, an international manufacturer of oil and gas flow control equipment. Until March 2008, Mr. Myers was the Senior Vice President and Chief Financial Officer of Cameron. Mr. Myers became Senior Vice President of Cameron in 1995, and served as General Counsel and Corporate Secretary of Cameron from 1995 to 1999, as well as President of the Cooper Energy Services Division from 1998 until 2001. Prior to joining Cameron, he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an oilfield services and equipment provider, and an attorney and partner with the law firm of Fulbright & Jaworski L.L.P. in Houston, Texas. Mr. Myers also currently serves on the Board of Directors of Comfort Systems, Inc., a NYSE-listed provider of heating, ventilation and air conditioning services. Mr. Myers is Chairman of the Compensation Committee, co-Chairman of the Finance Committee and a member of the Governance Committee of our Board of Directors. He holds a Bachelor of Science degree in Industrial Engineering from Mississippi State University and a Juris Doctorate degree with Honors from the University of Mississippi.

BRUCE S. APPELBAUM, PhD	Director since 2003
Age 61
     Dr. Appelbaum joined our Board of Directors in 2003. He is currently the Chairman of Mosaic Natural Resources Ltd., an oil and gas exploration and production company focusing on opportunities in the North Sea. Prior to founding Mosaic, Dr. Appelbaum was President of Worldwide Exploration and New Ventures for Texaco, Inc. and a Vice President of Texaco. Dr. Appelbaum joined Texaco in 1990 as Division Manager of Texaco U.S.A.’s offshore exploration division and was elected an officer of Texaco in 2000. Dr. Appelbaum is also a Trustee of the American Geological Institute Foundation and serves on the Advisory Board to the Department of Oceanography at Texas A&M University. He previously served on the Advisory Board of the School of Earth Sciences at Stanford University. Dr. Appelbaum also currently serves as a Director of CQS Rig Finance Fund Limited, an AIM- and CISX-listed closed-end investment company that invests in secured bonds issued to finance the construction of offshore oil and gas exploration and production infrastructure. Dr. Appelbaum is a member of the Audit Committee of our Board of Directors. He holds a Bachelor of Science degree in Geology from the State University of New York — Buffalo and Master of Science and PhD degrees in Geological Oceanography from Texas A&M University.

S. JAMES NELSON, JR.	Director since 2004
Age 66
     Mr. Nelson joined our Board of Directors in 2004. In 2004, Mr. Nelson retired from Cal Dive International, Inc. (now named Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer (prior to 2000), Vice Chairman (from 2000 to 2004) and a Director (from 1990 to 2004). From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., a NYSE-traded company with $1 billion in annual revenues and the former parent company of Cal Dive. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co. where, from 1976 to 1980, he was a partner serving on the firm’s worldwide oil and gas industry team. Mr. Nelson also currently serves on the Board of Directors and Audit Committee of Oil States International, Inc. (a NYSE-listed diversified oilfield services company) and the Board of Directors and Audit and Compensation Committees of W&T Offshore, Inc. (a NYSE-listed oil and natural gas exploration and production company). From 2005 until the company’s sale in 2008, he served as a member of the Board of Directors and Audit and Compensation Committees of Quintana Maritime, Ltd., a provider of dry bulk cargo shipping services based in Athens, Greece. Mr. Nelson, who is also a Certified Public Accountant, is Chairman of the Audit Committee and co-Chairman of the Finance Committee of our Board of Directors. He holds a Bachelor of Science degree in Accounting from Holy Cross College and a Master of Business Administration degree from Harvard University.

Class III Incumbent Directors—Term Expiring In 2011

ROBERT P. PEEBLER	Director since 1999
Age 61
     Mr. Peebler has been our Chief Executive Officer since April 2003 and a member of our Board of Directors since 1999. From 2003 until December 2008, Mr. Peebler also served as our President. Prior to joining ION on a full-time basis, Mr. Peebler was the founder, President and Chief Executive Officer of Energy Virtual Partners, an asset development and management company for oil and gas properties. Prior to founding Energy Virtual Partners in April 2001, Mr. Peebler was Vice President of e-Business Strategy and Ventures of the Halliburton Company, a provider of products and services to the petroleum and energy industries. Mr. Peebler joined Halliburton in 1996 when Halliburton acquired Landmark Graphics Corporation, a provider of workstation-based software for oil and gas exploration and production, where he had served as CEO since 1992. Mr. Peebler began his career with Schlumberger, a global oilfield and information services company, in wireline operations and spent 17 years with Schlumberger in various positions, including as head of U.S. wireline operations and executive in charge of strategic marketing for the corporate energy services group. Mr. Peebler is a member of the Finance Committee of our Board of Directors. He holds a Bachelor of Science degree in Electrical Engineering from the University of Kansas.

JOHN N. SEITZ	Director since 2003
Age 57
     Mr. Seitz joined our Board of Directors in 2003. Mr. Seitz is a founder and Vice Chairman of the Board of Endeavour International Corporation, an exploration and development company focused on the North Sea. From 2003 until 2006, Mr. Seitz served as co-CEO of Endeavour. From 1977 to 2003, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Company, serving most recently as a Director and as President and Chief Executive Officer. Mr. Seitz is a Trustee of the American Geological Institute Foundation and serves on the Board of Managers of Constellation Energy Partners LLC, a company focused on the acquisition, development and exploitation of oil and natural gas properties and related midstream assets. He is a member of the Compensation and Governance Committees of our Board of Directors. Mr. Seitz holds a Bachelor of Science degree in Geology from the University of Pittsburgh, a Master of Science degree in Geology from Rensselaer Institute and is a Certified Professional Geoscientist in Texas. He also completed the Advanced Management Program at the Wharton School of Business.

NICHOLAS G. VLAHAKIS	Director since 2008
Age 60
     Mr. Vlahakis joined our Board of Directors in December 2008. In 2005, Mr. Vlahakis retired from Alliant Techsystems Inc. (ATK), an Edina, Minnesota-based supplier of aerospace and defense technologies, after serving as Executive Vice President and Chief Operating Officer since 2004 and Senior Vice President and Chief Operating Officer from 2002 to 2004. Prior to 2002, Mr. Vlahakis served as Alliant’s Group Vice President, Defense and Group Vice President, Conventional Munitions. Commencing in 1982, Mr. Vlahakis worked for Hercules Aerospace Company, a supplier of aerospace products, most recently in the position of Vice President and General Manager, Tactical Propulsion Facility. Mr. Vlahakis joined Alliant in 1995 when Alliant acquired Hercules. Mr. Vlahakis holds a Bachelor of Science degree in Mechanical Engineering from Northwestern University, a Master of Science degree in Mechanical Engineering from Carnegie-Mellon University and a Master of Business Administration degree from the University of Utah.

Ownership of Equity Securities of ION
     Except as otherwise set forth below, the following table sets forth information as of February 20, 2009, with respect to the number of shares of common stock owned by (i) each person known by us to be a beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the 2008 Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group. Except where information was otherwise known by us, we have relied solely upon filings of Schedules 13D and 13G to determine the number of shares of our common stock owned by each person known to us to be the beneficial owner of more than 5% of our common stock as of such date.

				Percent of
	Common	Rights to	Restricted	Common
Name of Owner	Stock(1)	Acquire(2)	Stock(3)	Stock(4)
James M. Lapeyre, Jr.(5)	9,381,730	90,000	—	9.4%
Fletcher Asset Management, Inc.(6)	—	9,669,434	—	8.8%
Laitram, L.L.C.(7)	7,905,344	—	—	7.9%
Barclays Global Investors, NA and related entities(8)	6,209,277	—	—	6.2%
Robert P. Peebler	148,315	1,325,000	101,432	1.5%
Bruce S. Appelbaum, PhD(9)	32,471	80,000	—	*
Theodore H. Elliott, Jr.(10)	71,452	70,000	—	*
Franklin Myers	55,881	55,000	—	*
John N. Seitz	25,895	80,000	—	*
S. James Nelson, Jr.	16,000	70,000	—	*
G. Thomas Marsh	—	—	—	*
Nicholas G. Vlahakis	50,000	—	—	*
James R. Hollis(11)	36,910	166,250	39,999	*
R. Brian Hanson	59,137	62,500	50,000	*
Charles J. Ledet(12)	25,109	—	15,998	*
Teng Beng Koid	45,472	120,000	43,333	*
All directors and executive officers as a group (16 Persons)	10,019,107	2,450,500	308,259	12.4%

*	Less than 1%

(1)	Represents shares for which the named person (a) has sole voting and investment power or (b) has shared voting and investment power. Excluded are shares that (i) are unvested restricted stock holdings or (ii) may be acquired through stock option or warrant exercises.

(2)	Represents shares of common stock that may be acquired through conversion of our outstanding shares of Series D-1 Cumulative Convertible Preferred Stock, Series D-2 Cumulative Convertible Preferred Stock and Series D-3 Cumulative Convertible Preferred Stock beneficially owned by Fletcher Asset Management, Inc. and exercise of stock options in the case of our officers and directors, that are currently convertible or exercisable or will be convertible or exercisable on or before April 21, 2009.

(3)	Represents unvested shares subject to a vesting schedule, forfeiture risk and other restrictions. Although these shares are subject to forfeiture, the holder has the right to vote the shares and receive dividends until they are forfeited.

(4)	Assumes shares that such person has rights to acquire presently and on or before April 21, 2009 are outstanding.

(5)	These shares of common stock include (i) 6,450 shares over which Mr. Lapeyre holds joint voting power and investment control with his wife; and (ii) 30,000 shares previously owned by Mr. Lapeyre’s wife and transferred by Mr. Lapeyre’s wife into Mr. Lapeyre’s account, in which Mr. Lapeyre disclaims any beneficial interest. These shares of common stock also include 309,330 shares that Mr. Lapeyre holds as a custodian or trustee for the benefit of his children, 7,905,344 shares owned by Laitram, and 10,500 shares that Mr. Lapeyre holds as a co-trustee with his wife for the benefit of his children, in all of which Mr. Lapeyre disclaims any beneficial interest. Please read note 7 below. Mr. Lapeyre has sole voting power over only 1,120,106 of these shares of common stock.

(6)	Fletcher Asset Management, Inc. has filed its Schedule 13G (and amendments thereto) on behalf of itself, Fletcher International Ltd. and Alphonse Fletcher, Jr., the Chairman and Chief Executive Officer of Fletcher Asset Management, Inc. The address for Fletcher Asset Management, Inc. is 48 Wall Street, 5th Floor, New York, New York 10005. Fletcher International Ltd., an affiliate of Fletcher Asset Management, holds shares of our Series D-1 Cumulative Convertible Preferred Stock, Series D-2 Cumulative Convertible Preferred Stock and Series D-3 Cumulative Convertible Preferred Stock, which are convertible into shares of our common stock. The number of shares of common stock that may be acquired upon conversion is subject to adjustment in certain events.

(7)	The address for Laitram, L.L.C. is 220 Laitram Lane, Harahan, Louisiana 70123. Mr. Lapeyre is the President and chief executive officer of Laitram. Please read note 5 above. Mr. Lapeyre disclaims beneficial ownership of any shares held by Laitram.

(8)	The address for Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105. According to a statement on Schedule 13G dated February 5, 2009 and filed with the SEC, Barclays Global Investors, NA and the other entities described in this footnote beneficially own 6,209,277 shares. The total in the table reflects the combined ownership of various Barclays entities. The Schedule 13G indicates the following ownership interests: (i) Barclays Global Investors, NA is the beneficial owner of 2,155,910 shares (2.17%), with sole voting power with respect to 1,883,776 shares and sole dispositive power with respect to 2,155,910 shares; (ii) Barclays Global Fund Advisors, located at the above address, is the beneficial owner of 3,994,606 shares (4.02%), with sole voting power with respect to 2,975,883 shares and sole dispositive power with respect to 3,994,606 shares and (iii) Barclays Global Investors, Ltd., located at Murray House, 1 Royal Mint Court, London, England EC3N 4HH, is the beneficial owner of 58,761 shares (0.06%), with sole voting power with respect to 1,845 shares and sole dispositive power with respect to 58,761 shares. The Schedule 13G also lists the following entities that do not beneficially own any shares: (w) Barclays Global Investors Japan Limited, located at Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; (x) Barclays Global Investors Canada Limited, located at Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Canada, Ontario M5J 2S1; (y) Barclays Global Investors Australia Limited, located at Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220 and (z) Barclays Global Investors (Deutschland) AG, located at Apianstrasse 6, D-85774, Unterfohring, Germany. The calculation of the percentage of stock owned by Barclays Global Investors, NA and the other entities is based on the percentages reported in the Schedule 13G.

(9)	The shares of common stock include 32,471 shares over which Dr. Appelbaum holds joint voting power and investment control with his wife.

(10)	These shares of common stock exclude 4,000 shares owned by Mr. Elliott’s wife, in which Mr. Elliott disclaims any beneficial interest.

(11)	These shares of common stock exclude 7,731 shares owned by Mr. Hollis’ wife, in which Mr. Hollis disclaims any beneficial interest.

(12)	Mr. Ledet’s employment with ION ended on December 1, 2008.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors and certain officers of ION, and persons who own more than 10% of ION’s common stock, to file with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) initial statements of beneficial ownership on Form 3 and changes in such ownership on Forms 4 and 5. Based on our review of the copies of such reports, we believe that, with one exception, during 2008 our directors, executive officers and stockholders holding greater than 10% of our outstanding shares complied with all applicable filing requirements. A Form 4 for each of Mr. Sam K. Smith (who retired from our Board of Directors in August 2008) and Messrs. Lapeyre, Appelbaum and Myers reflecting a grant of ION stock on May 27, 2008 in lieu of payment of Board retainer fees was filed on July 29, 2008, due to an administrative error.
Board of Directors and Corporate Governance
     Governance Initiatives. We maintain a corporate governance program for the purpose of defining responsibilities, setting standards of professional and personal conduct and promoting compliance with these responsibilities and standards. We review our governance practices and update them, as appropriate, based upon Delaware law, rules and listing standards of the NYSE, SEC regulations, and practices recommended by our outside advisors.
     Some of our corporate governance initiatives include the following:
•	Our Board has affirmatively determined that eight of our nine directors meet the NYSE standard for independence. Robert P. Peebler is not independent under applicable standards because he is our current Chief Executive Officer and an employee of ION.

•	Our Audit Committee has at least one member who qualifies as a “financial expert” in accordance with Section 407 of the Sarbanes-Oxley Act of 2002.

•	All members of our Audit Committee, Governance Committee and Compensation Committee are independent.

•	Our independent directors meet in executive session at each regularly scheduled Board meeting without the presence of management. Each of our committees meets in executive session at each regularly scheduled meeting without the presence of management, and our Audit Committee meets in private session with representatives of our independent registered public accounting firm at least quarterly without the presence of management.

•	Every year, our management employees and senior finance and accounting employees affirm their compliance with our Code of Ethics and other principal compliance policies. New employees sign a written certification of compliance with these policies upon commencing employment.

•	The Board has adopted written Corporate Governance Guidelines to assist its members in fulfilling their responsibilities.

•	Board members are required to offer their resignation from the Board if they retire or materially change the position they held when they began serving as a director on the Board.

•	We comply with and operate in a manner consistent with regulations prohibiting loans to our directors and executive officers.

•	Members of our Disclosure Committee, consisting of management employees and senior finance and accounting employees, review all quarterly and annual reports before filing with the SEC.

•	We have a hotline and website available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting and auditing matters. The hotline and website are administered and monitored by an independent hotline monitoring company. The Board has adopted a policy and procedures for the receipt, retention and treatment of complaints and employee concerns received through the hotline or website. The policy is available on our website at http://www.iongeo.com/ content/released/Hotline_Policy-ION-Nov_5_2007.pdf.

•	On an annual basis, each director and named executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with ION in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

•	We have included as Exhibits 31.1 and 31.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC, certificates of our Chief Executive Officer and Chief Financial Officer, respectively, certifying as to the quality of our public disclosure. In addition, in 2008, we submitted to the NYSE a certificate of our Chief Executive Officer certifying that he is not aware of any violation by ION of the NYSE corporate governance listing standards.
     Code of Ethics. We require all employees to adhere to our Code of Ethics in addressing legal and ethical issues encountered in conducting their work. The Code of Ethics requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, promote full and accurate financial reporting, and otherwise act with integrity and in ION’s best interest. Our Code of Ethics applies to our directors and all employees, including our Chief Executive Officer and senior financial officers (our Chief Financial Officer, Controller, Treasurer and all other financial officers and executives).
     We have made our Code of Ethics, corporate governance guidelines, charters for the committees of our Board and other information that may be of interest to investors available on the Investor Relations section of our website at http://www.iongeo.com/Investor_Relations/ Corporate_Governance/. Copies of this information may also be obtained by writing to us at ION Geophysical Corporation, Attention: Senior Vice President, General Counsel and Corporate Secretary, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.
     Presiding Non-Management Director. Under NYSE corporate governance listing standards, James M. Lapeyre, Jr. has been designated as the presiding non-management director to lead non-management directors meetings of the Board. Our non-management directors meet at regularly scheduled executive sessions without management, over which Mr. Lapeyre presides.
     Communications to Board and Presiding Non-Management Director. Stockholders and other interested parties may communicate with the Board and our presiding non-management director or non-management independent directors as a group by writing to “Chairman of the Board” (if the intended recipient is the Board) or “Presiding Non-management Director” (if the intended recipient is the presiding non-management director, or the non-management directors as a whole), c/o Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Inquiries sent by mail will be reviewed by our Corporate Secretary and, if they pertain to the functions of the Board or Board committees or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient’s attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee.
     Our Corporate Secretary’s review of these communications will be performed with a view that the integrity of this process be preserved. For example, items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, will not be forwarded to those individuals. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded to them. Except for these types of items, the Corporate Secretary will promptly forward written communications to the intended recipient. Within the above guidelines, the independent directors have granted the Corporate Secretary discretion to decide what correspondence should be shared with ION management and independent directors.
     2008 Meetings of the Board and Stockholders. During 2008, the Board of Directors held 14 meetings and the four standing committees of the Board of Directors held a total of 20 meetings. Overall, the rate of attendance by each director at such meetings exceeded 96%. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served during 2008. We do not require our Board members to attend our Annual Meeting of Stockholders; however, three of our directors attended our 2008 Annual Meeting held in May 2008.

     Independence. In determining independence, each year the Board determines whether directors have any “material relationship” with ION. When assessing the “materiality” of a director’s relationship with ION, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to ION as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Factors that the Board may consider when determining independence for purposes of this determination include (1) not being a current employee of ION or having been employed by ION within the last three years; (2) not having an immediate family member who is, or who has been within the last three years, an executive officer of ION; (3) not personally receiving or having an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from ION other than director and committee fees; (4) not being employed or having an immediate family member employed within the last three years as an executive officer of another company of which any current executive officer of ION serves or has served, at the same time, on that company’s compensation committee; (5) not being an employee of or a current partner of, or having an immediate family member who is a current partner of, a firm that is ION’s internal or external auditor; (6) not having an immediate family member who is a current employee of such an audit firm who personally works on ION’s audit; (7) not being or having an immediate family member who was within the last three years a partner or employee of such an audit firm and who personally worked on ION’s audit within that time; (8) not being a current employee, or having an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, ION for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (9) not being an executive officer of a charitable organization to which, within the preceding three years, ION has made charitable contributions in any single fiscal year that has exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues.
     Our Board has affirmatively determined that none of our non-employee directors — James M. Lapeyre, Jr., Bruce S. Appelbaum, Theodore H. Elliott, Jr., G. Thomas Marsh, Franklin Myers, S. James Nelson, Jr., John N. Seitz and Nicholas G. Vlahakis — has a material relationship with ION within the meaning of the NYSE’s listing standards, and that each of them is independent from management and from our independent registered public accounting firm, as required by NYSE listing standard rules regarding director independence. See “ — Committees of the Board — Audit Committee” below.
     Our Chairman, Mr. Lapeyre, is an executive officer and significant shareholder of Laitram, L.L.C., a company with which ION has ongoing contractual relationships, and Mr. Lapeyre and Laitram together owned approximately 9.4% of our outstanding common stock as of February 20, 2009. Our Board has determined that these contractual relationships have not interfered with Mr. Lapeyre’s demonstrated independence from our management, and that the services performed by Laitram for ION are being provided at arm’s length in the ordinary course of business and substantially on the same terms to ION as those prevailing at the time from unrelated parties for comparable transactions. In addition, the services provided by Laitram to ION resulted in payments by ION to Laitram in an amount less than 2% of Laitram’s 2008 consolidated gross revenues. As a result of these factors, our Board has determined that Mr. Lapeyre, along with each of our other non-management directors, is independent within the meaning of the NYSE’s director independence standards. For an explanation of the contractual relationship between Laitram and ION, see “— Certain Transactions and Relationships” below.
Committees of the Board
     The Board of Directors has established four standing committees to facilitate and assist the Board in the execution of its responsibilities. The four standing committees are the Audit Committee, the Compensation Committee, the Governance Committee and the Finance Committee. The Governance Committee functions as the Board’s Nominating Committee. In addition, the Board establishes temporary special committees on an as-needed basis. The Audit Committee, Compensation Committee and Governance Committee are composed entirely of non-employee directors. The Finance Committee consists of three directors, two of whom are non-employee directors. During 2008, the Audit Committee met five times, the Compensation Committee met six times, the Governance Committee met seven times, and the Finance Committee met two times.
     The current members of the four standing committees of the Board of Directors are identified below.

	Compensation	Audit	Governance	Finance
Director	Committee	Committee	Committee	Committee
James M. Lapeyre, Jr.	*		**
Bruce S. Appelbaum, PhD		*
Theodore H. Elliott, Jr.		*
Franklin Myers	**		*	**
S. James Nelson, Jr.		**		**
Robert P. Peebler				*
John N. Seitz	*		*

*	Member

**	Chair
Audit Committee
     The Audit Committee is a separately-designated standing audit committee as defined in Section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees matters relating to financial reporting, internal controls, risk management and compliance. These responsibilities include appointing, overseeing, evaluating and approving the fees of our independent auditors, reviewing financial information that is provided to our stockholders and others, reviewing with management our system of internal controls and financial reporting process, and monitoring our compliance program and system.
     The Audit Committee operates under a written charter, which sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/audit_committee_charter_ion_march52008.pdf
     The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the definition of “independent” as established in the NYSE corporate governance listing standards. In addition, the Board of Directors has determined that Mr. Nelson, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations, and that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE and Rule 10A-3 under the Exchange Act.
     ION’s Corporate Governance Guidelines provide that no member of the Audit Committee may simultaneously serve on the audit committees of more than two other public companies unless the ION Board determines that such simultaneous service would not impair the ability of such director to effectively serve on ION’s Audit Committee.
Compensation Committee
     The Compensation Committee has responsibility for the compensation of our executive officers, including our chief executive officer, and the administration of our executive compensation and benefit plans. The Compensation Committee also has authority to retain or replace outside counsel, compensation and benefits consultants or other experts to provide it with independent advice, including the authority to approve the fees payable and any other terms of retention. All actions regarding executive officer compensation require Compensation Committee approval. The Compensation Committee completes a comprehensive review of all elements of compensation at least annually. If it is determined that any changes to any executive officer’s total compensation are necessary or appropriate, the Compensation Committee obtains such input from management as it determines to be necessary or appropriate. All compensation decisions with respect to executives other than the chief executive officer are determined in discussion with, and frequently based in part upon the recommendation of, the chief executive officer. The Compensation Committee makes all determinations with respect to the compensation of the chief executive officer, including, but not limited to, establishing performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been established, obtaining such input from the Committee’s independent compensation advisors as it deems necessary or appropriate.

     As part of its responsibility to administer our executive compensation plans and programs, the Compensation Committee, usually near the beginning of the calendar year, establishes the parameters of the annual incentive plan awards, including establishing the performance goals relative to our performance that will be applicable to such awards and the similar awards for our other senior executives. It also reviews our performance against the objectives established for awards payable in respect of the prior calendar year, and confirms the extent, if any, to which such objectives have been obtained, and the amounts payable to each of our executive officers in respect of such achievement.
     The Compensation Committee also determines the appropriate level and type of awards, if any, to be granted to each of our executive officers pursuant to our equity compensation plan, and approves the total annual grants to other key employees, to be granted in accordance with a delegation of authority to our corporate human resources officer.
     The Compensation Committee reviews, and has the authority to recommend to the Board for adoption, any new executive compensation or benefit plans that are determined to be appropriate for adoption by ION, including those that are not otherwise subject to the approval of our stockholders. It reviews any contracts or other transactions with current or former elected officers of the corporation. In connection with the review of any such proposed plan or contract, the Compensation Committee may seek from its independent advisors such advice, counsel and information as it determines to be appropriate in the conduct of such review. The Compensation Committee will direct such outside advisors as to the information it requires in connection with any such review, including data regarding competitive practices among the companies with which ION generally compares itself for compensation purposes.
     The Compensation Committee operates pursuant to a written charter that sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/comp_ committee_charterionfeb_2008.pdf. The Board of Directors has determined that each member of the Compensation Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.
Compensation Committee Interlocks and Insider Participation
     The members of the Compensation Committee are Franklin Myers (Chairman), James M. Lapeyre, Jr. and John N. Seitz. No member of the Committee is, or was during 2007, an officer or employee of ION. Mr. Sam K. Smith (who was a member of the Compensation Committee until his retirement from the Board in August 2008) was formerly an officer of ION, serving as our interim Chief Executive Officer from 1999 to 2000. Mr. Lapeyre is President and Chief Executive Officer and a significant equity owner of Laitram, L.L.C, which has had a business relationship with ION since 1999 that continued into 2008. During 2008, we paid Laitram and its affiliates a total of approximately $4.3 million, which consisted of approximately $3.4 million for manufacturing services, $800,000 for rent and other pass-through third party facilities charges, and $100,000 for other services. See “ — Certain Transactions and Relationships” below. During 2008:
•	No executive officer of ION served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of ION;

•	No executive officer of ION served as a director of another entity, one of whose executive officers served on the Compensation Committee of ION; and

•	No executive officer of ION served as a member of the compensation committee of another entity, one of whose executive officers served as a director of ION.
Governance Committee
     The Governance Committee functions as the Board’s nominating and corporate governance committee and advises the Board of Directors with regard to matters relating to governance practices and policies, management succession, and composition and operation of the Board and its committees, including reviewing potential candidates for membership on the Board and recommending to the Board nominees for election as directors of ION. In addition, the Governance Committee reviews annually with the full Board and our Chief Executive Officer the succession plans for senior executive officers and makes recommendations to the Board regarding the selection of individuals to occupy these positions.

     In identifying and selecting new director candidates, the Governance Committee considers the Board’s current and anticipated strengths and needs and a candidate’s experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the company’s business environment, willingness to devote adequate time and effort to Board responsibilities, and other relevant factors. The Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects that qualified candidates will have ample experience and a proven record of business success and leadership. The committee also seeks an appropriate balance of experience and expertise in accounting and finance, technology, management, international business, compensation, corporate governance, strategy, industry knowledge and general business matters. The Governance Committee may rely on various sources to identify potential director nominees, including input from directors, management and others the committee feels are reliable, and professional search firms. During 2008, the Governance Committee engaged a search firm to assist it in identifying and facilitating the screening and interview process of candidates for director to replace Mr. Sam K. Smith, who retired from the Board in August 2008. In December 2008, upon the recommendation of the Governance Committee, Messrs. Marsh and Vlahakis were appointed to the Board as new directors.
     The Governance Committee will consider recommendations for director nominations made by a stockholder or other sources (including self-nominees) on the same basis as other candidates. For consideration by the Governance Committee, a recommendation of a candidate must be submitted in writing to the Governance Committee in care of our Corporate Secretary at our principal executive offices. The submission must include sufficient details regarding the qualifications of the potential candidate. In general, nominees for election should possess (1) the highest level of integrity and ethical character, (2) strong personal and professional reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board.
     Also, our Bylaws permit stockholders to nominate individuals for director for consideration at an annual stockholders’ meeting. A proper director nomination may be considered at ION’s 2010 Annual Meeting only if the proposal for nomination is received by ION not later than December 24, 2009. All nominations should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.
     The Governance Committee operates pursuant to a written charter, which sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/Governance_Committee_Charter-ION.pdf. The Board of Directors has determined that each member of the Governance Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.
Finance Committee
     The Finance Committee has responsibility for overseeing all areas of corporate finance for ION. The Finance Committee is responsible for reviewing with ION management, and has the power and authority to approve on behalf of the Board, ION’s strategies, plans, policies and actions related to corporate finance, including, but not limited to, (a) capital structure plans and strategies and specific equity or debt financings, (b) capital expenditure plans and strategies and specific capital projects, (c) strategic and financial investment plans and strategies and specific investments, (d) cash management plans and strategies and activities relating to cash flow, cash accounts, working capital, cash investments and treasury activities, including the establishment and maintenance of bank, investment and brokerage accounts, (e) financial aspects of insurance and risk management, (f) tax planning and compliance, (g) dividend policy, (h) plans and strategies for managing foreign currency exchange exposure and other exposures to economic risks, including plans and strategies with respect to the use of derivatives, and (i) reviewing and making recommendations to the Board with respect to any proposal by ION to divest any asset, investment, real or personal property, or business interest if such divestiture is required to be approved by the Board. The Finance Committee does not have oversight responsibility with respect to ION’s financial reporting, which is the responsibility of the Audit Committee.

     The Finance Committee operates pursuant to a written charter that sets forth the functions and responsibilities of the committee. A copy of the charter can be obtained by writing to us at ION Geophysical Corporation, Attention: Corporate Secretary, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. The Board of Directors has determined that a majority of the members of the Finance Committee (including its co-Chairmen) satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.
Stock Ownership Requirements
     The Board adopted stock ownership requirements for ION’s directors effective January 2006 and revised the requirements effective January 2009. The Board adopted these requirements in order to align the economic interests of the directors with those of our stockholders and further focus our emphasis on enhancing stockholder value. Under these requirements, each non-employee director is expected to own at least 36,000 shares of ION stock. New and current directors will have three years to increase the director’s ownership of ION stock to satisfy the requirements. The stock ownership requirements are subject to modification by the Board in its discretion. The Board has also adopted stock ownership requirements for senior management of ION. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Stock Ownership Requirements; Hedging Policy” below.
     The Governance Committee and the Board regularly review and evaluate ION’s directors’ compensation program on the basis of current and emerging compensation practices for directors, emerging legal, regulatory and corporate compliance developments and comparisons with director compensation programs of other similarly-situated public companies.
Certain Transactions and Relationships
     Mr. Lapeyre is the President and Chief Executive Officer and a significant equity owner of Laitram, L.L.C. and has served as President of Laitram and its predecessors since 1989. Laitram is a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts. Mr. Lapeyre and Laitram together owned approximately 9.4% of our outstanding common stock as of February 20, 2009.
     We acquired DigiCourse, Inc., our marine positioning products business, from Laitram in 1998 and renamed it I/O Marine Systems, Inc. In connection with that acquisition, we entered into a Continued Services Agreement with Laitram under which Laitram agreed to provide us with certain accounting, software, manufacturing and maintenance services. Manufacturing services consist primarily of machining of parts for our marine positioning systems. The term of this written agreement expired in September 2001 but we and Laitram continue to operate under its terms. In addition, when we have requested, the legal staff of Laitram has advised us on certain intellectual property matters with regard to our marine positioning systems. Under a Lease of Commercial Property dated February 1, 2006, between Lapeyre Properties, L.L.C. (an affiliate of Laitram) and I/O Marine Systems, Inc., we agreed to lease certain office and warehouse space from Lapeyre Properties until January 2011. During 2008, we paid Laitram and its affiliates a total of approximately $4.3 million, which consisted of approximately $3.4 million for manufacturing services, $800,000 for rent and other pass-through third party facilities charges, and $100,000 for other services. For the 2007 and 2006 fiscal years, we paid Laitram and its affiliates a total of approximately $4.9 million and $3.6 million, respectively, for these services. In the opinion of our management, the terms of these services are fair and reasonable and as favorable to us as those that could have been obtained from unrelated third parties at the time of their performance.
Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons
     The Board of Directors of ION has established the following policy and procedures to be followed prior to any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, between ION and a Related Party (as defined below) where the aggregate amount involved is expected to exceed $120,000 in any calendar year (“Related Party Transactions”):
1.	Policy. The Governance Committee of the Board should review the material facts of any Related Party Transaction and approve or ratify the transaction. In making its determination to approve or ratify, the Governance Committee should consider such factors as (i) the extent of the Related Party’s interest in the Related Party Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Party Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to ION, and (v) the aggregate value of the Related Party Transaction.
2.	Pre-Approval. The Governance Committee has reviewed the types of Related Party Transactions described below in “Standing Pre-Approval for Certain Related Party Transactions” and determined that each of the Related Party Transactions described therein are deemed to be pre-approved or ratified (as applicable) by the Governance Committee under the terms of this policy. In addition, the Board of Directors has delegated to the Chairman of the Governance Committee the authority to pre-approve or ratify (as applicable) any Related Party Transaction in which the aggregate amount involved is expected to be less than $1 million.

3.	Related Party. For purposes of this policy and procedure, “Related Party” means:
a.	Any person who is or was an executive officer, director or nominee for election as a director (since the beginning of the last fiscal year); or

b.	Any person or group who is a greater-than-5% beneficial owner of ION voting securities; or

c.	Any immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in the home of an executive officer, director or nominee for election as a director (other than a tenant or employee).
4.	No Approval by Related Party. No director of ION may engage in any Board or Governance Committee approval of any Related Party Transaction in which he or she is a Related Party; provided, however, that such director must provide to the Board all material information reasonably requested concerning the Related Party Transaction.

5.	On-Going Transactions. If a Related Party Transaction is ongoing for a significant period of time beyond the initial approval or ratification, the Governance Committee should periodically review and assess the Related Party Transaction to confirm that the Related Party Transaction remains appropriate.

6.	Existing Transactions. In conjunction with implementing this policy and procedure, the Governance Committee shall review any existing Related Party Transactions entered into during the last fiscal year and make a determination whether to ratify or rescind such transaction.

7.	Standing Pre-Approval for Certain Related Party Transactions. The Governance Committee has reviewed the types of Related Party Transactions described below and determined that each of the following types of Related Party Transactions shall be deemed to be pre-approved by the Committee, even if the aggregate amount involved will exceed $120,000:
a.	Employment of executive officers. Any employment by ION of an executive officer of ION.

b.	Director compensation. Any compensation paid to a director in his or her capacity as a director.

c.	Certain transactions with other companies. Any transaction with another company at which a Related Person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. Also, any transactions involving accounting, software, manufacturing, legal, lease, maintenance and other services with Laitram, L.L.C. as provided in the Continued Services Agreement between ION and Laitram, the Lease of Commercial Property dated February 1, 2006, between Lapeyre Properties L.L.C. (an affiliate of Laitram) and I/O Marine Systems, Inc. or any other agreement or arrangement with Laitram or its affiliates; provided that such services are consistent with the general types of services provided by Laitram and its affiliates to ION in the past and provided further that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of Laitram’s total annual revenues.
d.	Certain ION charitable contributions. Any charitable contribution, grant or endowment by ION to a charitable organization, foundation or university at which a Related Person’s only relationship is as a volunteer, an employee (other than an executive officer) or a director, regent or similar position, if the aggregate amount involved does not exceed the greater of $100,000 or 2% of the charitable organization’s total annual receipts.

e.	Transactions where all shareholders receive proportional benefits. Any transaction where the Related Person’s interest arises solely from the ownership of ION’s common stock and all holders of ION’s common stock received the same benefit on a pro rata basis (e.g., dividends).

f.	Transactions involving competitive bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

g.	Regulated transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

h.	Certain banking-related services. Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
8.	Code of Ethics. No approval or ratification of a transaction hereunder shall be deemed to satisfy or supersede the requirements of ION’s Code of Ethics applicable to any Related Person and to the extent applicable, any transactions subject to this policy shall also be considered in light of the requirements set forth in that document.
EXECUTIVE OFFICERS
     Our current executive officers are as follows:

Name	Age	Position with ION
Robert P. Peebler	61	Chief Executive Officer and Director
James R. Hollis	48	President and Chief Operating Officer
R. Brian Hanson	44	Executive Vice President and Chief Financial Officer
Teng Beng Koid	45	Executive Vice President, Global Business Development
Christopher M. Friedemann	44	Senior Vice President, Corporate Marketing
David L. Roland	47	Senior Vice President, General Counsel and Corporate Secretary
Michael L. Morrison	38	Vice President and Corporate Controller
     For a description of the business background of Mr. Peebler, see “Item 1— Election of Directors — Class III Incumbent Directors — Term Expiring In 2011” above.
     Mr. Hollis has been our President and Chief Operating Officer since December 2008. Prior to December 2008, Mr. Hollis had been the Executive Vice President and Chief Operating Officer of ION Solutions since the division’s formation in January 2007. Prior to leading ION Solutions, Mr. Hollis served as Vice President, New Ventures — FireFly beginning in November 2005 and Vice President — Land Imaging Systems beginning in November 2003. Mr. Hollis joined ION in July 2003 as Business Unit Manager — Land Surface Systems. Prior to joining ION, Mr. Hollis served in various positions at Landmark Graphics, a provider of workstation-based software for oil and gas exploration and production, most recently as General Manager — Exploration and Development Solutions. Mr. Hollis joined Landmark Graphics when Landmark acquired Western Atlas Software in 1996. Mr. Hollis managed the Seismic Modeling Software product line for Western Atlas. Mr. Hollis joined Western Atlas in 1993 when Western Atlas acquired Sierra Geophysics in 1993, where Mr. Hollis led the depth imaging and velocity modeling support and consulting services. Mr. Hollis holds a Bachelor of Science degree in Geophysics from the University of California, Santa Barbara and a Master of Science degree in Geophysics from the University of Utah.
     Mr. Hanson has been our Executive Vice President and Chief Financial Officer since May 2006. Prior to joining ION, Mr. Hanson served as the Executive Vice President and Chief Financial Officer of Alliance Imaging, Inc., a NYSE-listed provider of diagnostic imaging services to hospitals and other healthcare providers, from July 2004 until November 2005. From 1998 to 2003, Mr. Hanson held a variety of positions at Fisher Scientific International, Inc., a NYSE-listed manufacturer and supplier of scientific and healthcare products and services, including Vice President Finance of the Healthcare group from 1998 to 2002 and Chief Operating Officer from 2002 to 2003. From 1986 until 1998, Mr. Hanson served in various positions with Culligan Water Conditioning, an international manufacturer of water treatment products and producer and retailer of bottled water products, most recently as Vice President of Finance and Chief Financial Officer. Mr. Hanson received a Bachelors degree in engineering from the University of New Brunswick and a Master of Business Administration degree from Concordia University in Montreal.
     Mr. Koid has been our Executive Vice President, Global Business Development since December 2008. Mr. Koid joined ION in 2004 as Vice President of Business Development and in October 2007 became Executive Vice President and Chief Operating Officer for Global Business Development. Prior to joining ION, Mr. Koid had served as Vice President of Strategic Accounts at Halliburton Company, a provider of products and services to the petroleum and energy industries, beginning in January 2004. Prior to that position, Mr. Koid held a variety of positions at Landmark, a division of Halliburton providing workstation-based software for oil and gas exploration and production, including Vice President of Asset Performance Consulting, Vice President of Global Business Development, and Region Vice President for Asia Pacific. Prior to joining Landmark, Mr. Koid was a senior manager for IBM, specializing in the oil and gas industry. Mr. Koid graduated with Honors from the University Science Malaysia with a Bachelor degree in Computer Science and holds a Master of Business Administration degree from Bath University.
     Mr. Friedemann joined ION in August 2003 as our Vice President — Commercial Development and became our Senior Vice President — Corporate Marketing in January 2007. Mr. Friedemann’s accountabilities encompass corporate marketing, strategic planning and corporate development. Before joining ION, Mr. Friedemann served as the Managing Director of RiverBend Associates, a privately-held management consulting firm based in Texas. Prior to founding RiverBend in January 2002, he served as President of Tradeum, a venture-backed software company that was sold to VerticalNet in April 2000, at which time Mr. Friedemann assumed the role of Managing Director-Europe. Before joining Tradeum in January 2000, Mr. Friedemann was Principal and Partner at the management consulting firm McKinsey & Company. Mr. Friedemann also has experience as a Senior Reservoir Engineer with Exxon, in field operations with Unocal and in energy merchant banking with Bankers Trust. Mr. Friedemann holds a Bachelor of Science degree with Distinction in Petroleum Engineering from Stanford University and a Master of Business Administration degree from Stanford’s Graduate School of Business.
     Mr. Roland joined ION as Vice President, General Counsel and Corporate Secretary in April 2004 and became a Senior Vice President in January 2007. Prior to joining ION, Mr. Roland held several positions within the legal department of Enron Corp., a multi-national energy trading and infrastructure development business, most recently as Vice President and Assistant General Counsel. Prior to joining Enron in 1998, Mr. Roland was an attorney with Caltex Corporation, an international oil and gas marketing and refining company. Mr. Roland was an attorney with the law firm of Gardere & Wynne (now Gardere Wynne Sewell LLP) from 1988 until 1994, when he joined Caltex. Mr. Roland holds a Bachelor of Business Administration degree from the University of Houston and a Juris Doctorate degree with Distinction from St. Mary’s University.
     Mr. Morrison joined ION in June 2002 as our Assistant Controller, became our Controller and Director of Accounting in November 2002 and Vice President and Corporate Controller in January 2007. Prior to joining ION, Mr. Morrison held several positions at Enron Corp., most recently as Director of Transaction Support. Mr. Morrison had held a variety of positions at Deloitte & Touche, LLP, a public accounting firm, from January 1994 until he joined Enron in June 2000. Mr. Morrison holds a Bachelor of Business Administration degree in Accounting from Texas A&M University.

EXECUTIVE COMPENSATION
Introductory note: The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our annual report on Form 10-K for the year ended December 31, 2008. In this discussion, the terms “ION,” “we,” “our” and “us” refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
Compensation Discussion and Analysis
     This Compensation Discussion and Analysis provides an overview of the Compensation Committee of our Board of Directors, a discussion of the background and objectives of our compensation programs for our senior executives, and a discussion of all material elements of the compensation of each of the executive officers identified in the following table, whom we refer to as our named executive officers:

Name	Title

Robert P. Peebler	Chief Executive Officer and Director (our principal executive officer)

James R. Hollis	President and Chief Operating Officer

R. Brian Hanson	Executive Vice President and Chief Financial Officer (our principal financial officer)

Teng Beng Koid	Executive Vice President, Global Business Development

Christopher M. Friedemann	Senior Vice President, Corporate Marketing

Charles J. Ledet	Former Executive Vice President and Chief Operating Officer, ION Systems (Mr. Ledet’s employment with ION ended on December 1, 2008)
Introduction/Corporate Governance
Compensation Committee
     The Compensation Committee of our Board of Directors reviews and approves, or recommends to the Board for approval, all salary and other remuneration for our executive officers and oversees matters relating to our employee compensation and benefit programs. The Committee is composed of the following directors:
Franklin Myers, Chairman
James M. Lapeyre, Jr.
John N. Seitz
     No member of the Committee is an employee of ION. The Board of Directors has determined that each member of the Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.
     The Committee operates pursuant to a written charter that sets forth its functions and responsibilities. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/comp_committee_charterionfeb _2008.pdf. The Chairman of the Committee is in charge of the Committee’s meeting agendas and, with the assistance of our Corporate Secretary, establishes the Committee’s meetings and calendar. For a description of the responsibilities of the Compensation Committee, see “Item 1. — Election of Directors — Committees of the Board — Compensation Committee” above.
Compensation Consultants
     Each year from 2005 to 2008, the Compensation Committee has retained Towers Perrin as its independent compensation advisor to advise the Committee on our compensation practices and to assist in developing and implementing our executive compensation program and philosophy. Towers Perrin evaluated our long-term incentive strategy and our stock plans, analyzed our outstanding stock options, restricted stock and other stock-based awards, and provided the Committee with recommendations on our overall long-term incentive strategy and the number of shares to propose to add to our stock plans for future grants to employees and directors, which the Committee and the Board of Directors later approved. In addition, the firm provided the Committee with a summary of changes to disclosure requirements related to executive officer and director compensation. At the request of the Committee, the firm also performed an analysis of competitive compensation levels for our Chief Executive Officer. During 2008, the Governance Committee of our Board retained Hewitt Associates to perform an analysis of prevailing industry compensation levels for our directors. During the first quarter of 2009, the Compensation Committee engaged Performensation Consulting, an equity compensation consultant, to assist the company and the Compensation Committee in designing a proposed new employee stock purchase plan and a plan to permit our current employees to exchange outstanding stock options having exercise prices substantially above the current market price of our common stock, and receive shares of our common stock. During 2008 and the first quarter of 2009, none of Towers Perrin, Hewitt Associates or Performensation Consulting advised our company or our executive officers on matters outside of these engagements by the Board or its committees.
Role of Management in Establishing and Awarding Compensation
     On an annual basis, our Chief Executive Officer, with the assistance of our Human Resources department, recommends to the Compensation Committee any proposed increases in base salary, bonus payments and equity awards for our executive officers other than himself. No executive officer is involved in determining his own salary increase, bonus payment or equity award. When making officer compensation recommendations, our Chief Executive Officer takes into consideration compensation benchmarks, which include industry standards for similar sized organizations serving similar markets, as well as comparable positions, the level of inherent importance and risk associated with the position and function, and the executive’s job performance over the previous year. See “— Objectives of Our Executive Compensation Programs — Benchmarking” and “— Elements of Compensation — Base Salary” below.
     Our Chief Executive Officer, with the assistance of our Human Resources department and input from our executive officers and other members of senior management, also formulates and proposes to the Compensation Committee an employee bonus incentive plan for the ensuing year. For a description of our process for formulating the employee bonus incentive plan and the factors that we consider, see “— Elements of Compensation — Annual Incentive Compensation” below.
     The Committee reviews and approves all compensation and awards to executive officers and all bonus incentive plans. With respect to equity compensation awarded to employees other than executive officers, the Compensation Committee reviews and approves all grants of restricted stock and stock options above 5,000 shares, generally based upon the recommendation of the Chief Executive Officer, and has delegated option and restricted stock granting authority to the Chief Executive Officer for grants to non-executive officers of up to 5,000 shares. Our Chief Executive Officer provides a report to the Compensation Committee of all options and restricted stock awarded by him under this delegated authority.
     On its own initiative, at least once a year, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and, following discussions with the Chief Executive Officer and other members of the Board of Directors, establishes his compensation level. Where it deems appropriate, the Compensation Committee will also consider market compensation information from Towers Perrin or other independent sources. See “— Objectives of Our Executive Compensation Programs — Benchmarking” below.

     Certain members of our senior management generally attend most meetings of the Compensation Committee, including our Chief Executive Officer, our President, our Senior Vice President — Global Human Resources, and our General Counsel/Corporate Secretary. However, no member of management votes on items before the Compensation Committee. The Compensation Committee and Board of Directors do solicit the views of our Chief Executive Officer on compensation matters, particularly as they relate to the compensation of the other named executive officers and the other members of senior management reporting to the Chief Executive Officer. The Committee often conducts an executive session during each meeting, during which members of management are not present.
Compensation Committee Activity
     During 2008, the Compensation Committee met in person or by conference call six times. In three of those meetings, the Committee also met in executive session with no members of management present. All members of the Committee participated in all meetings. In addition to the six meetings mentioned above, the Committee took action by unanimous written consent, as permitted under Delaware law and our Bylaws, five times during 2008, primarily to approve individual non-executive employee grants of restricted stock and stock options. We believe that each of these individual grants made by unanimous written consent of the Committee complied with the applicable grant date requirements under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”).
     During 2008 and the first quarter of 2009, the Committee took the following actions:
•	Reviewed the 2008 and 2009 employee bonus plans submitted by our Chief Executive Officer and approved each plan after making desired revisions.

•	Considered and approved employee bonus awards payable under our 2007 and 2008 bonus plans and discretionary bonus awards for certain employees in recognition of their performance during 2007 and 2008.

•	Engaged Towers Perrin for:
•	an analysis of our 2008 long-term incentive strategy, our stock plans and our outstanding stock options, restricted stock and other stock-based awards, and

•	a recommendation on our strategy and the number of shares to propose to add to our stock plans in 2008 for future grants to employees and directors.
•	Engaged Hewitt Associates for:
•	an analysis of our 2009 long-term incentive strategy, our stock plans and our outstanding stock options, restricted stock and other stock-based awards, and

•	a recommendation on our strategy in 2009 with regards to future grants to employees and directors.
•	Engaged Performensation Consulting to assist in designing a new employee stock purchase plan (which we and the Committee decided not to pursue for 2009) and the Replenishment Program.

•	Approved amendments to our 2004 Long-Term Incentive Plan, as recommended by Towers Perrin in 2008, to increase the number of shares available for grant to employees and directors under the plan and recommended the proposed amendments to our Board to be submitted to our stockholders for approval at our 2008 annual stockholders’ meeting.

•	Participated in the Board review of the succession plan for our Chief Executive Officer and other key members of senior management.

•	Considered and approved annual base salary increases for individual executive officers and the overall percentage of annual base salary increase applicable to our employees as a whole.

•	Considered and approved annual employee stock option and restricted stock awards, including awards for individual executive officers.

•	Approved certain amendments to the employment agreements of our Chief Executive Officer and Chief Financial Officer for review by the Board and approved an employment agreement for our President and Chief Operating Officer for review by the Board.

•	Reviewed and recommended to the Board for approval a stock appreciation rights plan.

•	Approved grants of restricted stock, stock options, restricted stock units and stock appreciation rights to various employees.

•	Considered and approved, subject to stockholder approval, the Replenishment Program, which will permit certain of our current employees to exchange certain outstanding stock options having exercise prices substantially above the current market price of our common stock, and receive shares of our common stock. For more information on this proposed program, please refer to “Item 2 — Approval of an Employee Equity Replenishment Program” of this proxy statement.

•	Reviewed and discussed with management this Compensation Discussion and Analysis.
Objectives of Our Executive Compensation Programs
General Compensation Philosophy and Policy
     Through our compensation programs, we seek to achieve the following general goals:
•	attract and retain qualified and productive executive officers and key employees by providing total compensation competitive with that of other executives and key employees employed by companies of similar size, complexity and industry of business;

•	encourage our executives and key employees to achieve strong financial and operational performance;

•	offer performance-based compensation to create meaningful links between corporate performance, individual performance and financial rewards;

•	align the interests of our executives with those of our stockholders by providing a significant portion of total pay in the form of stock-based incentives;

•	encourage long-term commitment to our company; and

•	limit corporate perquisites to seek to avoid perceptions both within and outside of our company of “soft” compensation.
     Our governing principles in establishing executive compensation have been:
     Long-Term and At-Risk Focus. Premium compensation opportunities should be composed of long-term, at-risk pay to focus our management on the long-term interests of our company. Base salary, annual incentives and employee benefits should be at competitive levels when compared to similarly-situated companies.
     Equity Orientation. Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and stockholder interests.

     Competitive. We emphasize total compensation opportunities consistent on average with our peer group of companies. Competitiveness of annual base pay and annual incentives is independent of stock performance. However, overall competitiveness of total compensation is generally contingent on long-term, stock-based compensation programs.
     Focus on Total Compensation. In making decisions with respect to any element of an executive officer’s compensation, the Committee obtains information on and considers the total compensation that may be awarded to the executive officer, including salary, annual bonus and long-term incentive compensation. These total compensation reports are prepared by our Human Resources department and present the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary, past bonus and eligibility for future bonus), equity awards and other compensation. The overall purpose of these total compensation reports is to bring together, in one place, all of the elements of actual and potential compensation of our named executive officers, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. In its most recent review of total compensation reports, the Committee determined that annual compensation amounts for our Chief Executive Officer and our other named executive officers remained generally consistent with the Committee’s expectations. However, the Committee reserves the right to make changes that it believes are warranted. For example, in 2007 the Committee decided that the equity compensation mix for our Chief Executive Officer needed to achieve a better balance between restricted stock and stock options by adjusting on a going-forward basis to include a combination of restricted stock and stock options rather than solely stock options (as in 2003) or solely restricted stock (as in 2006).
     More recently, in April 2009, the Committee approved and the company implemented an employee base salary reduction program, including reductions to base salaries for the named executive officers, to reduce company operating costs during the recent market downturn resulting from the economic recession and decline in oil and gas prices. As a result of the market downturn, our stock price has declined to historic low levels, resulting in our employees holding stock options with exercise prices that greatly exceed both the current market price of ION common stock and the average market price of our stock over the prior 12 months. The Committee has recognized that these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide. As a result, the Board and the Committee have proposed and recommended that the company’s stockholders approve the Replenishment Program, which will permit certain of our current employees to exchange certain outstanding stock options having exercise prices substantially above the current market price of our common stock, and receive shares of our common stock. For more information on this proposed program, please refer to “Item 2 — Approval of an Employee Equity Replenishment Program” of this proxy statement.
     Internal Pay Equity. Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to our company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at other companies (discussed below) is helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for our company to achieve our corporate objectives. Each year our Human Resources department reports to the Compensation Committee the total compensation paid to our Chief Executive Officer and all other senior executives, which includes a comparison for internal pay equity purposes. Over time there have been variations in the comparative levels of compensation of executive officers and changes in the overall composition of the management team and the overall accountabilities of the individual executive officers; however, we and the Committee are satisfied that total compensation received by executive officers reflects an appropriate differential for executive compensation.
     These principles apply to compensation policies for all of our executive officers and key employees. We do not follow the principles in a mechanistic fashion; rather, we apply experience and judgment in determining the appropriate mix of compensation for each individual. This judgment also involves periodic review of discernible measures to determine the progress each individual is making toward agreed-upon goals and objectives.
Benchmarking

     When making compensation decisions, we also look at the compensation of our Chief Executive Officer and other executive officers relative to the compensation paid to similarly-situated executives at companies that we consider to be our industry and market peers — a practice often referred to as “benchmarking.” We believe, however, that a benchmark should be just that — a point of reference for measurement — but not the determinative factor for our executives’ compensation. The purpose of the comparison is not to supplant the analyses of internal pay equity, total wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Because the comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains, the Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.
     At least once each year, generally in or around August, our Human Resources department, under the oversight of the Compensation Committee, reviews data from market surveys, independent consultants and other sources to assess our competitive position with respect to base salary, annual incentives and long-term incentive compensation.
     When reviewing compensation data in 2008, we utilized data primarily from Radford salary surveys, the Mercer Global Planning Report 2009 and the WorldatWork 2007 — 2008 Salary Budget Survey. The survey information from these three resources covered a broad range of industries and companies. For example, the WorldatWork Salary Budget Survey covers 2,800 participating organizations. When reviewing compensation data in 2006 with regard to the compensation of our Chief Executive Officer, the Compensation Committee engaged Towers Perrin to perform a marketplace compensation analysis. In the study, the firm presented data to the Committee from the Towers Perrin 2005 Energy Industry Incentive Survey, the Mercer Human Resource Consulting 2005 Energy Compensation Survey and a proxy compensation analysis for the Chief Executive Officer position among a group of ten industry peer companies. These industry peer companies were:

Global Industries Ltd.	OYO Geospace Corp.
Horizon Offshore Inc.	TETRA Technologies Inc.
Cal Dive International Inc.	Veritas DGC Inc.
Intergraph Corp.	Grant Prideco Inc.
Oceaneering International Inc.	Oil States International Inc.
     When determining compensation for Mr. Hollis when he was promoted to President and Chief Operating Officer in December 2008, we utilized data primarily from the Oilfield Manufacturing & Services Industry (OFMS) Executive Survey and executive surveys from Radford, Mercer and Towers Perrin. The OFMS survey compiles survey results and/or proxy compensation data from the following oilfield services companies:

Baker Hughes Incorporated	Hydril Company LP
Bristow Group Inc.	ION Geophysical Corporation
Complete Production Services, Inc.	National Oilwell Varco, Inc.
Cameron International Corporation	Newpark Resources, Inc.
Core Laboratories	Oil States International Inc.
ENSCO, Inc.	Pride International, Inc.
FMC Technologies, Inc.	Rowan Companies, Inc.
GlobalSantaFe (now Transocean Inc.)	Smith International, Inc.
Gulfmark Offshore, Inc.	TIW Corporation
Halliburton Company	VetcoGray
Hanover Compressor (now Exterran)	Warren Equipment Company
     The overall results of the Towers Perrin analysis (with regard to Chief Executive Officer compensation) and the consulting firm surveys (with regard to compensation for all other levels within our company) provide the starting point for our compensation analysis. We believe that the surveys and the Towers Perrin analysis contain relevant compensation information from companies that are representative of the sector in which we operate, have relative size as measured by market capitalization, and experience relative complexity in the business and the executives’ roles and responsibilities.
     Beyond the report and survey numbers, we look extensively at a number of other factors, including our estimates of the compensation at our most comparable competitors and other companies that were closest to our company in size, profitability and complexity. We also consider an individual’s current performance, the level of corporate responsibility, and the employee’s skills and experience, collectively, in making compensation decisions.
     In the case of our Chief Executive Officer and some of our other executive officers, we also consider our company’s performance during the person’s tenure, and the anticipated level of difficulty of replacing the person with someone of comparable experience and skill. When we hired R. Brian Hanson as our new Executive Vice President/Chief Financial Officer in May 2006, for example, we based our total compensation ranges for the position primarily on our direct experience and observations regarding competitive compensation packages for candidates possessing requisite levels of senior executive-level financial management experience, expertise and achievement.
     In addition to our periodic review of compensation, we also regularly monitor market conditions and will adjust compensation levels from time to time as necessary to remain competitive and retain our most valuable employees. When we experience a significant level of competition for retaining current employees or hiring new employees, we will typically reevaluate our compensation levels within that employee group in order to ensure our competitiveness.
Elements of Compensation
     The primary components of our compensation are:
•	base salary;

•	performance-based annual incentive compensation; and

•	long-term equity-based incentive compensation, such as stock options, restricted stock, restricted stock units and stock appreciation rights.
     Below is a summary of each component:
Base Salary
     General. The general purpose of base salary for our executive officers is to create a base of cash compensation for the officer that is consistent on average with the range of base salaries for executives in similar positions and with similar responsibilities at comparable companies. In addition to salary norms for persons in comparable positions at comparable companies, base salary amounts may also reflect the nature and scope of responsibility of the position, the expertise of the individual employee and the competitiveness of the market for the employee’s services. Base salaries of executives other than our Chief Executive Officer may also reflect our Chief Executive Officer’s evaluation of the individual executive officer’s job performance. As a result, the base salary level for each individual may be above or below the target market value for the position. The Compensation Committee also recognizes that the Chief Executive Officer’s compensation should reflect the greater policy- and decision-making authority that he holds and the higher level of responsibility he has with respect to our strategic direction and our financial and operating results. At December 31, 2008, our Chief Executive Officer’s annual base salary was 49% higher than the annual base salary for the next highest-paid executive officer. In addition, minimum base salaries for certain of our executive officers are determined by employment agreements with these officers.
     Base salary is designed to provide an income level that is comparable to the income of executives in similar positions and with similar responsibilities at comparable companies. The base salaries for our executives reflect levels that we have concluded were appropriate based upon our general experience and market data. We do not intend for base salaries to be the vehicle for long-term capital and value accumulation for our executives.
     2008 Actions. Base salaries are reviewed at least annually and may also be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities and changes in responsibilities, performance and contribution to ION, experience, impact on total compensation, relationship of compensation to other ION officers and employees, and changes in market levels. Salary increases for executive officers do not follow a preset schedule or formula but do take into account changes in the market and individual circumstances. In 2008, base salary levels were reviewed and adjusted during August and September.
     Below is a summary of actions taken during 2008 with respect to base salaries of the named executive officers:

Named Executive Officer	Action

Robert P. Peebler	During 2008, CEO compensation surveys from Radford and Towers Perrin indicated that the 50th percentile for CEO base salary for the companies included in these surveys was an average of $620,000. Based on the results of the reports, and in recognition of our performance to date and Mr. Peebler’s unique experience, expertise, and capabilities, in September 2008 the Compensation Committee increased Mr. Peebler’s annual base salary from $525,000 to $575,000.

R. Brian Hanson	During 2008, CFO compensation surveys from Radford indicated that the 50th percentile for CFO base salary for the companies included in these surveys was $335,076. Based on the results of the reports, in September 2008 the Compensation Committee increased Mr. Hanson’s annual base salary from $300,000 to $327,000.

James R. Hollis	During 2008, COO compensation surveys from Radford and Towers Perrin indicated that the 50th percentile for COO base salary for the companies included in these surveys was $332,550. Based on the results of the reports, in September 2008 the Compensation Committee increased Mr. Hollis’ annual base salary as the Executive Vice President and COO of ION Solutions from $300,000 to $327,000. In December 2008, in connection with Mr. Hollis’ promotion to President and COO of our company, the Compensation Committee reviewed President/COO compensation data from Towers Perrin, Radford, the OFMS Executive Survey and Mercer indicating that the 50th percentile for President/COO base salary for the companies included in these surveys was $385,642, and increased Mr. Hollis’ annual base salary from $327,000 to $385,000.

Teng Beng Koid	During 2008, compensation surveys from Radford and Towers Perrin indicated that the 50th percentile for senior worldwide sales executive base salary for the companies included in these surveys was $295,000. Based on the results of the reports, in September 2008 the Compensation Committee increased Mr. Koid’s annual base salary from $275,000 to $291,500.

Charles J. Ledet	During 2008, compensation surveys from Radford and Towers Perrin indicated that the 50th percentile for COO base salary for the companies included in these surveys was $332,550. Based on the results of the reports, in September 2008 the Compensation Committee increased Mr. Ledet’s annual base salary from $300,000 to $312,000. Mr. Ledet’s employment with ION ended on December 1, 2008.

Christopher M. Friedemann	During 2008, compensation surveys from Radford and Towers Perrin indicated that the 50th percentile for senior marketing executive base salary for the companies included in these surveys was $230,500. Based on the results of the reports and in recognition of Mr. Friedemann’s performance, expertise, and capabilities, in September 2008 the Compensation Committee increased Mr. Friedemann’s annual base salary from $245,000 to $262,150.
     Base Salary Reduction Program. Commencing in late 2008, our business has experienced a significant decline, due in large part to the current global recession and the decline in oil and gas prices, as well as other factors, that have negatively impacted demand for our products and services and thus adversely affected our financial results. We have taken a number of actions to reduce costs in our businesses and seek to improve our operating performance. In late 2008 we decided to defer any future base salary increases for employees until 2010. Then, in April 2009, we implemented a base salary reduction program in a further effort to reduce our operating costs. Under the salary reduction program, base salaries for employees were reduced by certain percentages, ranging from a 12% reduction in base salary for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, a 10% reduction for other executives and management and a 5% reduction for most other employees. The program will remain in effect until management and the Board determines that our operating results have improved to the extent that the program should end. Under the program, the salaries for our current named executive officers were reduced as follows:

Named Executive Officer	Reduction in Base Salary
Robert P. Peebler	Reduced from $575,000 to $506,000
R. Brian Hanson	Reduced from $327,000 to $287,760
James R. Hollis	Reduced from $385,000 to $338,800
Teng Beng Koid	Reduced from $291,500 to $262,350
Christopher M. Friedemann	Reduced from $262,150 to $235,935
Annual Incentive Compensation
     Our employee annual bonus incentive plan is intended to promote the achievement each year of company performance objectives and performance objectives of the employee’s particular business unit, and to recognize those employees who contributed to the company’s achievements. The plan provides cash compensation that is at-risk on an annual basis and is contingent on achievement of annual business and operating objectives and individual performance. The plan provides all participating employees the opportunity to share in the company’s performance through the achievement of established financial and individual objectives. The financial and individual objectives within the plan are intended to measure an increase in the value of our company and, in turn, our stock.
     In recent years, we have adopted an annual incentive plan with regard to each year. Performance under the annual incentive plan is measured with respect to the designated plan fiscal year. Payments under the plan are paid in cash in an amount reviewed and approved by the Compensation Committee and are ordinarily made in a single installment in the first quarter following the completion of a fiscal year, after the financial results for that year have been determined.
     Our annual incentive plan is usually consistent with our operating plan for the same year. In late 2007, we prepared a consolidated company operating budget for 2008 and individual operating budgets for each operating unit. The budgets took into consideration market opportunities, customer and sale opportunities, technology enhancements for new products, product manufacturing and delivery schedules and other operating factors. The Board of Directors analyzed the proposed budgets with management extensively and, after analysis and consideration, the Board approved the consolidated 2008 operating plan. During late 2007 and early 2008, our Chief Executive Officer worked with our Human Resources department and members of senior management to formulate our 2008 incentive plan, consistent with the 2008 operating plans approved by the Board.
     At the beginning of 2008, the Compensation Committee approved our 2008 annual incentive plan for executives and designated non-executive key employees. The computation of awards generated under the plan is required to be approved by the Committee. In February 2009, the Committee reviewed the company’s actual performance against each of the plan performance goals established at the beginning of the year and evaluated each individual’s performance during the preceding year. The results of operations of the company for that year and individual performance evaluations determined the appropriate payout under the annual incentive plan.

     The Compensation Committee has discretion in circumstances it determines are appropriate to authorize discretionary incentive compensation awards that might exceed amounts that would otherwise be payable under the terms of the incentive plan. These discretionary awards can be payable in cash, stock options, restricted stock, restricted stock units, stock appreciation rights or a combination thereof. Any stock options, restricted stock or restricted stock units awarded would be granted under one of our existing long-term equity incentive plans. Any stock appreciation rights awarded would be granted under our Stock Appreciation Rights Plan. The Committee also has the discretion, in appropriate circumstances, to grant a lesser incentive award, or no incentive award at all, under the incentive plan. The Committee intends to review our annual incentive compensation program annually to ensure that the key elements of the program continue to meet the objectives described above.
     Below is a general description of our 2008 incentive plan and a general summary of the company performance criteria applicable to the plan, as well as our variable payment plan we adopted in 2009.

     2008 Incentive Plan. The purpose of the 2008 incentive plan was to:
•	provide an incentive for our participating employees to achieve their highest level of individual and team performance in order to accomplish our company’s 2008 strategic and financial goals, and

•	reward the employees for those achievements and accomplishments.
     Designated employees, including our named executive officers, were eligible to participate in our 2008 incentive plan. The 2008 incentive plan was designed to equate the size of the incentive award to the performance of the individual participant and the performance of our company as a whole. Every participating named executive officer had the opportunity to earn an incentive payment based on their performance against criteria as defined by our Chief Executive Officer, and achievement of our company’s performance against designated consolidated financial objectives. Award determinations for the named executive officers under the plan were also based on evaluations of employee performance by our Chief Executive Officer. Under the 2008 incentive plan, 25% of the funds allocated for distribution were available to award to eligible employees regardless of the company’s 2008 financial performance, and 75% of the funds were available for distribution to eligible employees only to the extent the company satisfied the designated 2008 financial performance criteria. As a result, the amount of total dollars available for distribution under the incentive plan was largely dependent on the company’s achievement of the pre-defined financial objectives.
     As reported in the chart below, our 2008 incentive plan established a 2008 target consolidated operating income performance goal. Under the plan, every participating named executive officer other than our Chief Executive Officer had the opportunity to earn up to 100% of his or her base salary depending on performance of our company against the designated performance goal and performance of the executive against personal criteria determined at the beginning of 2008 by our Chief Executive Officer. Under separate terms approved by the Compensation Committee and contained in his employment agreement, our Chief Executive Officer participated in the plan with potential to earn a target incentive payment of 75% of his base salary, depending on achievement of the company’s target consolidated performance goal and pre-designated personal critical success factors, and a maximum of 150% of his base salary upon achievement of the maximum consolidated performance goal and the personal critical success factors.
     Performance Criteria. At the beginning of 2008, the Compensation Committee approved the following corporate consolidated operating income performance criteria for consideration of bonus awards to the named executive officers and other covered employees under the 2008 incentive plan (excluding one-time and special non-operating charges):

Threshold	Target	Maximum
Operating Income	Operating Income	Operating Income

$75.6 million	$100.8 million	$131.1 million

     For our 2008 incentive plan, the Committee selected consolidated operating income as the most appropriate performance goal because of its direct correlation with the interests of our stockholders and our overall company performance. The target level of operating income performance criteria reflected the target goal of our 2008 operating plan approved by the Board at the beginning of 2008. We viewed all three designated levels of operating income performance criteria as reasonable indications of achievement of value for our stockholders and company performance.
     The levels of performance criteria were also consistent with our 2008 earnings guidance. At the beginning of 2008, the consolidated operating income target of $100.8 million represented approximately $0.79 per diluted share in earnings, and the consolidated operating income threshold of $75.6 million represented approximately $0.58 per diluted share in earnings. Prior to the beginning of 2008, we announced that we anticipated our 2008 earnings to range between $0.70 and $0.85 per diluted share. As a result, our target annual incentive level represented achievement of the higher end of our earnings guidance range. In addition, we considered that achievement of the 2008 target operating income level would represent a 58% increase from our 2007 actual consolidated operating income of $63.9 million.
     Where an employee is primarily involved in a particular business unit, the financial performance criteria under our incentive plan are heavily weighted toward the operational performance of the employee’s business unit rather than consolidated company performance. All of our named executive officers have broader corporate responsibility; as a result, their performance goals are heavily weighted toward the consolidated performance of the company as a whole.
     During 2007, we achieved our consolidated corporate financial objectives under the 2007 incentive plan and we achieved most of the individual business unit financial objectives, resulting in more funds available under the plan for distribution to eligible executives and employees who had otherwise achieved high individual performance. For 2008, on a consolidated basis, excluding the impact of certain special non-recurring items, we earned approximately $68.5 million of operating income. Because on a consolidated basis we did not achieve our threshold or target financial objectives in 2008, the named executive officers and many other eligible executives and employees generally received reduced bonus payments pursuant to the plan. In awarding bonus payments for 2008, the Committee took into consideration our positive performance through the first nine months of 2008 and the unique economic circumstances that caused our performance to suffer during the last calendar quarter of 2008 and were unrelated to factors within our control. Our 2008 Summary Compensation Table below reflects the payments that our named executive officers received under our 2008 incentive plan. Because certain business units exceeded their 2008 financial objectives, employees primarily involved in those business units received larger bonus payments under the plan.
     In February 2009, the Compensation Committee approved our 2009 annual incentive plan. The general structure of our 2009 annual incentive plan is similar to our 2008 incentive plan, except that the performance criteria under the 2009 plan will be focused on achievement of Adjusted EBITDA (net income before net interest expense, taxes, depreciation and amortization and other factors) rather than operating income. Management and the Committee concluded that, in the current depressed industry and economic environment, it was important for ION to encourage achievement of cash flow and Adjusted EBITDA and therefore the Committee approved performance criteria based on Adjusted EBITDA for 2009 bonus awards to the named executive officers and other covered employees under our 2009 incentive plan. The particular performance goals designated under our 2009 plan reflect our confidential strategic plans, and cannot be disclosed at this time because it would provide our competitors with confidential information regarding our market and segment outlook and strategies. We are currently unable to determine how difficult it will be for our company to meet the designated performance goals under our 2009 plan. Generally, the Committee attempts to establish the threshold, target and maximum levels such that the relative difficulty of achieving each level is approximately consistent from year to year.
     2009 Variable Payment Plan. As described above, the current global recession and decline in oil and gas prices resulted in a significant decline in our business and, as a result, in April 2009 we implemented a base salary reduction program in an effort to reduce our operating costs. Under the salary reduction program, base salaries for all employees were reduced by certain percentages, depending on the level of the employee. The salary reduction program will remain in effect until management and the Board determine that improvements in our operating results warrant the end of the program.
     In April 2009, the Compensation Committee approved the 2009 Variable Payment Plan (the “Variable Plan”).

All persons who were employed, either full-time or part-time, by us on the Variable Plan effective date are eligible to participate in the plan, including all executive officers. Under the Variable Plan, upon our company achieving a predetermined level of consolidated Adjusted EBITDA (net income before net interest expense, taxes, depreciation and amortization and other factors) during 2009 and management and the Compensation Committee’s determination that the company has sufficient levels of liquidity to make the plan payments, participating employees may receive a plan payment equal to an amount of up to 110% of the aggregate sum resulting from subtracting (a) the respective employee’s reduced base salary amount per pay period received by the employee during the period from the Variable Plan’s effective date to December 31, 2009, from (b) the employee’s base salary amount per pay period immediately before the Variable Plan’s effective date. If an eligible participating employee does not receive a full 110% payment under the Variable Plan, the employee will receive a supplemental allotment of extra vacation days equal in value to the plan shortfall. Employees must be active and on ION’s payroll at the time of actual payment of awards under the Variable Plan in order to be eligible to receive an award under this plan. Performance under the Variable Plan is measured on the fiscal (calendar) 2009 year. Eligibility under this plan is subject to management’s discretion and all awards under the plan are subject to management’s discretion and the approval of the Compensation Committee. Any monetary awards to be made under the Variable Plan will be paid prior to payment of any awards under the 2009 annual incentive plan and all payments to be made under the Variable Plan will be factored into and reflected in the company’s financial results prior to the consideration of results for, and any actual payments under, the 2009 annual incentive plan.
     The particular level of Adjusted EBITDA performance goal designated under the Variable Plan reflects our confidential strategic plans, and cannot be disclosed at this time because it would provide our competitors with confidential information regarding our market and segment outlook and strategies. We are currently unable to determine how difficult it will be for our company to meet the designated performance goal under the Variable Plan.
Long-Term Stock-Based Incentive Compensation
     We have structured our long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention and stock ownership. There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation; however, long-term incentives comprise a large portion of the total compensation package for executive officers and key employees. As reflected in our 2008 Summary Compensation Table below, the long-term incentives received by each of our named executive officers as a percentage of their respective total compensation during 2008 were as follows: Mr. Peebler — 47%; Mr. Hanson — 57%; Mr. Hollis — 53%; Mr. Koid — 60%; Mr. Ledet — 64% and Mr. Friedemann — 50%. Because certain of our named executive officers received special stock awards as the result of job promotions during the year and because the value of certain equity awards included in the 2008 Summary Compensation Table is based on the FAS 123R value and includes amounts from awards granted prior to 2008, the above percentages may not be indicative of the true percentage of long-term incentive awards to total executive compensation.
     For 2008, there were four forms of long-term incentives utilized for executive officers and key employees: stock options, restricted stock, restricted stock units and stock appreciation rights. For 2009, we have recommended that stock options, restricted stock and restricted stock units be the only forms of long-term equity-based incentives to be utilized for executive officers and key employees. Our long-term incentive plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.
     Of all stock option or restricted stock employee awards made by ION during 2008, 86% were in the form of stock options and 14% were in the form of restricted stock or restricted stock units.
     Stock Options. Under our equity plans, stock options may be granted having exercise prices equal to either the closing price of our stock on the date before the date of grant or the average of the high and low sale prices of our stock on the date of grant, depending on the terms of the particular stock option plan that governs the award. In any event, all awards of stock options are made at or above the market price at the time of the award. The Compensation Committee will not grant stock options having exercise prices below the market price of our stock on the date of grant, and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events, as required by the relevant plan) without the consent of our stockholders. Our stock options generally vest ratably over four years, based on continued employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. New option grants normally have a term of ten years.
     The purpose of stock options is to provide equity compensation with value that has been traditionally treated as entirely at-risk, based on the increase in our stock price and the creation of stockholder value. Stock options also allow our executive officers and key employees to have equity ownership and to share in the appreciation of the value of our stock, thereby aligning their compensation directly with increases in stockholder value. Stock options only have value to their holder if the stock price appreciates in value from the date options are granted.
     Stock option award decisions are generally based on past business and individual performance. In determining the number of options to be awarded, we also consider the grant recipient’s qualitative and quantitative performance, the size of stock option and other stock based awards in the past, and expectations of the grant recipient’s future performance. In 2008, a total of 253 employees received option awards, covering 2,296,950 shares of common stock. In 2008, the named executive officers received option awards for a total of 430,000 shares, or approximately 19% of the total options awarded in 2008.
     Restricted Stock and Restricted Stock Units. We use restricted stock and restricted stock units to focus executives on our long-term performance and to help align their compensation more directly with stockholder value. Vesting of restricted stock and restricted stock units typically occurs ratably over three years, based solely on continued employment of the recipient-employee. During 2005 and 2006, however, we utilized performance requirements for the vesting of some of our long-term incentive grants awarded to executives and key employees. The performance requirements utilized during 2005 and 2006 involved achievement of a business unit’s internal financial goals or completion of a specific project. In certain cases, the performance requirements were not satisfied, causing a forfeiture of the grant. In 2008, 206 employees received restricted stock or restricted stock unit awards, covering an aggregate of 388,883 shares of restricted stock and shares underlying restricted stock units. The named executive officers received awards totaling 112,445 shares of restricted stock in 2008, or approximately 29% of the total restricted stock awarded in 2008.
     Awards of restricted stock units have been made to certain of our foreign employees in lieu of awards of restricted stock. Restricted stock units provide certain tax benefits to our foreign employees as the result of foreign law considerations, so we expect to continue to award restricted stock units to certain foreign employees for the foreseeable future.
     Stock Appreciation Rights. In 2008, we awarded cash-settled stock appreciation rights to Mr. Hollis and Mr. Hanson as a special grant in lieu of grants of stock options to provide further emphasis on our long-term performance and to further align their compensation more directly with stockholder value. Vesting of all of the stock appreciation rights awarded to Messrs. Hollis and Hanson occurs after three years, based solely on their continued employment. During 2008, we also awarded stock appreciation rights to Mr. Ledet in connection with his severance package and his agreement to provide consulting services to the company after his termination of employment.
     The Compensation Committee intends to review both the annual incentive compensation program and the long-term incentive program annually to ensure that their key elements continue to meet the objectives described above.
     Approval and Granting Process. As described above, the Compensation Committee reviews and approves all stock option, restricted stock, restricted stock unit and stock appreciation right awards made to executive officers, regardless of amount. With respect to equity compensation awarded to employees other than executive officers, the Committee reviews and approves all grants of restricted stock, stock options and restricted stock units above 5,000 shares, generally based upon the recommendation of our Chief Executive Officer. Committee approval is required for any grant to be made to an executive officer in any amount. The Committee has granted to our Chief Executive Officer the authority to approve grants to any employee other than an executive officer of (i) up to 5,000 shares of restricted stock and (ii) stock options for not more than 5,000 shares. Our Chief Executive Officer is also required to provide a report to the Committee of all awards of options and restricted stock made by him under this authority. We believe that this policy is beneficial because it enables smaller grants to be made more efficiently. This flexibility is particularly important with respect to attracting and hiring new employees, given the increasingly competitive market for talented and experienced technical and other personnel in locales in which our employees work.

     All grants of restricted stock, restricted stock units, stock options and stock appreciation rights to employees or directors are granted on one of four designated quarterly grant dates during the year: March 1, June 1, September 1 or December 1. The Compensation Committee approved these four dates because they are not close to any dates that would normally be anticipated to contain earnings announcements or other announcements of material events. For an award to a current employee, the grant date for the award is the first designated quarterly grant date that occurs after approval of the award. For an award to a newly hired employee who is not yet employed by us at the time the award is approved, the grant date for the award is the first designated quarterly grant date that occurs after the new employee commences work. We believe that this process of fixed quarterly grant dates is beneficial because it serves to remove any perception that the grant date for an award could be capable of manipulation or change for the benefit of the recipient. In addition, having all grants occur on a maximum of four days during the year simplifies certain fair value accounting calculations related to the grants, thereby minimizing the administrative burden associated with tracking and calculating the fair values, vesting schedules and tax-related events upon vesting of restricted stock and also lessening the opportunity for inadvertent calculation errors.
     With the exception of significant promotions, new hires or unusual circumstances, we generally make most awards of equity compensation on December 1 of each year. This date was selected because (i) it enables us to consider individual performance eleven months into the year, (ii) it simplifies the annual budget process by having the expense resulting from the equity award occur late in the year, (iii) the date is approximately three months before the date that we normally pay any annual incentive bonuses and (iv) generally speaking, December 1 is not close to any dates that would normally be anticipated to contain earnings announcements or other announcements of material events.
     We do not have in effect any policies regarding the adjustment or recovery of awards or payments made by us in the event that any relevant performance measures of our company on which the awards or payments may be based, are subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment.
Personal Benefits, Perquisites and Employee Benefits
     When analyzing the total compensation received by our Chief Executive Officer and other executives, the Compensation Committee also considers whether the executives should be provided additional compensation in the form of perquisites through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions. Our executives have concluded that most perquisites traditionally offered to executives of similarly-sized companies are unnecessary for our company. As a result, benefits, perquisites and any other similar personal benefits offered to executive officers are substantially the same as those offered to our general salaried employee population. These benefits include access to medical and dental insurance, life insurance, disability insurance, vision plan, charitable gift matching (up to designated limits), 401(k) plan, flexible spending accounts for healthcare and dependent care, and other customary employee benefits. We have in the past provided all employees with a company match of certain levels of 401(k) contributions; however, as part of our cost-cutting measures taken as a result of the economic recession and decline in oil and gas prices, in April 2009, we temporarily discontinued the company match for all employees, including executive officers. Business-related relocation benefits are generally reimbursed but are individually negotiated when they occur. We intend to continue applying our general policy of not providing specific personal benefits and perquisites to our executives; however, we may, in our discretion, revise or add to any executive’s personal benefits and perquisites if we deem it advisable.
Indemnification of Directors and Executive Officers
     Our Bylaws require us to indemnify our directors and employees (including our executive officers) in connection with any legal action brought against them by reason of the fact that they are or were a director, officer, employee or agent of our company, to the full extent permitted by law. Our Bylaws also provide, however, that no such obligation to indemnify exists as to proceedings initiated by an employee or director against us or our directors unless (a) it is a proceeding (or part thereof) initiated to enforce a right to indemnification or (b) was authorized or consented to by our Board of Directors.
     In 2002, we also entered into indemnity agreements with certain of our outside directors that provide for us to indemnify the director in connection with any proceeding in which the director is involved by reason of the fact that the director is or was a director of the company. In order to be indemnified under these agreements, the director must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
     As discussed below, we have also entered into employment agreements with certain of our executive officers that provide for us to indemnify the executive to the fullest extent permitted by our Certificate of Incorporation and Bylaws. The agreements also provide that we will provide the executive with coverage under our directors’ and officers’ liability insurance policies to the same extent as provided to our other executives.
Stock Ownership Requirements; Hedging Policy
     We believe that broad-based stock ownership by our employees (including our executive officers) enhances our ability to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders. Accordingly, the Board has adopted stock ownership requirements applicable to each of our senior executives, including our named executive officers. The policy requires each executive to retain direct ownership of at least 50% of all shares of our company’s stock received upon exercise of stock options and vesting of awards of restricted stock or restricted stock units until the executive owns shares with an aggregate value equal to the following multiples of the executive’s annual base salary:
President and Chief Executive Officer — 4x
Executive Vice President — 2x
Senior Vice President — 1x
     In recommending these requirements to the Board for adoption, the Governance Committee considered our historical grant practices, historical retention practices for senior executives, and value of current holdings by our senior executives, and concluded that this policy would meet our desired objectives. As of the date of this proxy statement, all of our senior executives were in compliance with the stock ownership requirements.
     We do not permit any of our executive officers or directors to enter into any derivative or hedging transactions on our stock, including short sales, market options, equity swaps and similar instruments.
Impact of Regulatory Requirements on Compensation
     The financial reporting and income tax consequences to our company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Under Section 162(m) of the Internal Revenue Code and the related federal treasury regulations, we may not deduct annual compensation in excess of $1 million paid to certain employees — generally our Chief Executive Officer and our four other most highly compensated executive officers — unless that compensation qualifies as “performance-based” compensation. Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for the executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.
     In making its compensation decisions, the Committee has considered the limit of deductibility within the requirements of Internal Revenue Code Section 162(m) and its related Treasury regulations. As a result, the Committee has designed much of the total compensation packages for the executive officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee does have the discretion to design and use compensation elements that may not be deductible within the limitations under Section 162(m), if the Committee considers the tax consequences and determines that those elements are in our best interests. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.
     Certain payments to our named executive officers under our 2008 annual incentive plan (as well as under our Variable Plan) may not qualify as performance-based compensation under Section 162(m) because the awards are calculated and paid in a manner that may not meet the requirements under Section 162(m) and the related Treasury regulations. Given the rapid changes in our business during 2008 and those that we foresee for the remainder of 2009, we believe that we are better served in implementing a plan that provided for adjustments and discretionary elements for our senior executives’ incentive compensation for 2008 and 2009, rather than ensure that we implement all of the requirements and limitations under Section 162(m) into these incentive plans.
     For accounting purposes, we apply the guidance in FAS 123R to record compensation expense for our equity-based compensation grants. FAS 123R is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.
     Executive officers will generally recognize ordinary taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the common stock price when the stock options are exercised less the exercise price, multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option. We have not historically issued any tax-qualified incentive stock options under Section 422 of the Internal Revenue Code.
     Executives will generally recognize taxable ordinary income with respect to their shares of restricted stock at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant). Restricted stock unit awards are generally subject to ordinary income tax at the time of payment or issuance of unrestricted shares of stock. We are generally entitled to a corresponding federal income tax deduction at the same time the executive recognizes ordinary income.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of ION. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ION’s annual report on Form 10-K for the year ended December 31, 2008.
Franklin Myers, Chairman
James M. Lapeyre, Jr.
John N. Seitz

SUMMARY COMPENSATION TABLE
     The following table summarizes the compensation paid to or earned by, during the fiscal year ended December 31, 2008, our named executive officers, which are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers at December 31, 2008, plus Mr. Ledet, whose employment terminated on December 1, 2008, but who would have qualified as one of the three most highly compensated executive officers if he had been employed by ION at December 31, 2008:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and			Bonus	Awards	Awards	Compensation	Compensation
Principal Position	Year	Salary ($)	($)	($)	($)	($)	($)	Total ($)

Robert P. Peebler	2008	536,539	—	562,911	9,438	110,000	3,207	1,222,095
Chief Executive Officer	2007	505,769	—	323,973	120,517	500,000	3,423	1,453,682
and Director	2006	482,154	—	—	601,844	435,000	3,261	1,522,259
James R. Hollis	2008	308,462		189,690	257,586	80,000	6,654	842,392
President and Chief	2007	279,038	—	193,099	187,671	135,000	6,643	801,451
Operating Officer
R. Brian Hanson	2008	306,231	—	296,650	223,399	80,000	7,750	914,030
Executive Vice	2007	288,462	—	295,400	66,844	210,000	7,750	868,456
President and Chief	2006	160,962	—	145,500	57,273	115,000	173,108	651,843
Financial Officer
Teng Beng Koid	2008	278,808		232,272	269,745	50,000	3,490	834,315
Executive Vice	2007	235,866	—	255,167	145,453	137,500	4,414	778,400
President, Global Business Development
Christopher M. Friedemann	2008	248,958		99,714	208,251	50,000	4,145	611,068
Senior Vice President, Corporate Marketing
Charles J. Ledet	2008	317,637		145,633	458,107	—	18,307	939,684
Former Executive Vice	2007	232,692	—	169,634	94,265	180,000	6,766	683,357
President and Chief Operating Officer, ION Systems
Special Note on Current Stock Market Value Compared with Compensation Cost in Summary Compensation Table
     The amounts in the “Stock Awards” and “Option Awards” columns reflect the value of restricted stock and stock options and stock appreciation rights, respectively, based on the compensation cost of all awards with respect to the 2008 year computed in accordance with FAS 123R for financial statement reporting purposes (excluding any impact of assumed forfeiture rates). As a result, the amounts shown above include amounts from awards granted prior to 2008. More notably, the values shown in the above table have no relation to the current market price of ION stock. On February 20, 2009, the closing sales price per share of ION common stock on the NYSE was $1.19. Every stock option and stock appreciation right included in the Summary Compensation Table has an exercise price higher than ION’s closing market price on February 20, 2009. As a result, every stock option and stock appreciation right included in the above table currently has no realizable monetary value to the holder, despite the accounting valuations reflected in the table. Likewise, the cost amounts included in the “Stock Awards” column were based on market prices of ION stock at the time of grant, which in every case were significantly higher than current market prices.

Discussion of Summary Compensation Table
     Stock Awards Column. All of the amounts in the “Stock Awards” column reflect the value of shares of restricted stock granted under our 2000 Restricted Stock Plan, 2004 Long-Term Incentive Plan, and April 2005 Inducement Equity Program. While unvested, a holder of restricted stock is entitled to the same voting and dividend rights as all other holders of common stock. In each case, unless stated otherwise below, the awards of shares of restricted stock vest in one-third increments each year, over a three-year period. The values contained in the column are based on the compensation cost of all awards with respect to fiscal 2008 computed in accordance with FAS 123R for financial statement reporting purposes (excluding any impact of assumed forfeiture rates) and therefore include amounts from awards granted prior to 2008. For a discussion of valuation assumptions utilized in all reported restricted stock award and option valuations, see Note 13 to our Audited Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008. In addition to the grants and awards in 2008 described in the “2008 Grants of Plan-Based Awards” table below:
•	Pursuant to his employment agreement, on March 1, 2007, Mr. Peebler received:
•	an award of 32,560 shares of restricted stock, which is equal to $435,000 (the amount of cash incentive plan compensation that Mr. Peebler earned for fiscal 2006) divided by $13.36, which was the average of the closing sales price per share on the NYSE of our shares of common stock for the last ten business days of 2006. The shares of restricted stock vested on March 1, 2009.

•	an award of 37,425 shares of restricted stock, which is equal to the amount of Mr. Peebler’s annual base salary as of March 1, 2007, divided by $13.36. The shares of restricted stock will vest on March 1, 2010. See “Employment Agreements—Robert P. Peebler” below.
•	Mr. Hollis received an award of 5,000 shares of restricted stock in May 2006; 15,000 shares of restricted stock in September 2006; 10,000 shares of restricted stock in December 2006; and 15,000 shares of restricted stock in December 2007.

•	Mr. Hanson received an award of 75,000 shares of restricted stock in May 2006 and 15,000 shares of restricted stock in December 2007.

•	Mr. Koid received an award of 10,000 shares of restricted stock in September 2006 and 30,000 shares of restricted stock in December 2007.

•	Mr. Friedemann received an award of 10,000 shares of restricted stock in September 2006 and 10,000 shares of restricted stock in December 2007.

•	Mr. Ledet received an award of 8,000 shares of restricted stock in September 2006 and 20,000 shares of restricted stock in December 2007. Mr. Ledet’s employment with ION ended on December 1, 2008. As a result of the termination of his employment, 15,998 shares of restricted stock held by Mr. Ledet were forfeited on December 1, 2008.
     Option Awards Column. All of the amounts shown in the “Option Awards” column reflect stock options and cash-settled stock appreciation rights (“SARs”) granted under our 2000 Long-Term Incentive Plan, 2003 Stock Option Plan, 2004 Long-Term Incentive Plan and April 2005 Inducement Equity Program and our Stock Appreciation Rights Plan, respectively. In each case, unless stated otherwise below, the options vest 25% each year over a four-year period and the SARs will vest on December 1, 2011. The values contained in the Summary Compensation Table are based on the compensation cost of all awards with respect to fiscal 2008 computed in accordance with FAS 123R for financial statement reporting purposes (excluding any impact of assumed forfeiture rates) and therefore include amounts from awards granted prior to 2008. All of the exercise prices for the options and SARs equal or exceed the fair market value per share of ION common stock on the date of grant. In addition to the grants and awards in 2008 described in the “2008 Grants of Plan-Based Awards” table below:

•	In September 2004, Mr. Hollis was granted an award of options to purchase 40,000 shares of our common stock for an exercise price of $9.84 per share; in August 2005, he was granted options to purchase 15,000 shares at $7.31 per share; in May 2006, he was granted options to purchase 15,000 shares at $10.17 per share; in September 2006, he was granted options to purchase 45,000 shares at $9.97 per share; in December 2006, he was granted options to purchase 25,000 shares at $10.89 per share; and in December 2007, he was granted options to purchase 50,000 shares at $15.43 per share;.

•	In May 2006, Mr. Hanson was granted an award of options to purchase 75,000 shares of our common stock for an exercise price of $8.73 per share; in September 2006, he was granted options to purchase 20,000 shares at $9.97 per share; and in December 2007, he was granted options to purchase 15,000 shares at $15.43 per share.

•	We entered into an employment inducement stock option agreement with Mr. Koid in April 2005, whereby he was granted an award of options to purchase 55,000 shares of our common stock for an exercise price of $6.49 per share as a material inducement to joining ION. In August 2005, Mr. Koid was granted an award of options to purchase 40,000 shares of our common stock for an exercise price of $7.31 per share; in September 2006, he was granted options to purchase 35,000 shares at $9.97 per share; and in December 2007, he was granted options to purchase 70,000 shares at $15.43 per share.

•	In September 2004, Mr. Friedemann was granted an award of options to purchase 60,000 shares of our common stock for an exercise price of $9.84 per share; in September 2005, he was granted options to purchase 40,000 shares at $7.31 per share; in September 2006, he was granted options to purchase 40,000 shares at $9.97 per share; and in December 2007, he was granted options to purchase 40,000 shares at $15.43 per share.

•	In September 2004, Mr. Ledet was granted an award of options to purchase 25,000 shares of our common stock at an exercise price of $9.84 per share; in May 2005, he was granted options to purchase 40,000 shares at $6.20 per share; in September 2006, he was granted options to purchase 25,000 shares at $9.97 per share; and in December 2007, he was granted options to purchase 95,000 shares at $15.43. Mr. Ledet’s employment with ION ended on December 1, 2008. As a result of the termination of his employment, unvested options to purchase 93,750 shares of our common stock held by Mr. Ledet were forfeited on December 1, 2008. On December 1, 2008, Mr. Ledet entered into a Consulting Agreement with ION, under which Mr. Ledet agreed to provide consulting services to ION for a period of two years. In connection with the Consulting Agreement, Mr. Ledet agreed to the termination on December 1, 2008, of a total of 141,250 vested stock options held by him.
     All payments of non-equity incentive plan compensation reported for 2008 were made in February 2009 with regard to the 2008 fiscal year and were paid pursuant to our 2008 incentive plan.
     We do not sponsor for our employees (i) any defined benefit or actuarial pension plans (including supplemental plans), (ii) any non-tax-qualified deferred compensation plans or arrangements or (iii) any nonqualified defined contribution plans.
     Our general policy is that our executive officers do not receive any executive “perquisites,” or any other similar personal benefits that are different from what our salaried employees are entitled to receive. ION provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are not included in the “All Other Compensation” column in the Summary Compensation Table pursuant to SEC rules. Except as noted below, the amounts shown in the “All Other Compensation” column consist of employer matching contributions to ION’s 401(k) plan. In 2008, the 401(k) accounts for each of the named executive officers received the following matching contributions from the company: $3,206.72 for Mr. Peebler; $6,653.79 for Mr. Hollis; $7,749.97 for Mr. Hanson; $3,490.41 for Mr. Koid; $4,145.08 for Mr. Friedemann; and $7,507.14 for Mr. Ledet.
     In connection with his termination of employment on December 1, 2008, Mr. Ledet and ION entered into a severance agreement pursuant to which Mr. Ledet is entitled to receive cash payments in an aggregate amount equal to

$468,000, payable in installments over an 18-month period. The amount shown in the “Salary” column for 2008 includes a $10,800 severance payment that Mr. Ledet received in December 2008.
2008 GRANTS OF PLAN-BASED AWARDS

						All Other
					All Other	Option Awards:
					Stock Awards:	Number of	Exercise or	Grant Date
		Estimated Future Payouts Under Non-			Number of	Securities	Base Price	Fair Value of
		Equity Incentive Plan Awards (1)(2)			Shares of	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maxi-	Stock or Units	Options	Awards	Option
Name	Date	($)	($)	mum ($)	(#)(3)	(#)(4)	($/Sh)	Awards ($)(5)
Robert P. Peebler (6)	—	—	431,250	862,500	—	—	—	—
	3/1/08	—	—	—	31,447	—	—	417,931
	12/1/08	—	—	—	—	180,000	3.00	349,200
James R. Hollis (7)	—	48,125	192,500	385,000	—	—	—	—
	12/1/08	—	—	—	20,000	300,000	3.00	18,099
R. Brian Hanson (8)	—	40,875	163,500	327,000	—	—	—	—
	12/1/08	—	—	—	15,000	210,000	3.00	12,752
Teng Beng Koid	—	36,438	145,750	291,500	—	—	—	—
	3/1/08	—	—	—	3,000	—	—	29,275
	12/1/08	—	—	—	15,000	40,000	3.00	2,867
Christopher M. Friedemann	—	32,769	131,075	262,150	—	—	—	—
Charles J. Ledet (9)	12/1/08	—	—	—	10,000	40,000	3.00	2,450
	12/1/08	—	—	—	15,998	15,000	5.8125	70,309
	12/1/08	—	—	—		12,500	11.10	6,701
	12/1/08	—	—	—		10,000	9.38	6,479
	12/1/08	—	—	—		12,500	3.35	20,559
	12/1/08	—	—	—		25,000	9.84	15,371
	12/1/08	—	—	—		40,000	6.20	38,918
	12/1/08	—	—	—		25,000	9.97	15,149
	12/1/08	—	—	—		95,000	15.43	33,681

(1)	Reflects the estimated threshold, target and maximum award amounts for grants under our 2008 incentive plan to our named executive officers. Under the plan, every participating executive other than our Chief Executive Officer had the opportunity to earn a maximum of 100% of his or her base salary depending on performance of the company against the designated performance goal, and performance of the executive against personal performance criteria. Under separate terms approved by the Compensation Committee and contained in his employment agreement, Mr. Peebler, as our Chief Executive Officer, participated in the plan with potential to earn a target incentive payment of 75% of his base salary, depending on achievement of the company’s target consolidated performance goal and pre-designated personal critical success factors, and a maximum of 150% of his base salary upon achievement of the maximum consolidated performance goal and the personal critical success factors. Mr. Peebler’s employment agreement does not specify that he will earn a bonus upon achievement of a threshold consolidated performance goal. Because award determinations under the plan were based in part on outcomes of personal evaluations of employee performance by our Chief Executive Officer and the Compensation Committee, the computation of actual awards generated under the plan upon achievement of threshold and target company performance criteria differed from the above estimates. See “ — Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation” above. For actual payout amounts to our named executive officers under our 2008 incentive plan, see “ — Summary Compensation Table” above.

(2)	Our company does not offer or sponsor any “equity incentive plans” (as that term is defined in Item 402(a) of Regulation S-K) for employees.

(3)	All stock awards reflect the number of shares of restricted stock granted under our 2004 Long-Term Incentive Plan. While unvested, a holder of restricted stock is entitled to the same voting and dividend rights as all other holders of common stock. In each case, unless stated otherwise below, the awards of shares of restricted stock vest in one-third increments each year, over a three-year period.

(4)	All amounts reflect awards of stock options or SARs granted under our 2004 Long-Term Incentive Plan or Stock Appreciation Rights Plan. In each case, unless stated otherwise below, the options vest 25% each year over a four-year period and the SARs will vest on December 1, 2011. All of the exercise prices for the options and SARs reflected in the above chart equal or exceed the fair market value per share of ION common stock on the date of grant (on November 28, 2008, the last completed trading day prior to the December 1, 2008 grant date, the closing price per share on the NYSE was $3.00).

(5)	The values contained in the table are based on the grant date fair value of the award computed in accordance with FAS 123R for financial statement reporting purposes, but exclude any impact of assumed forfeiture rates. For a discussion of valuation assumptions utilized in all reported option and SAR award valuations, see Note 13 of the Notes to our Audited Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008. The values shown in the 2008 Grants of Plan-Based Awards table have no relation to the current market price of ION stock. On February 20, 2009, the closing sales price per share of ION common stock on the NYSE was $1.19, which is lower than the exercise price applicable to every stock option and stock appreciation right included in the above table. As a result, every stock option and SAR included in the 2008 Grants of Plan-Based Awards table currently has no realizable monetary value to the holder, despite the accounting valuations reflected in the table. Likewise, the values shown for awards of stock were based on market prices of ION stock at the time of grant, which in every case were significantly higher than the closing sales price per share of ION common stock on February 20, 2009.

(6)	Pursuant to his employment agreement, on March 1, 2008, Mr. Peebler received an award of 31,447 shares of restricted stock, which is equal to $500,000 (the amount of cash incentive plan compensation that Mr. Peebler earned for fiscal 2007) divided by $15.90, which was the average of the closing sales price per share on the NYSE of our shares of common stock for the last ten business days of 2007. The shares of restricted stock will vest on March 1, 2010. See “— Employment Agreements—Robert P. Peebler” below.

(7)	On December 1, 2008, Mr. Hollis was granted (a) an award of options to purchase 100,000 shares of our common stock at an exercise price of $3.00 per share and (b) 200,000 cash-settled SARs having an exercise price of $3.00 per SAR.

(8)	On December 1, 2008, Mr. Hanson was granted (a) an award of options to purchase 70,000 shares of our common stock at an exercise price of $3.00 per share and (b) 140,000 cash-settled SARs having an exercise price of $3.00 per SAR.

(9)	Mr. Ledet’s employment with ION ended on December 1, 2008. As a result of Mr. Ledet’s termination of employment on December 1, 2008, 15,998 shares of restricted stock held by Mr. Ledet were forfeited. On December 1, 2008, Mr. Ledet entered into a Consulting Agreement with ION, under which Mr. Ledet agreed to provide consulting services to ION for a period of two years. Under the Consulting Agreement, Mr. Ledet will not receive any monetary compensation for his consulting services but he was awarded grants of 15,998 shares of restricted stock of ION and a total of 235,000 SARs under our Stock Appreciation Rights Plan. In connection with the Consulting Agreement, Mr. Ledet also agreed to the termination on December 1, 2008, of a total of 141,250 vested stock options then held by him. All of the shares of restricted stock and SARs granted to Mr. Ledet will vest on December 1, 2010, subject to the condition that Mr. Ledet shall have fully performed all of his obligations under the Consulting Agreement, including certain covenants not to compete with ION for a period of two years. The SARs granted to Mr. Ledet have various exercise prices as set forth in the above chart. On November 28, 2008, the last completed trading day prior to the December 1, 2008 grant date for the SARs, the closing price per share of ION common stock on the NYSE was $3.00 per share.
Employment Agreements
     We enter into employment agreements with senior officers, including some of the named executive officers, when the Compensation Committee determines that an employment agreement is desirable for us to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the Committee determines that an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at ION with respect to other similarly situated employees. As of December 31, 2008, the only named executive officers with employment agreements were Mr. Peebler and Mr. Hanson. In January 2009, we entered into an employment agreement with Mr. Hollis, effective retroactively to December 1, 2008, the date that Mr. Hollis was appointed as our President and Chief Operating Officer.
     The following discussion describes the material terms of the employment agreements with Messrs. Peebler, Hanson and Hollis:
Robert P. Peebler
     Our employment agreement with Mr. Peebler, dated March 31, 2003, provides that Mr. Peebler will serve as President and Chief Executive Officer for a five-year term, unless sooner terminated. We amended Mr. Peebler’s employment agreement in September 2006, February 2007, August 2007 and January 2009, to extend the term to December 31, 2011, and to make certain other changes. This description reflects Mr. Peebler’s employment agreement as so amended, except where the context requires otherwise.
     Under the agreement, Mr. Peebler is entitled to an annual base salary of at least $500,000, and to participate in all of our employee benefit plans available to senior executives at a level commensurate with his position. Mr. Peebler’s annual base salary was increased to $525,000 in September 2007 and to $575,000 in September 2008. As part of a salary reduction program implemented by the company in April 2009, Mr. Peebler agreed to a reduction of his annual base salary to $506,000.
     Mr. Peebler was not guaranteed an annual bonus under his original 2003 employment agreement, but his 2006 amendment provides that Mr. Peebler will be eligible to participate in our annual incentive plan for 2006 and each full year thereafter, with target incentive plan bonus at 75% of his base salary and with maximum incentive plan bonus at 150% of his base salary. His annual bonus will be earned upon achievement of our consolidated operating income performance targets applicable to the senior leadership bonus plan for the relevant year, and Mr. Peebler’s critical success factors as determined in advance by the Compensation Committee.
     Under his employment agreement, Mr. Peebler received a grant in 2003 of an option to purchase 1,325,000 shares of our common stock at $6.00 per share, which exercise price exceeded the market price of our shares on the date of grant by 60% (at March 31, 2003, the date of his grant, the closing sales price per share of our common stock on the NYSE was $3.60). Mr. Peebler’s amended employment agreement provides that he is entitled to receive (a) in 2007, an award of shares of restricted common stock based on the amount of the annual incentive plan bonus earned by him for

2006, vesting on the date that is the second anniversary of the date of the award; (b) in 2007, an award of shares of restricted common stock equivalent in value to his annual base salary, vesting on the date that is the third anniversary of the date of the award; and (c) in years following 2007 through the end of the term of his agreement, an award of shares of restricted common stock based on the amount of the annual incentive plan bonus, if any, earned by Mr. Peebler for the preceding year, vesting on the date that is the second anniversary of the date of the award, and additional stock options as may be determined by the Compensation Committee. The shares of restricted common stock will be subject to restrictions on disposition and, during the period that the shares of restricted common stock are unvested, Mr. Peebler will be entitled to the same voting and dividend rights as all other holders of common stock.
     We may at any time terminate our employment agreement with Mr. Peebler for “cause” if Mr. Peebler (i) willfully and continuously fails to substantially perform his obligations, (ii) willfully engages in conduct materially and demonstrably injurious to our property or business (including fraud, misappropriation of funds or other property, other willful misconduct, gross negligence or conviction of a felony or any crime involving moral turpitude) or (iii) commits a material breach of the agreement. In addition, we may at any time terminate the agreement if Mr. Peebler suffers permanent and total disability for a period of at least 180 consecutive days, or if Mr. Peebler dies. Mr. Peebler may terminate his employment agreement for “good reason” if we breach any material provision of the agreement, we assign to Mr. Peebler any duties materially inconsistent with his position, we remove him from his current office, materially reduce his duties, functions, responsibilities or authority, or take other action that results in a diminution in his office, position, duties, functions, responsibilities or authority, or we relocate his workplace by more than 30 miles.
     In his agreement, Mr. Peebler agrees not to compete against us, assist any competitor, attempt to solicit any of our suppliers or customers, or solicit any of our employees, in any case during his employment and for a period of two years after his employment ends. The employment agreement also contains provisions relating to protection of our confidential information and intellectual property. We also agreed to indemnify Mr. Peebler to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as our other executives.
     For a discussion of the provisions of Mr. Peebler’s employment agreement regarding compensation to Mr. Peebler in the event of our change of control or his termination by us without cause or by him for good reason, see “—Potential Payments Upon Termination or Change of Control — Robert P. Peebler” below.
R. Brian Hanson
     Our employment agreement with Mr. Hanson became effective in May 2006. We amended Mr. Hanson’s employment agreement in August 2007 and in December 2008. This description reflects Mr. Hanson’s employment agreement as so amended.
     The agreement provides for Mr. Hanson to serve as our Executive Vice President and Chief Financial Officer for an initial term of three years, with automatic two-year renewals thereafter. Any change of control of our company will cause the remaining term of Mr. Hanson’s employment agreement to automatically adjust to two years, commencing on the effective date of the change of control.
     The agreement provides for Mr. Hanson to receive an initial base salary of $275,000 per year and be eligible to receive an annual performance bonus under our incentive compensation plan, with target plan incentive at 50% of his annual base salary and an opportunity to earn up to 100% of his annual base salary. Mr. Hanson’s annual base salary was increased to $285,000 in September 2006, to $300,000 in September 2007 and to $327,000 in September 2008. As part of a salary reduction program implemented by the company in April 2009, Mr. Hanson agreed to a reduction of his annual base salary to $287,760.
     Under the agreement, in May 2006 Mr. Hanson was granted 75,000 shares of restricted common stock and options to purchase 75,000 shares of our common stock. The agreement also provides that Mr. Hanson is entitled to receive (a) in 2010, an award of shares of restricted common stock based on the amount of the annual incentive plan bonus earned by him for 2009; and (b) in years following 2010 through the end of the term of his agreement, an award of shares of restricted common stock based on the amount of the annual incentive plan bonus, if any, earned by Mr. Hanson with respect to the preceding year. The shares of restricted common stock will be subject to restrictions on disposition and will vest on the date that is the third anniversary date of the date of the award. During the period that the shares of restricted common stock are unvested, Mr. Hanson will be entitled to the same voting and dividend rights as all other holders of common stock. In the agreement, we also agreed to indemnify Mr. Hanson to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as other company executives.
     For a discussion of the provisions of Mr. Hanson’s employment agreement regarding compensation to Mr. Hanson in the event of our change of control or his termination by us without cause or by him for good reason, see “—Potential Payments Upon Termination or Change of Control — R. Brian Hanson” below.
James R. Hollis
     Our employment agreement with Mr. Hollis provides for Mr. Hollis to serve as our President and Chief Operating Officer for an initial term of three years for an initial base salary of $385,000 per year. As part of a salary reduction program implemented by the company in April 2009, Mr. Hollis agreed to a reduction of his annual base salary to $338,800. He will also be eligible to receive an annual performance bonus under our incentive compensation plan, with his target incentive compensation to be set at 50% of his annual base salary, and an opportunity under the plan to earn incentive compensation in an amount of up to 100% of his annual base salary.
     Mr. Hollis will be entitle to receive, on an annual basis during the term of his employment agreement, an award of shares of restricted common stock under the terms of our 2004 Long-Term Incentive Plan. Each award will have a value equal to the amount of the annual incentive plan bonus, if any, earned by Mr. Hollis with respect to our most recently completed fiscal year. This arrangement will take effect beginning with the annual incentive plan bonus, if any, earned by Mr. Hollis with respect to fiscal 2009. The shares of restricted common stock will be subject to restrictions on disposition and will vest on the date that is the third anniversary date of the date of the award. During the period that the shares of restricted common stock are unvested, Mr. Hollis will be entitled to the same voting and dividend rights as all other holders of common stock. In the agreement, we also agreed to indemnify Mr. Hollis to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as other company executives.
     For a discussion of the provisions of Mr. Hollis’ employment agreement regarding compensation to him in the event of our change of control or his termination without cause or for good reason, see “—Potential Payments Upon Termination or Change of Control — James R. Hollis” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table sets forth information concerning unexercised stock options (including SARs) and shares of restricted stock held by our named executive officers at December 31, 2008:

	Option Awards (1)					Stock Awards (2)
								Equity
								Incentive
								Plan	Equity
			Equity					Awards:	Incentive Plan
			Incentive					Number of	Awards:
			Plan					Unearned	Market or
			Awards:			Number	Market	Shares,	Payout Value
	Number of	Number of	Number of			of Shares	Value of	Units or	of Unearned
	Securities	Securities	Securities			or Units	Shares or	Other	Shares, Units
	Underlying	Underlying	Underlying			of Stock	Units of	Rights	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	That Have	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(3)	(#)	($)
Robert P. Peebler	1,325,000	—	—	6.00	3/31/2013	101,432	347,912	—	—
	—	180,000		3.00	12/01/2018
James R. Hollis	50,000	—	—	4.90	8/04/2013	39,999	137,197	—	—
	10,000	—		3.80	11/24/2013
	40,000	—		9.84	9/01/2014
	11,250	3,750		7.31	8/02/2015
	7,500	7,500		10.17	5/09/2016
	22,500	22,500		9.97	9/01/2016
	12,500	12,500		10.89	12/01/2016
	12,500	37,500		15.43	12/01/2017
	—	100,000		3.00	12/01/2018
	—	200,000 (4)		3.00	12/01/2018
R. Brian Hanson	37,500	37,500	—	8.73	5/22/2016	50,000	171,500	—	—
	10,000	10,000		9.97	9/01/2016
	15,000	45,000		15.43	12/01/2017
	—	70,000		3.00	12/01/2018

	Option Awards (1)						Stock Awards (2)
									Equity
									Incentive
									Plan	Equity
				Equity					Awards:	Incentive Plan
				Incentive					Number of	Awards:
				Plan					Unearned	Market or
				Awards:			Number	Market	Shares,	Payout Value
	Number of	Number of		Number of			of Shares	Value of	Units or	of Unearned
	Securities	Securities		Securities			or Units	Shares or	Other	Shares, Units
	Underlying	Underlying		Underlying			of Stock	Units of	Rights	or Other
	Unexercised	Unexercised		Unexercised	Option		That	Stock That	That Have	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	Have Not	Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)(3)	(#)	($)
Teng Beng Koid	41,250	13,750		—	6.49	4/04/2015	43,333	148,632	—	—
	30,000	10,000			7.31	8/02/2015
	17,500	17,500			9.97	9/01/2016
	17,500	32,500			15.43	12/01/2017
	—	40,000			3.00	12/01/2018
	—	140,000	(4)		3.00	12/01/2018
Christopher M. Friedemann	85,000	—		—	4.90	08/03/2013	19,999	68,597
	60,000	—			9.84	09/01/2014
	30,000	10,000			7.31	08/03/2015
	20,000	20,000			9.97	09/01/2016
	10,000	30,000			15.43	12/01/2017
	—	40,000			3.00	12/01/2018
Charles J. Ledet	—	15,000	(4)	—	5.8125	12/01/2018		—	—	—
		12,500	(4)		11.10	12/01/2018
		10,000	(4)		9.38	12/01/2018
		12,500	(4)		3.35	12/01/2018
		25,000	(4)		9.84	12/01/2018
		40,000	(4)		6.20	12/01/2018
		25,000	(4)		9.97	12/01/2018
		95,000	(4)		15.43	12/01/2018

(1)	On February 20, 2009, the closing sales price per share of ION common stock on the NYSE was $1.19, which was lower than the exercise price applicable to every stock option and SAR included in this table. As a result, every stock option and SAR included in the above table currently has no realizable monetary value to the holder. All stock option information in this table relates to nonqualified stock options granted under our various stock plans and employment inducement programs. All of the options in this table, except for the options to purchase 1,325,000 shares held by Mr. Peebler, vest 25% each year over a four-year period. On March 31, 2003, under the terms of his employment agreement, Mr. Peebler received a one-time grant of options to purchase 1,325,000 shares of our common stock at $6.00 per share, which options vested in equal amounts monthly over a 3-year period commencing March 31, 2004. On March 31, 2003, the closing sale price per share of our common stock on the NYSE was $3.60. See “—Employment Agreements—Robert P. Peebler” above.

(2)	The amounts shown represent shares of restricted stock granted under our 2000 Restricted Stock Plan, 2004 Long-Term Incentive Plan or 2005 Equity Inducement Plan. While unvested, the holder is entitled to the same voting and dividend rights as all other holders of common stock. Except for certain shares of restricted stock held by Mr. Peebler, in each case the grants of shares of restricted stock vest in one-third increments each year, over a three-year period. On March 1, 2007, Mr. Peebler received (a) an award of 32,560 shares of restricted stock, all of which shares vested on March 1, 2009 and (b) an award of 37,425 shares of restricted stock, all of which shares will vest on March 1, 2010. On March 1, 2008, Mr. Peebler received an award of 31,447 shares of restricted stock, all of which shares will vest on March 1, 2010. See “Employment Agreements—Robert P. Peebler” above.

(3)	Pursuant to SEC rules, the market value of each executive’s shares of unvested restricted stock was calculated by multiplying the number of shares by $3.43 (the closing price per share of our common stock on the NYSE on December 31, 2008).

(4)	The amounts shown reflect awards of cash-settled SARs granted on December 1, 2008 under our Stock Appreciation Rights Plan. The SARs awarded to Mr. Hollis and Mr. Hanson will vest on December 1, 2011, and the SARs awarded to Mr. Ledet will vest on December 1, 2010, subject to the condition that Mr. Ledet shall have fully performed all of his obligations under his Consulting Agreement with ION, including certain covenants not to compete with ION for a period of two years. See “ — Summary Compensation Table — Discussion of Summary Compensation Table” above.
2008 OPTION EXERCISES AND STOCK VESTED
     The following table sets forth certain information with respect to option and stock exercises by the named executive officers during the year ended December 31, 2008:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)(1)
Robert P. Peebler (2)	50,000	437,110	—	—
R. Brian Hanson (3)	—	—	30,000	422,750
James R. Hollis (4)	—	—	16,665	153,628
Teng Beng Koid (5)	—	—	23,332	230,947
Christopher M. Friedemann (6)	—	—	10,000	113,425
Charles J. Ledet (7)	30,000	288,750	15,334	156,893

(1)	The values realized upon vesting of stock awards contained in the table are based on the market value of ION common stock on the date of vesting. The values shown in the above table have no relation to the current market price of ION stock. On February 20, 2009, the closing sales price per share of ION common stock on the NYSE was $1.19, which is significantly lower than all vesting date market values reflected in the table.

(2)	The stock options exercised by Mr. Peebler were granted to him on November 3, 1999, November 1, 2000, November 1, 2001 and November 3, 2002, with expiration dates of November 3, 2009, November 1, 2010, November 1, 2011 and November 3, 2012, respectively. Because these stock options were scheduled to expire in the near future, Mr. Peebler exercised the options in May 2008 before their expiration dates. Of the stock options that Mr. Peebler exercised, he sold in broker’s transactions the number of underlying shares necessary to satisfy the exercise price and related fees and expenses, and retained the 18,275 remaining shares. With the exception of these stock options, Mr. Peebler has not exercised any stock options or sold any shares of ION common stock since he was appointed Chief Executive Officer of ION in April 2003. The value realized by Mr. Peebler on the exercise of these stock option awards was calculated by subtracting the various option exercise prices per share from his $15.1022 exercise date fair market value per share and multiplying the remainder by the number of shares under the options exercised.

(3)	The value realized by Mr. Hanson on the vesting of his restricted stock awards was calculated by multiplying (a) 25,000 shares by $16.31 (the closing price per share of our common stock on the NYSE on his May 22, 2008 vesting date) and (b) 5,000 shares by $3.00 (the closing price per share of our common stock on the NYSE on November 28, 2008, the last completed trading day before the December 1, 2008 vesting date).

(4)	The value realized by Mr. Hollis on the vesting of his restricted stock awards was calculated by multiplying (a) 1,666 shares by $15.44 (the closing price per share on his May 9, 2008 vesting date), (b) 1,666 shares by $15.67 (the closing price per share on his August 2, 2008 vesting date), (c) 5,000 shares by $15.36 (the closing price per share on his September 1, 2008 vesting date) and (d) 8,333 shares by $3.00 (the closing price per share of our common stock on the NYSE on November 28, 2008, the last completed trading day before the December 1, 2008 vesting date).

(5)	The value realized by Mr. Koid on the vesting of his restricted stock awards was calculated by multiplying (a) 6,666 shares by $14.63 (the closing price per share on his April 4, 2008 vesting date), (b) 3,333 shares by $15.67 (the closing price per share on his August 2, 2008 vesting date), (c) 3,333 shares by $15.36 (the closing price per share on his September 1, 2008 vesting date) and (d) 10,000 shares by $3.00 (the closing price per share of our common stock on the NYSE on November 28, 2008, the last completed trading day before the December 1, 2008 vesting date).

(6)	The value realized by Mr. Friedemann on the vesting of his restricted stock awards was calculated by multiplying (a) 3,333 shares by $15.67 (the closing price per share on his August 2, 2008 vesting date), (b) 3,333 shares by $15.36 (the closing price per share on his September 1, 2008 vesting date) and (c) 3,334 shares by $3.00 (the closing price per share of our common stock on the NYSE on November 28, 2008, the last completed trading day before the December 1, 2008 vesting date).

(7)	The value realized by Mr. Ledet on the vesting of his restricted stock awards was calculated by multiplying (a) 2,666 shares by $16.39 (the closing price per share on his May 31, 2008 vesting date), (b) 3,333 shares by $15.67 (the closing price on his August 2, 2008 vesting date), (c) 2,667 shares by $15.36 (the closing price on his September 1, 2008 vesting date) and (d) 6,668 shares by $3.00 (the closing price per share of our common stock on the NYSE on November 28, 2008, the last completed trading day before the December 1, 2008 vesting date). The stock options exercised by Mr. Ledet were granted to him on February 1, 1999, with an expiration date of February 1, 2009. Because these options were scheduled to expire on this date, Mr. Ledet exercised the options in May 2008. All of the shares acquired under the stock options Mr. Ledet exercised were sold in broker’s transactions. The value realized by Mr. Ledet on the exercise of these options was calculated by subtracting the $6.375 exercise price per share from the $16.00 exercise date fair market value per share and multiplying the remainder by the number of shares under the options exercised.
Potential Payments Upon Termination or Change of Control
     Under the terms of our equity-based compensation plans and our employment agreements, our Chief Executive Officer and certain of our other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment (with and without cause) and upon a change in control of our company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2008, are described in detail below. In the case of each employment agreement, the terms of these arrangements were established through the course of arms-length negotiations with each executive officer, both at the time of hire and at the times of any later amendment. As part of these negotiations, the Compensation Committee analyzed the terms of the same or similar arrangements for comparable executives employed by companies in our industry group. This approach was used by the Committee in setting the amounts payable and the triggering events under the arrangements. The termination of employment provisions of the employment agreements were entered into in order to address competitive concerns by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join our company. At the time of entering into these arrangements, the

Committee considered the aggregate potential obligations of our company in the context of the desirability of hiring the individual and the expected compensation upon joining us. However, these contractual severance and post-termination arrangements have not affected the decisions the Committee has made regarding other compensation elements and the rationale for compensation decisions made in connection with these arrangements.
     The following summaries set forth estimated potential payments payable to our named executive officers (other than Charles J. Ledet, whose employment terminated on December 1, 2008) upon termination of employment or a change of control of our company under their current employment agreements and our stock plans and other compensation programs as if his employment had so terminated for these reasons, or the change of control had so occurred, on December 31, 2008. The Compensation Committee may, in its discretion, agree to revise, amend or add to the benefits if it deems advisable. For purposes of the following summaries, dollar amounts are estimates based on annual base salary as of December 31, 2008, benefits paid to the named executive officer in fiscal 2008 and stock and option holdings of the named executive officer as of December 31, 2008. The summaries assume a price per share of ION common stock of $3.43 per share, which was the closing price per share on December 31, 2008, as reported on the NYSE. On February 20, 2009, the closing price per share of ION common stock on the NYSE was $1.19. In addition, in April 2009 the annual base salary of each of our named executive officers was decreased as part of our base salary reduction program. The actual amounts to be paid to the named executive officers can only be determined at the time of each executive’s separation from the company.
     The amounts of potential future payments and benefits as set forth in the tables below, and the descriptions of the assumptions upon which such future payments and benefits are based and derived, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are estimates of payments and benefits to certain of our executives upon their termination of employment or a change in control, and actual payments and benefits may vary materially from these estimates. Actual amounts can only be determined at the time of such executive’s actual separation from our company or the time of such change in control event. Factors that could affect these amounts and assumptions include the timing during the year of any such event, the company’s stock price, unforeseen future changes in our company’s benefits and compensation methodology and the age of the executive.
Robert P. Peebler
     Termination and Change of Control. Mr. Peebler is entitled to certain benefits under his employment agreement upon any of the following events:
•	we terminate his employment other than for cause, death or disability;

•	Mr. Peebler resigns for “good reason”; or

•	Mr. Peebler resigns after remaining with us or with our successor for a period of 18 months following a change of control involving our company (as defined in his agreement).
     In the above scenarios, Mr. Peebler would be entitled to receive the following (less applicable withholding taxes and subject to compliance with his two-year non-compete, non-solicit and no-hire obligations):
•	a lump sum cash amount equal to 0.99 times his annual base salary;

•	over a two-year period, a cash amount equal to two times his annual base salary; and

•	all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year.
     We believe the above 18-month change-of-control benefit maximizes stockholder value because it motivates Mr. Peebler to remain in his position for a sufficient period of time following a change of control to ensure a smoother integration and transition for the new owners. Given his unique and high levels of experience and expertise in the seismic industry, we believe Mr. Peebler’s severance structure is in our best interest because it ensures that for a two-year period after leaving our employment, Mr. Peebler will not be in a position to compete with us or otherwise adversely affect our business. Mr. Peebler’s severance provisions are more generous than those of the other named executive officers and reflect the greater interest we have in protecting against any future competition from Mr. Peebler after his employment with us, and also the greater opportunity costs that he would bear if we decided to change our chief executive officer.
     Upon a “change of control” involving ION (as that term is defined in his employment agreement and the applicable stock plans), all of Mr. Peebler’s stock options and restricted stock will automatically accelerate and become fully vested. Upon any of the above events, we would not be required to provide any medical continuation or death or disability benefits for Mr. Peebler that are not also available to our other employees as required by law or the applicable benefit plan.
     Death or Disability. Upon his death or disability, any options or restricted stock Mr. Peebler holds under our 2004 Long-Term Incentive Plan would automatically accelerate and become fully vested. As of December 31, 2008, Mr. Peebler held 101,432 shares of restricted stock granted under our 2004 Long-Term Incentive Plan.
     Termination by Us for Cause or by Mr. Peebler Other Than for Good Reason. Upon his termination or resignation for any other reason, Mr. Peebler is not entitled to any payment or benefit other than the payment of unpaid salary and accrued and unused vacation pay.
     Mr. Peebler’s vested stock options will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement.
     In addition, any voluntary termination of employment on or after December 31, 2010, will be treated for all purposes under our 2004 Long-Term Incentive Plan as a termination due to the retirement of Mr. Peebler, thereby causing all of his unvested stock options and restricted stock granted under that plan to automatically accelerate and become fully vested.
     If any payment or benefit under his employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, we have agreed to pay to Mr. Peebler an additional amount to adjust for the incremental tax costs of those payments to him.
     Assuming Mr. Peebler’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2008, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

	Cash		Tax Gross-	Value of Accelerated
Scenario	Severance ($)(1)	Bonus ($)	Ups ($)	Equity Awards ($)(2)
Without Cause or For Good Reason	1,719,250	431,250	—	—
Resign 18 months after change of control	1,719,250	431,250	576,591	—
Change of Control (regardless of termination)	—	—	—	425,312
Death or Disability	—	—	—	425,312
Voluntary Termination	—	—	—	425,312

(1)	$569,250 would be payable immediately and $1,150,000 would be payable over a two-year period. In addition to the listed amounts, if Mr. Peebler resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Peebler is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	As of December 31, 2008, Mr. Peebler held 101,432 shares of unvested restricted stock and unvested options to purchase 180,000 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 180,000 shares underlying Mr. Peebler’s unvested options by $3.43 (the closing price per share on December 31, 2008) and then deducting the $3.00 exercise price for those shares. The value of accelerated unvested restricted stock was calculated by multiplying 101,432 shares by $3.43.
R. Brian Hanson
     Termination and Change of Control. Mr. Hanson is entitled to certain benefits under his employment agreement upon any of the following events:
•	we terminate his employment other than for cause, death or disability;

•	Mr. Hanson resigns for “good reason”; or

•	Mr. Hanson resigns after remaining with us or with our successor for a period of 12 months following a change of control involving our company.
     In the above scenarios, Mr. Hanson would be entitled to receive the following (less applicable withholding taxes and subject to compliance with non-compete, non-solicit and no-hire obligations):
•	over a two-year period, a cash amount equal to two times his annual base salary;

•	all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year; and

•	continuation of insurance coverage for Mr. Hanson as of the date of his termination for a period of one year at the same cost to him as prior to the termination.
     We believe the above 12-month change-of-control benefit maximizes stockholder value because it motivates Mr. Hanson to remain in his position for a sufficient period of time following a change of control to ensure a smoother integration and transition for the new owners.
     Upon a “change of control” involving ION (as that term is defined in his employment agreement and the applicable stock plans), all of Mr. Hanson’s stock options, restricted stock and SARs will automatically accelerate and become fully vested. In addition, any change of control of our company will cause the remaining term of Mr. Hanson’s employment agreement to automatically adjust to two years, commencing on the effective date of the change of control.
     Death, Disability or Retirement. Upon his death, disability or retirement, all options, restricted stock and SARs that Mr. Hanson holds would automatically accelerate and become fully vested.
     Termination by Us for Cause or by Mr. Hanson Other Than for Good Reason. Upon any termination by us for cause or any resignation by Mr. Hanson for any reason other than “good reason” (as defined in his employment agreement), Mr. Hanson is not entitled to any payment or benefit other than the payment of unpaid salary and accrued and unused vacation pay.
     Mr. Hanson’s vested stock options and SARs will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable plan and grant agreement. If Mr. Hanson is terminated for cause, all of his vested and unvested stock options, unvested restricted stock and unvested SARs will be immediately forfeited.
     If any payment or benefit under his employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, we have agreed to pay to Mr. Hanson an additional amount to adjust for the incremental tax costs of those payments to him.

     Assuming Mr. Hanson’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2008, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

	Cash	Bonus	Insurance	Tax Gross-	Value of Accelerated
Scenario	Severance ($)(1)	($)(2)	Continuation ($)(3)	Ups ($)	Equity Awards ($)(4)
Without Cause or For Good Reason	654,000	163,500	12,156	—	—
Resign 12 months after change of control	654,000	163,500	12,156	—	—
Change of Control (regardless of termination) or Death, Disability or Retirement	—	—	—	—	596,225
Voluntary Termination	—	—	—	—	—

(1)	Payable over a two-year period. In addition to the listed amounts, if Mr. Hanson resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Hanson is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	Represents an estimate of the target bonus payment Mr. Hanson would be entitled to receive pursuant to our 2008 incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)	The value of insurance continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. Hanson, maintaining his same levels of medical, dental and other insurance in effect as of December 31, 2008, less the amount of premiums to be paid by Mr. Hanson for such coverage.

(4)	As of December 31, 2008, Mr. Hanson held 55,000 unvested shares of restricted stock, unvested stock options to purchase 162,500 shares of common stock and 140,000 SARs. The value of accelerated unvested options was calculated by multiplying 162,500 shares underlying Mr. Hanson’s unvested options by $3.43 (the closing price per share on December 31, 2008) and then deducting the aggregate exercise price for those shares (equal to $3.00 per share for 70,000 options). Options having an exercise price greater than $3.43 were calculated with a zero value. The value of accelerated unvested restricted stock was calculated by multiplying 55,000 shares by $3.43. The value of accelerated unvested SARs was calculated by multiplying 140,000 shares by $3.43 and then deducting the settlement price of $3.00.
James R. Hollis
     Termination and Change of Control. Mr. Hollis is entitled to certain benefits under his employment agreement upon any of the following events:
•	we terminate his employment other than for cause, death or disability;

•	Mr. Hollis resigns for “good reason”; or

•	Mr. Hollis resigns after remaining with us or with our successor for a period of 12 months following a change of control involving our company.

     In the above scenarios, Mr. Hollis would be entitled to receive the following (less applicable withholding taxes and subject to compliance with non-compete, non-solicit and no-hire obligations):
•	over a two-year period, a cash amount equal to two times his annual base salary;

•	all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year; and

•	continuation of insurance coverage for Mr. Hollis as of the date of his termination for a period of one year at the same cost to him as prior to the termination.
     We believe the above 12-month change-of-control benefit maximizes stockholder value because it motivates Mr. Hollis to remain in his position for a sufficient period of time following a change of control to ensure a smoother integration and transition for the new owners.
     Upon a “change of control” involving ION (as that term is defined in his employment agreement and the applicable stock plans), all of Mr. Hollis’ stock options, restricted stock and SARs will automatically accelerate and become fully vested. In addition, any change of control of our company will cause the remaining term of Mr. Hollis’ employment agreement to automatically adjust to two years, commencing on the effective date of the change of control.
     Death, Disability or Retirement. Upon his death, disability or retirement, all options, restricted stock and SARs that Mr. Hollis holds would automatically accelerate and become fully vested.
     Termination by Us for Cause or by Mr. Hollis Other Than for Good Reason. Upon any termination by us for cause or any resignation by Mr. Hollis for any reason other than “good reason” (as defined in his employment agreement), Mr. Hollis is not entitled to any payment or benefit other than the payment of unpaid salary and accrued and unused vacation pay.
     Mr. Hollis’ vested stock options will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Hollis is terminated for cause, all of his vested and unvested stock options, unvested restricted stock and unvested SARs will be immediately forfeited.
     If any payment or benefit under his employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, we have agreed to pay to Mr. Hollis an additional amount to adjust for the incremental tax costs of those payments to him.
     Assuming Mr. Hollis’ employment was terminated under each of these circumstances or a change of control occurred on December 31, 2008, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

	Cash	Bonus	Insurance	Tax Gross-	Value of Accelerated
Scenario	Severance ($)(1)	($)(2)	Continuation ($)(3)	Ups ($)	Equity Awards ($)(4)
Without Cause or For Good Reason	770,000	192,500	12,142	—	—
Resign 12 months after change of control	770,000	192,500	12,142	—	—
Change of Control (regardless of termination) or Death, Disability or Retirement	—	—	—	—	553,460
Voluntary Termination	—	—	—	—	—

(1)	Payable over a two-year period. In addition to the listed amounts, if Mr. Hollis resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Hollis is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	Represents an estimate of the target bonus payment Mr. Hollis would be entitled to receive pursuant to our 2008 incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)	The value of insurance continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. Hollis, maintaining his same levels of medical, dental and other insurance in effect as of December 31, 2008, less the amount of premiums to be paid by Mr. Hollis for such coverage.

(4)	As of December 31, 2008, Mr. Hollis held 39,999 unvested shares of restricted stock, unvested stock options to purchase 183,750 shares of common stock and 200,000 unvested SARs. The value of accelerated unvested options was calculated by multiplying 183,750 shares underlying Mr. Hollis’ unvested options by $3.43 (the closing price per share on December 31, 2008) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 100,000 options). Options having an exercise price greater than $3.43 were calculated with a zero value. The value of accelerated unvested restricted stock was calculated by multiplying 39,999 shares by $3.43. The value of accelerated unvested SARs was calculated by multiplying 200,000 shares by $3.43 and then deducting the settlement price of $3.00.
Teng Beng Koid and Christopher M. Friedemann
     Neither Mr. Koid nor Mr. Friedemann is entitled to receive any contractual severance if we terminate his employment without cause. Upon a change of control involving our company, all of their unvested stock options and restricted stock will automatically accelerate and become fully vested. Upon their retirement, death or disability, all unvested options and restricted stock they hold will automatically accelerate and become fully vested.
     The vested stock options held by each of Mr. Koid and Mr. Friedemann will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If either Mr. Koid or Mr. Friedemann is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited.
     Assuming their employment was terminated under each of these circumstances or a change of control occurred on December 31, 2008, their payments and benefits would have an estimated value as follows (less applicable withholding taxes):
Teng Beng Koid

	Cash	Value of Accelerated
Scenario	Severance ($)(1)	Equity Awards ($)(2)
Without Cause	—	—
Change of Control (regardless of termination) or Retirement	—	487,395
Death or Disability	—	487,395
Voluntary Termination	—	—

(1)	In addition to the listed amounts, if Mr. Koid resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Koid is currently entitled to 15 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	As of December 31, 2008, Mr. Koid held 43,333 unvested shares of restricted stock and unvested options to purchase 133,750 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 133,750 shares underlying Mr. Koid’s unvested options by $3.43 (the closing price per share on December 31, 2008) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 40,000 options). Options having an exercise price greater than $3.43 were calculated with a zero value. The value of his accelerated unvested restricted stock was calculated by multiplying 43,333 shares by $3.43.
Christopher M. Friedemann

	Cash	Value of Accelerated
Scenario	Severance ($)(1)	Equity Awards ($)(2)
Without Cause	—	—
Change of Control (regardless of termination) or Retirement	—	291,597
Death or Disability	—	291,597
Voluntary Termination	—	—

(1)	In addition to the listed amounts, if Mr. Friedemann resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Friedemann is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	As of December 31, 2008, Mr. Friedemann held 19,999 unvested shares of restricted stock and unvested options to purchase 100,000 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 100,000 shares underlying Mr. Friedemann’s unvested options by $3.43 (the closing price per share on December 31, 2008) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 40,000 options). Options having an exercise price greater than $3.43 were calculated with a zero value. The value of his accelerated unvested restricted stock was calculated by multiplying 19,999 shares by $3.43.
2008 Pension Benefits And Nonqualified Deferred Compensation
     None of our named executive officers participates or has account balances in (i) any qualified or non-qualified defined benefit plans or (ii) in any non-qualified defined contribution plans or other deferred compensation plans maintained by us.
DIRECTOR COMPENSATION
General
     ION employees who are also directors do not receive any fee or remuneration for services as members of our Board of Directors. We currently have eight non-employee directors who qualify for compensation as directors. In addition to being reimbursed for all reasonable out-of-pocket expenses that the director incurs attending Board meetings and functions, until March 2009 our outside directors received an annual retainer fee of $46,000. In addition, until March

2009 the Chairman of the Audit Committee had been entitled to receive an annual retainer fee of $12,500, the Chairman of the Compensation Committee had been entitled to receive an annual retainer fee of $10,000, the Chairman of the Governance Committee had been entitled to receive an annual retainer fee of $5,000, and each co-Chairman of the Finance Committee had been entitled to receive an annual retainer fee of $5,000. Until March 2009, outside directors also received, in cash, $2,000 for each Board meeting and $2,000 for each committee meeting attended (unless the committee meeting was held in conjunction with a Board meeting, in which case the fee for committee meeting attendance was $1,000) and $1,000 for each Board or committee meeting held via teleconference.
     In order to reduce operating costs during the market downturn resulting from the economic recession and decline in oil and gas prices, in March 2009 the Board reduced by 15% the amount of retainer and meeting fees each director receives, so that commencing effective in April 2009, our outside directors will receive an annual retainer fee of $39,100, the Chairman of the Audit Committee will receive an annual retainer fee of $10,600, the Chairman of the Compensation Committee will receive an annual retainer fee of $8,500, the Chairman of the Governance Committee will receive an annual retainer fee of $4,300, each co-Chairman of the Finance Committee will receive an annual retainer fee of $4,300, and each outside director will receive $1,700 for each in-person Board meeting attended and $1,700 for each in-person committee meeting attended (unless the committee meeting is held in conjunction with a Board meeting, in which case the fee for committee meeting attendance will be $900) and $900 for each Board or committee meeting held via teleconference.
     Each outside director also receives an initial grant of 8,000 vested shares of our common stock on the first quarterly grant date after joining the Board and follow-on grants of 12,000 vested shares of our stock each year.
     In 1992, we adopted a Directors Retirement Plan. We discontinued this plan in 1996. Mr. Elliott is the only director entitled to receive any benefits under the Directors Retirement Plan. This plan requires us to make a lump sum payment to Mr. Elliott following his retirement from the Board, in an amount equal to the present value of $15,000 to be received annually for a period of ten years.
     The following table summarizes the compensation paid by ION to non-employee directors in 2008:

				Change in
				Pension
			Non-Equity	Value and
			Incentive	Nonqualified
	Fees Earned	Stock	Plan	Deferred	All Other
	or Paid in	Awards	Compensation	Compensation	Compensation
Name (1)	Cash ($)(2)	($)(3)	($)	Earnings ($)	($)	Total ($)
James M. Lapeyre, Jr.	68,000	36,000	—	—	—	104,000
Bruce S. Appelbaum, PhD	52,000	36,000	—	—	—	88,000
Theodore H. Elliott, Jr.	52,000	36,000	—	—	—	88,000
Franklin Myers	78,000	36,000	—	—	—	114,000
S. James Nelson, Jr.	73,500	36,000	—	—	—	109,500
John N. Seitz	56,000	36,000	—	—	—	92,000
Sam K. Smith (4)	39,000	—	—	—	3,000	42,000

Change in
Pension
			Non-Equity	Value and
			Incentive	Nonqualified
	Fees Earned	Stock	Plan	Deferred	All Other
	or Paid in	Awards	Compensation	Compensation	Compensation
Name (1)	Cash ($)(2)	($)(3)	($)	Earnings ($)	($)	Total ($)
G. Thomas Marsh (5)	3,000	—	—	—	—	3,000
Nicholas G. Vlahakis (5)	3,000	—	—	—	—	3,000

(1)	Robert P. Peebler, our Chief Executive Officer, is not included in this table because he is an employee of ION and therefore received no compensation for his services as a director. The compensation received by Mr. Peebler as an employee of ION is shown in the Summary Compensation Table above.

(2)	During 2008, each non-employee director had the right to elect to receive shares of our common stock in lieu of any or all of his annual cash retainer, including retainers for serving as a committee chair or lead outside director, which is included in the amount reported in this column. In each case, the stock was issued on May 27, 2008, the date of our 2008 annual meeting of stockholders, and the number of shares received was determined based on a per share price of $16.18, the closing price per share for our common stock reported by the NYSE on May 23, 2008 (the last trading day preceding our 2008 annual meeting of stockholders). In 2008:
•	Mr. Lapeyre elected to receive 2,163 shares of common stock in lieu of approximately $35,000 of his annual retainer and Governance Committee chair retainer.

•	Dr. Appelbaum elected to receive 927 shares of common stock in lieu of approximately $15,000 of his annual retainer.

•	Mr. Myers elected to receive 2,781 shares of common stock in lieu of approximately $45,000 of his annual retainer and his Compensation and Finance Committee chair retainers.

•	Mr. Smith elected to receive 2,090 shares of common stock in lieu of approximately $30,000 of his annual retainer.

(3)	All of the amounts shown represent the value of common stock granted under our 2004 Long-Term Incentive Plan. On December 1, 2008, each of our non-employee directors was granted an award of 12,000 shares of ION common stock. The values contained in the table are based on the compensation cost of the award with respect to fiscal 2008 computed in accordance with FAS 123R for financial statement reporting purposes.

(4)	Mr. Smith retired from the Board on August 18, 2008. He was paid a $3,000 consulting fee for three Governance Committee meetings he attended after his retirement to assist with selecting replacement Board members.

(5)	Mr. Marsh and Mr. Vlahakis were each appointed to the Board effective on December 5, 2008.
     As of December 31, 2008, our non-employee directors held the following unvested and unexercised ION equity awards:

	Unvested Stock	Unexercised Option
Name	Awards(#)	Awards(#)
James M. Lapeyre, Jr.	—	120,000
Bruce S. Appelbaum, PhD	—	80,000
Theodore H. Elliott, Jr.	—	70,000

	Unvested Stock	Unexercised Option
Name	Awards(#)	Awards(#)
Franklin Myers	—	55,000
S. James Nelson, Jr.	—	70,000
John N. Seitz	—	80,000
Sam K. Smith (retired)	—	25,000
G. Thomas Marsh	—	—
Nicholas G. Vlahakis	—	—
EQUITY COMPENSATION PLAN INFORMATION
(as of December 31, 2008)
     The following table provides certain information regarding our equity compensation plans under which equity securities are authorized for issuance:

			Number of securities
			remaining available
	Number of securities		for
	to	Weighted-average	future issuance under
	be issued upon	exercise price of	equity compensation
	exercise	outstanding	plans (excluding
	of outstanding options,	options, warrants	securities reflected
	warrants and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders
Amended and Restated 1990 Stock Option Plan	146,491	$5.99	0
Amended and Restated 1996 Non-Employee Director Stock Option Plan	295,000	$7.17	0
1998 Restricted Stock Plan	—	—	0
2000 Long-Term Incentive Plan	459,025	$6.83	0
Employee Stock Purchase Plan	—	—	0
2003 Stock Option Plan	1,467,500	$6.58	1,750
2004 Long-Term Incentive Plan	4,671,500	$8.63	833,657
GX Technology Corporation Employee Stock Option Plan	206,634	$2.46	0

Subtotal	7,246,150		835,407

Equity Compensation Plans Not Approved by Security Holders
Non-Employee Directors’ Retainer Plan	—	—	21,769
2000 Restricted Stock Plan	—	—	7,737
April 2005 Inducement Equity Program	55,000	$6.49	0
ARAM Systems Employee Inducement Stock Option Program	408,000	$14.10	0
Concept Systems Employment Inducement Stock Option Program	31,250	$6.42	0
GX Technology Corporation Employment Inducement Stock Option Program	152,875	$7.09	0

Subtotal	647,125		29,506

Total	7,893,275		864,913

     Following are brief descriptions of the material terms of each equity compensation plan that was not approved by our stockholders:
     Non-Employee Directors’ Retainer Plan. In 2001, our Board adopted arrangements whereby our non-employee directors can elect to receive their annual retainer for service as a director, and any retainer for serving as a committee chairman, in cash or in common stock. Any common stock issued pursuant to these arrangements is valued at the closing price of our common stock on the last trading day before their issuance. The Board reserved 100,000 of our treasury shares for issuance under these arrangements. The Board elected to forego this election right for 2009 and as a result non-employee directors will receive their retainers only in cash.
     2000 Restricted Stock Plan. During 2000, our Board approved the ION Geophysical Corporation 2000 Restricted Stock Plan. This plan grants the Compensation Committee the authority to make awards of restricted stock of up to 200,000 shares of our common stock in order to attract and retain key employees of ION and our subsidiaries. Awards may be made from authorized and unissued shares or treasury shares, but the plan provides that shares delivered under the initial grants under the plan must be made only from treasury shares or common stock repurchased by ION. As of December 31, 2008, there were 37,228 shares of restricted stock issued and outstanding under this plan.
     Under the terms of this plan, ION enters into individual award agreements with participants designated by the Compensation Committee specifying the number of shares of common stock granted under the award, the price (if any) to be paid by the grantee for the restricted stock, the restriction period during which the award is subject to forfeiture, and any performance objectives specified by the Committee. Participants are not permitted to sell, transfer or pledge their restricted stock during their restriction period.
     Upon termination of a participant’s employment with us for any reason other than death, disability or retirement, all non-vested shares of restricted stock will be forfeited. In addition, in the event of a change of control of ION, all shares of restricted stock will become fully vested. Unless sooner terminated, the 2000 Restricted Stock Plan will expire on March 13, 2010.
     ION Geophysical Corporation April 2005 Inducement Equity Program. As a material inducement to Teng Beng Koid to join our company as Vice President, Business Development of our Imaging Systems Group, in April 2005 we entered into an Employment Inducement Restricted Stock Agreement and an Employment Inducement Stock Option Agreement with him. These agreements provided for the grant to Mr. Koid of 20,000 shares of restricted common stock and stock options to purchase 55,000 shares of common stock. The term of these stock options expires on April 4, 2015, and the options became exercisable in four equal installments with respect to 25% of the underlying shares on the first, second, third and fourth consecutive anniversary dates of the date of grant. The shares of restricted stock vested in three equal installments with respect to 33.33% of the underlying shares on the first, second and third consecutive anniversary dates of the date of grant.
     ION Geophysical Corporation — Concept Systems Employment Inducement Stock Option Program. In connection with our acquisition of the share capital of Concept Systems Holding Limited in February 2004, we entered into employment inducement stock option agreements with 12 key employees of Concept as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options became exercisable in four equal installments each year with respect to 25% of the shares on the first, second, third and fourth consecutive anniversary dates of the date of grant. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.
     ION Geophysical Corporation — GX Technology Corporation Employment Inducement Stock Option Program. In connection with our acquisition of all of the capital stock of GX Technology Corporation in June 2004, we entered into employment inducement stock option agreements with 29 key employees of GXT as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options became exercisable in four equal installments each year with respect to 25% of the shares each on the first, second, third and fourth consecutive anniversary dates of the date of grant. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

     ION Geophysical Corporation —ARAM Systems Employee Inducement Stock Option Program. In connection with our acquisition of all of the capital stock of ARAM Systems, Ltd and its affiliates in September 2008, we entered into employment inducement stock option agreements with 48 key employees of ARAM as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options become exercisable in four equal installments each year with respect to 25% of the shares each on the first, second, third and fourth consecutive anniversary dates of the date of grant. The options may be sooner exercised upon the occurrence of a “change of control” of ION. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.
     A description of our Stock Appreciation Rights Plan has not been provided in this sub-section because awards of SARs under that plan may be settled only in cash.
ITEM 2 — APPROVAL OF AN EMPLOYEE EQUITY REPLENISHMENT PROGRAM
Introduction
     We are seeking stockholder approval of an employee equity replenishment program (the “Replenishment Program”) that will permit certain of our current employees to exchange outstanding stock options having exercise prices above $3.35 per share, and receive shares of our common stock.
     If implemented, the Replenishment Program will allow us to make a tender offer (the “Offer”) to purchase certain stock options currently held by certain of our employees for cash. The cash will be delivered by us to our stock plan administration company, who will use the cash to purchase shares of our common stock on the open market for the account of each tendering optionholder. The purchased shares would then be deposited into accounts to be maintained for the benefit of each tendering optionholder as soon as practicable after the cash deposit. The shares purchased will be distributed to the tendering optionholders, who will be restricted from selling or transferring the shares for a period of six months. The shares of common stock underlying the eligible options that are tendered and accepted in the Offer will be credited to the pool of awards for the grant of new awards under our 2004 Plan. See “ — Description of the Replenishment Program - Status of Eligible Options Surrendered and the Underlying Shares of Common Stock.”
     The Replenishment Program has been designed to ensure that only outstanding options that are substantially underwater (the term “underwater” means that the exercise prices of the options are greater than our stock trading price) are eligible for the program. The members of the Board, including our Chief Executive Officer, will not participate in the Replenishment Program. We are asking for stockholders to approve the Replenishment Program in order to satisfy the terms of our stock plans and NYSE rules and related interpretations, and as a matter of good corporate governance. If ION stockholders approve the proposal, the Board intends to complete the Replenishment Program as soon as practicable after the 2009 Annual Meeting but may, in its discretion, complete the Replenishment Program any time within six months following stockholder approval. If ION stockholders do not approve this proposal, the Replenishment Program will not be completed.
Overview
     Our stock price has experienced a significant decline recently due in large part to the current global recession and the decline in oil and gas prices, as well as other factors, that have negatively impacted demand for our products and services and thus adversely affected our financial results. Like many companies, our business has been, and continues to be, adversely impacted by the global financial and economic crisis. We have taken a number of actions to reduce costs in our businesses and improve our operating performance. However, our efforts have not yet had a significant impact on our stock price, which remains at a historically low level. Consequently, our employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of ION common stock and the average market price of our stock over the prior 12 months. Further, there can be no assurance that our efforts to reduce our cost structure and improve our operating performance will ultimately result in significant increases in our stock price in the near-term, if at all. Thus, the Board and the Compensation Committee believe these underwater options no longer provide the long-term employee incentive and retention objectives that they were intended to provide.

     The Board and the Compensation Committee believe the Replenishment Program is an important component in our strategy to align employee and stockholder interests through our equity compensation programs. We believe that the Replenishment Program is important for ION because it will permit us to:
•	Provide renewed incentives to our employees who participate in the Replenishment Program. As of the end of February and March 2009, 100% of our outstanding stock options were underwater. The weighted average exercise price of the underwater options eligible for the Replenishment Program was $11.13 per share. On the last trading day of March 2009, the closing sales price of our common stock on the NYSE was $1.56 per share. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. We believe the Replenishment Program will enable us to enhance long-term stockholder value by providing greater assurance that we will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by better aligning the interests of our employees more fully with the interests of our stockholders.

•	Meaningfully reduce our total number of outstanding stock options represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. Allowing these underwater options to remain outstanding does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program.

•	Recapture value from compensation costs that we are already incurring with respect to outstanding underwater stock options. Generally, for financial accounting purposes, when stock options are granted to employees, we bear an expense that reduces our net income. This expense (known as share-based compensation) is calculated at the time a stock option is granted based on the determined value of each stock option when granted, using the Black-Scholes option pricing model, and is recognized by us over the vesting schedule of the stock option. Under applicable accounting rules, as of March 31, 2009, we expect to recognize a total of approximately $7.3 million in future compensation expense related to these underwater options, which expense we will continue to be obligated to amortize over a weighted average period of approximately 2.6 years, even if these options remain underwater and are never exercised. We believe it is not an efficient use of our resources to continue to recognize compensation expense in the future on options that are not perceived by our employees as providing value. By ultimately replacing options that have little or no retention or incentive value with stock that will provide incentive value while not creating additional material compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the cash values for the eligible options have been set but before the exchange actually occurs), we believe that we will be making efficient use of our resources.
     For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to our 1990 Stock Option Plan (the “1990 Plan”), 2000 Long Term Incentive Plan (the “2000 Plan”), 2003 Employee Stock Option Plan (the “2003 Plan”) and 2004 Long-Term Equity Incentive Plan (the “2004 Plan” and together with the 1990 Plan, the 2000 Plan and the 2003 Plan, the “Equity Plans” ), 2005 Inducement Equity Program (the “2005 Program”), ARAM Systems Employee Inducement Stock Option Program (the “ARAM Program”), Concept Systems Employment Inducement Stock Option Program (the “Concept Program”) and GX Technology Corp. Employment Inducement Stock Option Program (the “GXT Program,” and together with the 2005 Program, the ARAM Program and the Concept Program, the “Inducement Programs”) (the Inducement Programs and the Equity Plans are referred to collectively as the “Eligible Plans”) and sets forth the number of shares of common stock available for future grants under the Eligible Plans as of March 31, 2009:

Shares available for future grant under existing plans(1)	1,072,624
Shares issuable pursuant to outstanding stock options	7,582,225
Weighted average exercise price of all outstanding stock options	$8.05
Weighted average exercise price of outstanding stock options eligible for Replenishment Program	$11.13
Weighted average remaining term of all outstanding stock options	6.7 years
Weighted average remaining term of all outstanding stock options eligible for Replenishment Program	7.1 years

(1)	Future grants may be issued only pursuant to our 2004 Plan and 2003 Plan. All of our other Eligible Plans have terminated except with respect to awards which had been previously issued under those plans and remain outstanding.
     If our stockholders do not approve the proposal authorizing the Replenishment Program, eligible options will remain outstanding and in effect in accordance with their existing terms, and we will continue to recognize compensation expense for these eligible options in subsequent periods, even though the options may have little or no current retention or incentive value.
Summary of Material Terms
     If our stockholders approve the Replenishment Program, the material terms of the Replenishment Program will include the eligibility of the participants, the method of calculation of the cash values to be applied to eligible options and the mechanism for shares of our common stock to be purchased in the open market pursuant to the Replenishment Program. These terms are summarized here and described in further detail below.
•	Except as described below, the Replenishment Program will be open to all eligible U.S. and international optionholders who are employed by us or our subsidiaries as of the start of the Replenishment Program and remain as such through the date the Replenishment Program ends. Eligible employees will be permitted to exchange eligible options on a grant-by-grant basis.

•	The members of our Board, including our Chief Executive Officer, will not participate in the Replenishment Program.

•	The cash consideration to be paid in the Offer will be determined in a manner intended to result in the payment of a cash amount approximately equal to the fair value of the eligible options as calculated using a Lattice option pricing model, but in no event will the aggregate amount of cash payments under the Replenishment Program exceed $2 million.

•	The cash amount payable in respect of each eligible option tendered and accepted (reduced by the amount of applicable withholding taxes) will be paid to our stock plan administration company and deposited into accounts for the benefit of each participant. The accepted options will be cancelled and a brokerage firm affiliated with the stock plan administration company will acquire on behalf of each participant as many shares of our common stock in the open market as can be purchased with the cash amount deposited into the participant’s account. The shares of common stock purchased by the firm will then be deposited into each participant’s account.

•	The participants will be prohibited from selling, transferring or otherwise disposing of the shares of common stock received from their open market purchases for a period of six months from the date of the shares’ deposit into each account. It is intended that the shares of common stock will not be subject to any other restrictions, including any substantial risk of forfeiture. Plan participants who are subject to Section 16(b) of the Exchange Act may be required to file certain tax elections (i.e., a Section 83(b) election) in connection with the transactions contemplated by the Replenishment Program to ensure that relevant employment and income taxes are payable at the time of the cash payment and stock purchase and not a later date.

•	We have not yet commenced the Replenishment Program, but depending on market conditions and other factors, we may commence the Offer prior to the Annual Meeting. However, we will not complete the Offer and we will terminate the Replenishment Program if our stockholders do not approve this proposal. If we receive stockholder approval, the Replenishment Program may be completed at any time within six months after the date of stockholder approval, as determined by the Board or the Compensation Committee (subject to applicable tender offer rules). Even if the stockholders approve this proposal, the Board or the Compensation Committee may still later determine not to implement the Replenishment Program. The Replenishment Program may be commenced at a time to be determined in the discretion of the Board and the Compensation Committee. However, if the Replenishment Program is not implemented within six months after the date of stockholder approval, we will not commence an options exchange or any similar program without again seeking and receiving stockholder approval.

     While the terms of the Replenishment Program are expected to be materially similar to the terms described in this proposal, the Board and the Compensation Committee may change the terms of the Replenishment Program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the Replenishment Program even if stockholder approval is obtained.
Reasons for the Replenishment Program
     We believe that an effective and competitive employee equity incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help our company achieve its business objectives. Equity awards constitute a key component of our incentive and retention programs because the Board and the Compensation Committee believe that equity compensation allows our employees to have equity ownership and to share in the appreciation of the value of our stock, thereby aligning their compensation directly with increases in stockholder value. Our long-term incentive compensation program is broad-based, with 200 employees at all levels receiving equity awards in the most recent regular annual grant in December 2008.
     Due to the significant decline of our stock price during the last quarter of 2008 and carrying into 2009, our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price per share of our common stock on the NYSE on February 28, 2009 was $1.07 and on March 31, 2009 was $1.56, whereas the weighted average exercise price of all outstanding options held by our employees is $8.05 per share and the weighted average exercise price of all outstanding options eligible for the Replenishment Program is $11.13 per share. As of the end of February and March 2009, all outstanding stock options held by our employees were underwater. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our Board and the Compensation Committee believe is necessary to motivate and retain our employees.
Alternatives Considered
     When considering how best to continue to motivate and reward our employees who hold underwater options, we considered many alternatives, including the following:
•	Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base salaries and target bonus cash compensation for employees. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results, particularly during this current downturn in the economy and our business. In addition, cash compensation would not promote employee stock ownership and would not increase the relatively small number of shares remaining available for future grants under our current Equity Plans.

•	Grant additional equity awards. We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, we have a relatively small number of shares available for issue under our current Equity Plans, so additional stock option grants would not be feasible. In addition, additional grants would substantially increase our dilution to our stockholders and would not provide us with additional shares for future grants under our current Equity Plans.

•	Exchange options solely for cash. We considered implementing a program to exchange underwater options solely for cash payments, without any component for stock purchases. However, an exchange program solely for cash would not promote employee stock ownership. In addition, we feel that a cash-only replenishment program would do little to realign our employees with our stockholders.

•	Exchange options for restricted stock. We also considered implementing a program to exchange underwater options directly for restricted stock or restricted stock units. However, as a result of the relatively small number of shares we have remaining available for future issue under our current Equity Plans, we do not have sufficient shares available under our Equity Plans to implement such an exchange.

•	Exchange options for grants of new options. We considered implementing a program to exchange underwater options for new options having lower exercise prices. However, we believe that the accounting treatment of such an exchange could cause us to recognize a significantly higher incremental compensation expense. In addition, we do not have sufficient availability under our current Equity Plans to accomplish such an exchange.
Implementation of the Replenishment Program
     After considering all alternatives, we determined that the Replenishment Program, which allows an exchange of underwater options for cash that must be used solely for open market purchases of our common stock, was the most attractive alternative for a number of reasons, including the following:
•	The Replenishment Program offers a reasonable, balanced and meaningful incentive for our eligible employees. Under the Replenishment Program, participating employees will surrender eligible underwater options for cash that will be used to purchase common stock on behalf of the participating employees that must then be retained by them for at least six months, which we believe properly aligns the interests of our employees with those of our stockholders.

•	The cash consideration payable to participants will be calculated to return value to our stockholders. We will calculate the cash consideration payable in respect of each eligible option to result in a fair value, for financial accounting purposes, that will be approximately equal to the fair value of the eligible options that are exchanged. Additionally, all of the shares underlying the exchanged options will be credited to the share pool available for future grants under our 2004 Plan. We believe this combination of fewer shares subject to outstanding options and additional shares available for future grants, together with a six-month restriction on transfers of the common stock purchased on behalf of the tendering participants, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. Additionally, the shares of common stock purchased on behalf of the participants will provide increased value to the participants if our share price increases over time, thereby further aligning employee interests with those of our stockholders.

•	The reduced number of shares subject to the replacement options will conserve our equity pool. Under the Replenishment Program, all of the shares subject to eligible options that are surrendered for cash will be credited to the pool of shares available for future grants under our 2004 Plan. This allocation of shares will constitute an efficient use of the shares available for future issuance.

•	Robert P. Peebler, our Chief Executive Officer, and the other members of our Board of Directors will not participate in the Replenishment Program. Mr. Peebler holds options to purchase a total of 1,505,000 shares of our common stock at a weighted average exercise price of $5.64, which is significantly above the recent market price of our common stock. Likewise, most of the members of the Board hold options that are significantly underwater. Mr. Peebler and the other members of the Board believe that their equity compensation should remain outstanding under their original grant terms.

•	The open market purchase component of the Replenishment Program will not result in further dilution to our stockholders. Since the shares of our common stock that will be acquired by participating employees will be outstanding shares purchased in the open market (and not issued directly from ION out of our treasury or unissued shares), the purchases of these shares will not have a dilutive effect on our current stockholders. The voting rights and other rights of the holders of our common stock will not be affected by the open market purchase of the shares, since the shares are already included in the total number of shares of our common stock that are issued and outstanding.

Reasons for Stockholder Approval
     We are asking for stockholders to approve the Replenishment Program in order to satisfy the terms of our stock plans and NYSE rules and related interpretations, and as a matter of good corporate governance.
Description of the Replenishment Program
     Implementing the Replenishment Program. We have not yet commenced the Replenishment Program, but depending on market conditions and other factors, we may commence the Offer prior to the Annual Meeting. However, we will not complete the Offer and we will terminate the Replenishment Program if our stockholders do not approve this proposal. If we receive stockholder approval, the Replenishment Program may be completed at any time within six months after the date of stockholder approval, as determined by the Board or the Compensation Committee (subject to applicable tender offer rules).
     The stockholder approval will relate only to a one-time options exchange and not to multiple exchange transactions. Even if the stockholders approve this proposal, the Board or the Compensation Committee may still later determine not to implement the Replenishment Program. The Replenishment Program may be commenced at a time to be determined in the discretion of the Board and the Compensation Committee. However, if the Replenishment Program is not implemented within six months after the date of stockholder approval, we will not commence an options exchange or any similar program without again seeking and receiving stockholder approval.
     Upon commencement of the Replenishment Program, employees holding eligible options will receive written materials explaining the precise terms and timing of the Offer. Employees will be given at least 20 trading days (or such longer period as we may elect to keep the Replenishment Program open) to elect to exchange their eligible options, on a grant-by-grant basis, for cash that will be used to purchase shares of our common stock on the employees’ behalf on the open market. After the Offer has been completed, the eligible options surrendered and accepted for exchange will be cancelled, and the shares of common stock underlying the cancelled options will be credited to the pool of shares available for future grants under our 2004 Plan.
     At or before commencement of the Replenishment Program, we will file the Offer materials and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as stockholders and members of the public, will be able to access the Offer and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on the Investor Relations section on our website.
     If you are both a stockholder and an employee holding eligible options, please note that voting to approve the Replenishment Program does not constitute an election to participate in the Replenishment Program.
     Eligible Options. To be eligible for exchange under the Offer, an underwater option must have a per share exercise price above $3.35. The Compensation Committee, in its sole discretion, may determine to further limit stock options that are eligible for exchange under the Replenishment Program, particularly if the market price of our common stock increases between the mailing date of this proxy statement and the commencement of the Offer.
     Eligible Participants. The Replenishment Program will be open to all current ION and ION subsidiary employees who hold eligible options, except as described below. Neither Robert P. Peebler, our Chief Executive Officer, nor any other member of our Board of Directors will participate in the Replenishment Program. Mr. Peebler holds options to purchase a total of 1,505,000 shares of our common stock at a weighted average exercise price of $5.64, which is significantly above the recent market price of our common stock. Likewise, most of the members of the Board hold options that are significantly underwater. Mr. Peebler and the other members of the Board believe that their equity compensation should remain outstanding under their original grant terms. Although we intend to include in the Replenishment Program all employees located outside the United States, we may exclude certain employees if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. To be eligible, an individual must be employed by us or one of our subsidiaries on the date the Offer commences and must remain employed through the date that the shares of common stock purchased on behalf of the individual are deposited into the individual’s account.

As of March 31, 2009, there were approximately 222 employees who would be eligible to participate in the Replenishment Program (based on the assumptions described below).
     Cash Consideration. The cash consideration payable in respect of each eligible option will be calculated to be approximately equal to the then-current fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions we make when the offer to exchange commences), not to exceed a total cash consideration to be paid under the Replenishment Program of $2 million (to be effected in accordance with applicable federal securities tender offer proration rules). The actual cash consideration payable to those optionholders who elect to participate in the exchange will be determined shortly before the start of the Replenishment Program and may be recalculated at the conclusion of the Replenishment Program if it is determined that the initial determined value will result in the company incurring additional accounting expense.
     The cash amounts will be established by grouping together eligible options with similar option attributes, such as exercise price and remaining term, and assigning an appropriate cash value to each grouping. These cash values will be based on the fair value of the eligible options (calculated based upon a Lattice model valuation) given the remaining life of the awards. The calculation of fair value using a Lattice model valuation takes into account many variables, such as the volatility of our stock and expected exercise behavior of optionholders. As a result, the cash values do not necessarily increase as the exercise price of the option increases. Setting the cash amounts in this manner is intended to result in the issuance of cash in an amount approximately equal to the then-current fair value of the surrendered eligible options, which minimizes any additional compensation cost that we must recognize in the exchange, other than immaterial compensation expense that might result from fluctuations in our stock price after the cash amounts have been set but before the exchange actually occurs. For instance, assuming that our common stock closes at $1.75 per share on the NYSE on the date of the valuation, an eligible option with an exercise price of $11.10 per share and a remaining term of 1.4 years might be assigned a cash fair value amount of $0.05 for each eligible option exchanged, while an eligible option with an exercise price of $15.43 per share and a remaining term of 4.1 years might be assigned a cash amount of $0.36 for each eligible option exchanged.
     The foregoing cash values are provided merely as an example of our process for determining the cash values. We will apply the same methodology once these factors are decided closer to the time of commencement of the Offer. The total cash value that will be allocated on account of a participant with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option, rounding down to the nearest whole share, and multiplying by the applicable cash value for each surrendered option. The cash values will be applied on a grant-by-grant basis.
     For purposes of example only, if a participating employee exchanged an eligible option to purchase 1,000 shares with an exercise price of $10.81 per share and the cash value for each such option was $0.25, the participant would be allocated a cash value of $250.00. If the participant also exchanged another eligible option to purchase 500 shares with an exercise price of $6.00 per share and the cash value for such option was $0.20, the participant would be allocated a cash value of $100.00, for a total combined cash value of $350.00.
     The following table summarizes certain information regarding the eligible options, the cash values that would be payable in the exchange and the number of shares of our common stock that could be purchased on the open market (without factoring in any reductions in the cash amounts available for the open market purchases as a result of employee tax withholding obligations). The table is based upon the assumptions that (a) all eligible options outstanding as of March 31, 2009 remain outstanding when the Offer commences and (b) the optionholders who are currently eligible to participate in the Replenishment Program remain eligible to participate during the duration of the Offer.

Replenishment Program Valuation Sensitivity Analysis

			Weighted Average	Assumed
Stock Price /	Number of Shares	Weighted Average	Expected Term of	Total Value	Assumed Shares That
Exercise	Underlying Eligible	Exercise Price of	Eligible Options	for Eligible	May be Purchased On
Factor(1)	Options	Eligible Options	(years)(2)	Options	the Open Market

$1.50	3,732,836	$11.13	3.36	$942,624	628,416
$1.75	3,732,836	$11.13	3.24	$1,184,648	676,941

			Weighted Average	Assumed
	Number of Shares	Weighted Average	Expected Term of	Total Value	Assumed Shares That
Assumed	Underlying Eligible	Exercise Price of	Eligible Options	for Eligible	May be Purchased On
Stock Price(1)	Options	Eligible Options	(years)(2)	Options	the Open Market

$2.00	3,732,836	$11.13	3.08	$1,392,145	696,072
$2.25	3,732,836	$11.13	2.96	$1,665,226	740,100
$2.50	3,732,836	$11.13	2.82	$1,889,864	755,945
$2.75	3,732,836	$11.13	2.75	$2,213,651	804,964
$3.00	3,732,836	$11.13	2.86	$2,513,503	837,834

(1)	Assumed Stock Price means the assumed market price per share of our common stock at the date that the Offer commences and the average purchase price per share of common stock for the open market purchases that occur following the completion of the Offer. For purposes of this table, it is assumed that the prices are the same at each such date.

(2)	The Weighted Average Expected Term of Eligible Options is the average number of years (and fractions thereof) that the options, at the assumed Stock Price/Exercise Price market price and based on the other assumptions set forth in the table, are expected to remain outstanding before they are exercised. Generally speaking, the lower the current market price of common stock, it is assumed that an optionholder must hold his or her option for a longer period of time before it exceeds and remains above the exercise price for that option.
     Election to Participate. Participation in the Replenishment Program will be voluntary. Eligible employees will be permitted to exchange their eligible options on a grant-by-grant basis. Pursuant to tender offer rules, optionholder elections may be modified until the tender offer concludes.
     Deposit of Cash Value for Participating Options. The total cash amount payable in respect of an optionholder’s tendered eligible options, less applicable withholding taxes, will be held by our stock plan administration company and deposited into brokerage accounts that will be maintained for the benefit of each participant in the Replenishment Program until the funds are used to purchase shares of our common stock.
     Open Market Purchases of ION Common Stock. Once the Offer is completed, a brokerage firm affiliated with our stock plan administration company will purchase in the open market a block or blocks of as many shares of our common stock using the cash (net of withholding taxes) paid for options tendered in the Offer and held in participants’ accounts as may be purchased with such total amount at the applicable market purchase price. It is expected that the purchase will occur promptly after the Offer is completed. Each participant’s account will be credited with the number of shares calculated by multiplying the total number of shares purchased in the open market by such participant’s proportionate share of the total cash amount used to make such block purchase of shares in the open market. By the brokerage firm making the open market purchases in this manner, we believe that the Replenishment Program will not have a dilutive effect on our stockholders. We intend that all such open market stock purchases will meet the requirements of Rule 10b-18 promulgated by the SEC under the Exchange Act.
     Registration of Shares. The acquisition of shares of our common stock that will be purchased in the open market and placed into the participants’ accounts in connection with the Replenishment Program will be registered under the Securities Act of 1933 (the “Securities Act”) on a Registration Statement on Form S-8 (or other permitted form) filed with the SEC. Subject to the restrictions on resale described below and insider trading laws, participants will generally be able to sell the acquired shares of our common stock free of any transfer restrictions under applicable United States securities laws. Additionally, all shares of common stock subject to the options we purchase in the Offer will be credited to the pool of shares for the grant of new awards under our 2004 Plan, and the grants and issuances of these shares will also be registered under the Securities Act on a Registration Statement on Form S-8 (or other permitted form) filed with the SEC to the extent that the sum of the number of shares credited to the 2004 Plan pool plus the number of shares currently reserved for grants under the 2004 Plan exceeds the number of shares that have already been registered under our existing Registration Statements on Form S-8 covering the 2004 Plan.
     Restrictions on Resale of Common Stock. Participants will not be permitted to sell, transfer or otherwise dispose of the shares of our common stock received by them as a result of the Replenishment Program for a period of six months from the date the shares are deposited to their accounts. The purchased shares will not, however, be subject to a “substantial risk of forfeiture” for federal income tax purposes as in the case of shares of restricted stock that may be forfeited by their terms.
     Status of Eligible Options Surrendered and the Underlying Shares of Common Stock. Eligible options that we purchase in the Offer will be cancelled upon completion of the Offer. Up to a maximum of 3,732,836 shares of common stock subject to the options we purchase in the Offer may be allocated to the pool of awards for the grant of new awards under our 2004 Plan without any further stockholder action. Because the proposed amendment to the 2004 Plan is part of the proposal to approve the Replenishment Program to be submitted to our stockholders at the Annual Meeting, in the event that the Replenishment Program is not approved, the Offer will not be completed and no amendment to the 2004 Plan will be made.
     The 2004 Plan provides that a total of 7.7 million shares of our common stock are available for grants of awards under the plan. As of March 31, 2009, the total number of shares of our common stock underlying eligible stock options that may be tendered under the Offer was 3,732,836 shares; of these shares, 2,542,800 shares are reserved for options originally granted from the 2004 Plan and 1,190,036 shares relate to options originally granted from our other Eligible Plans. If all eligible options are tendered and accepted, it would result in all tendered shares being credited to the share pool available for future grants under the 2004 Plan, and would increase the total number of shares currently available for future grants under the 2004 Plan, and the total number of shares authorized and reserved for issuance with respect to all grants under the 2004 Plan, by 1,190,036 shares.
     Accounting Treatment. Assuming that all eligible options are purchased in the Offer at an estimated option value based on an assumed market price of $1.75 per share of our common stock, the aggregate amount of cash to be paid by us in the Replenishment Program will be approximately $1,184,648. The aggregate amount of the cash payments that we make in exchange for eligible tendered options that we had originally estimated to vest when the options were originally granted will be charged to stockholders’ equity to the extent that the amount does not exceed the fair value of the eligible options accepted for payment, as determined on the date that the options are purchased. The amount paid, if any, in excess of that fair value, as determined as of the purchase date, will be recorded by us as additional compensation cost.
     With respect to the purchased options, we also anticipate that we will incur non-cash stock-based compensation expense, consisting primarily of the remaining unamortized stock-based compensation expense associated with the unvested portion of the options purchased, which expense will be recognized when the options are cancelled. The financial accounting effects of the Replenishment Program will be reflected in our consolidated financial statements for the quarter in which the Replenishment Program is completed, which we currently expect to be in the third or fourth calendar quarter of 2009.
     U.S. Federal Income Tax Consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion is included for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to holders that may be subject to special tax rules. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer.
     We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the Replenishment Program and there can be no assurance the IRS will not challenge the statements set forth below or that a court would not sustain any such challenge. EACH HOLDER OF ELIGIBLE OPTIONS SHOULD CONSULT THAT HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REPLENISHMENT PROGRAM TO SUCH HOLDER.
     We believe that the cash to be paid for eligible options in the Offer will be treated as regular cash compensation to the optionholders. Optionholders who exchange their tendered eligible options will recognize ordinary income in the year in which the tender is accepted and the cash is deposited into accounts for their benefit. Prior to transferring to our stock plan administration company the cash values for all tendered and accepted eligible options for deposit into accounts, we will reduce such cash amounts to reflect all required income and payroll tax withholdings.

Thus, the amount of cash that will be available for open market purchases of common stock will not include the amount of the applicable withholding taxes. We may also require participants who are subject to section 16(b) of the Exchange Act to make an 83(b) election with respect to the shares of common stock purchased in the open market so as to avoid any delayed tax consequences with respect to the acquisition of such shares. However, the tax consequences of the Replenishment Program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. The tax consequences for non-U.S. participants may differ from the U.S. federal income tax consequences described above.
     Potential Modification to Terms to Comply with Governmental Requirements. The terms of the Replenishment Program will be described in the Offer materials that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the Replenishment Program’s terms, it is possible that we will need to alter the terms of the Replenishment Program to comply with comments from the SEC. Changes in the terms of the Replenishment Program may also be required for tax purposes for participants in the United States as the tax treatment of the Replenishment Program is not entirely certain. In addition, we intend to make the Replenishment Program available to our employees who are located outside the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Replenishment Program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.
     Reverse Stock Split. In Item 3 of this proxy statement, we are asking stockholders to approve the Reverse Stock Split. For a description of the effects that the Reverse Stock Split would have on any outstanding options at the time the Reverse Stock Split is implemented, see “Item 3 — Approval of an Amendment to our Restated Certificate of Incorporation to Effect a Reverse Stock Split of our Common Stock — Effects of the Reverse Stock Split — Effect on the Equity Plans.”
Plan Benefits Relating to the Replenishment Program
     Because participation in the Replenishment Program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the Replenishment Program is implemented, are not currently determinable, since we are not able to predict who or how many participants will elect to participate, how many options will be tendered, the total cash that will be payable in respect of the tendered options or the number of shares of stock that may be purchased in the open market for the participants’ accounts with the total cash amount received. Based on the assumptions described above, the maximum number of shares underlying options that would be cancelled is 3,732,836 shares, and the maximum number of shares of our common stock that would be purchased on the open market on behalf of the participants is determined by dividing $2 million by our share price on the date of purchase.
Effect on Stockholders
     We are unable to predict the precise impact of the Replenishment Program on our stockholders because we are unable to predict how many or which employees will elect to exchange their eligible options. The Replenishment Program was designed in the aggregate to be expense-neutral and non-dilutive to our stockholders. No additional shares or awards will be issued to participants in the Replenishment Program, as the cash amounts payable in exchange for the tendered options will be used to purchases shares of our common stock on the open market. Following the Replenishment Program, if all eligible options are exchanged, we will have 3,661,109 options outstanding (including the options currently held by our Chief Executive Officer and the other members of our Board, none of whom will participate in the program), with a weighted average exercise price of $4.81 and a weighted average remaining term of 6.6 years. Excluding the options held by our Chief Executive Officer and the other members of our Board, if all eligible options are exchanged in the Replenishment Program, following its completion we will have 1,711,109 options outstanding, with a weighted average exercise price of $2.95 and a weighted average remaining term of 8.5 years. As of March 31, 2009, there were 100,600,792 shares of ION common stock outstanding.

Text of Amendments to the 2004 Plan
     In order to permit ION to implement the Replenishment Program in compliance with the Eligible Plans and applicable NYSE listing rules, the Compensation Committee recommended, and the Board approved, amendments to our 2004 Plan, subject to approval of the amendments by our stockholders as part of the approval for the Replenishment Program. The amendments would add a new definition of “Replenishment Program” to Section 1.2 of the 2004 Plan and a new Section 7.5(f) to the 2004 Plan, which will read as follows, respectively:
Replenishment Program. An employee equity replenishment program approved by the Company’s stockholders and implemented by the Board that will permit employees of the Company to exchange for cash certain outstanding Stock Options having exercise prices substantially above the then-current market price of the Shares, as determined by the Board in its sole discretion, which cash will be used to purchase Shares on the open market for the benefit of the eligible holders who elect to participate in such program.
(f) Consummation of Replenishment Program. Notwithstanding any other provision of the Plan to the contrary, in the event that any Stock Option granted under any of the Company’s equity incentive plans is tendered for cash pursuant to the Replenishment Program, the Shares underlying such tendered and accepted Options shall immediately become available for Incentive Awards hereunder.
Summary of the 2004 Plan
     The material features of the 2004 Plan are described below. The complete text of the 2004 Plan, including the proposed amendments, is included as Appendix A to this proxy statement. The following summary is qualified by reference to such copy of the amended 2004 Plan that is attached as Appendix A.
     General. The 2004 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a “qualified plan” within the meaning of section 401 of the Internal Revenue Code. The primary objective of the 2004 Plan is to promote the long-term financial success of our company and to increase stockholder value by: (a) encouraging the commitment of directors and selected key employees and consultants, (b) motivating superior performance of key employees and consultants by means of long-term performance related incentives, (c) encouraging and providing directors and selected key employees and consultants with a program for obtaining ownership interests in our company that link and align their personal interests to those of our stockholders, (d) attracting and retaining directors and selected key employees and consultants by providing competitive incentive compensation opportunities, and (e) enabling directors and selected key employees and consultants to share in the long-term growth and success of our company.
     The 2004 Plan is administered by the Compensation Committee. The 2004 Plan provides for the granting of stock options, stock appreciation rights, performance share awards, restricted stock, restricted stock units and other equity-based awards that provide similar benefits. Certain awards under the 2004 Plan may be paid in cash or common stock, as determined by the Committee. The Committee has discretion to select the participants who will receive awards and to determine the type, size and terms of each award. Eligible participants under the plan include our non-employee directors, key employees and independent consultants. The Committee will also make all other determinations that it decides are necessary or desirable in the interpretation and administration of the 2004 Plan.
     For information concerning stock options granted during 2008 under the 2004 Plan to our named executive officers, see “Executive Compensation—2008 Grants of Plan-Based Awards.”
     Shares Subject to the 2004 Plan. As of February 28, 2009, there were 1,051,858 shares of common stock available for awards under the 2004 Plan. If our stockholders approve the Replenishment Program, all of the shares of stock underlying eligible options tendered in the option exchange will be credited to the plan pool and be available for future awards under the 2004 Plan. The number of shares of common stock available under the 2004 Plan and outstanding awards are subject to adjustment to prevent the dilution of rights of plan participants resulting from stock dividends, stock splits, recapitalizations or similar transactions. In addition to the shares reserved under the 2004 Plan, the plan also provides that there will be available for issuance under the 2004 Plan an additional 36,333 shares, which represents the number of shares that were reserved under the expired ION Geophysical Corporation Amended and Restated 1996 Non-Employee Director Stock Option Plan (but were not covered by exercised or outstanding options thereunder) and have been assumed under the terms of the 2004 Plan.
     Awards under the 2004 Plan. Under the 2004 Plan, the Compensation Committee may grant awards in the form of Incentive Stock Options (ISOs), as defined in section 422 of the Internal Revenue Code, “nonstatutory” stock options (NSOs), stock appreciation rights (SARs), performance shares, and other stock-based awards. ISOs and NSOs together are referred to as “options” for purposes of this description of the 2004 Plan. The terms of each award are reflected in an incentive agreement between our company and the participant.
     Options. Generally, options must be exercised within 10 years of the grant date, except with respect to ISO grants to a 10% or greater stockholder, which are required to be exercised within five years. The exercise price of each option may not be less than 100% of the fair market value of a share of common stock on the date of grant, or 110% in the case of an ISO grant to a 10% or greater stockholder. To the extent the aggregate fair market value of shares of common stock for which ISOs are exercisable for the first time by any employee during any calendar year exceeds $100,000, those options must be treated as NSOs. The exercise price of each option is payable in cash or, in the Compensation Committee’s discretion, by the delivery of shares of common stock owned by the optionee, or by any combination of these methods. Without stockholder approval, no option issued under the 2004 Plan may be repriced, replaced or regranted through cancellation or by lowering the option price of a previously granted option.
     SARs. Upon the exercise of a SAR, the holder will receive cash, common stock, or a combination thereof, the aggregate value of which equals the amount by which the fair market value per share of the common stock on the exercise date exceeds the exercise price of the SAR, multiplied by the number of shares underlying the exercised portion of the SAR. A SAR may be granted in tandem with or independently of an NSO. SARs are subject to such conditions and are exercisable at such times as determined by the Compensation Committee, but the exercise price per share must be at least the fair market value of a share of common stock on the date of grant.
     Performance Shares. Performance Shares are awards of common stock contingent upon the degree to which performance objectives selected by the Compensation Committee are achieved during a specified period, subject to adjustment by the Committee. The Committee establishes performance objectives that may be based upon company, business segment, participant or other performance objectives as well as the period during which such performance objectives are to be achieved. Examples of performance criteria include, but are not limited to, pre-tax or after-tax profit levels, including earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total stockholder return; return on assets, equity, capital or investment; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share; levels of operating expense and maintenance expense or measures of customer satisfaction and customer service as determined from time to time, including the relative improvement therein. The Committee may make such adjustments in the computation of any performance measure, provided that any such modification does not prevent an award from qualifying for the “Performance-Based Exception” under section 162(m) of the Internal Revenue Code, which is described below. Performance shares may be awarded alone or in conjunction with other awards. Payment of performance shares may be made only in shares of common stock.
     Restricted Stock/Restricted Stock Units. Included in this category of awards are non-performance-based grants of shares of restricted stock and restricted stock units that vest over a period of time based on the participant’s continuing employment with ION or its subsidiaries. Unless the Compensation Committee determines otherwise at the date of grant, shares of restricted stock will carry full voting rights and other rights as a stockholder, including rights to receive dividends and other distributions on common stock. Unrestricted shares of common stock will be delivered when the restrictions lapse. The Committee may also grant restricted stock units under the 2004 Plan, which entitle the participant to the issuance of shares of our common stock when the restrictions on the units awarded lapse.
     Other Stock-Based Awards. Other stock-based awards are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, shares of common stock. Other types of stock-based awards include, without limitation, deferred stock, purchase rights, shares of common stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into shares, incentive awards valued by reference to the value of securities of or the performance of a specified subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by our company or any parent or subsidiary. Subject to the terms of the 2004 Plan, the Compensation Committee may determine the terms and conditions of any stock-based awards, and those terms are to be set forth in the incentive agreement with the participant.
     Supplemental Payments. The Compensation Committee, either at the time of grant or at the time of exercise of an NSO or SAR or the time of vesting of performance shares, may provide for a supplemental payment by our company to the participant in an amount specified by the Committee. The supplemental payment amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to the exercise of the NSO or SAR, the vesting of the performance shares and the receipt of a supplemental payment in connection therewith, assuming the participant is taxed at either the maximum effective income tax rate applicable to such awards or at a lower tax rate, as deemed appropriate by the Committee. The Committee shall have the discretion to grant supplemental payments that are payable in common stock or cash, determined by the Committee at the time of the payment.
     Termination of Employment and Change in Control. Except as otherwise provided in the applicable incentive agreement, if a participant’s employment or other service is terminated other than due to his death, disability, retirement or for cause, any non-vested portion of stock options or other applicable awards will terminate and no further vesting will occur. In such event, then-exercisable options and awards will remain exercisable until the earlier of the expiration date set forth in the incentive agreement or 180 days after the date of termination of employment, except with respect to ISOs, in which case the period is three months. If termination of employment is due to disability, death or retirement, (a) any restrictions on stock-based awards will be deemed satisfied and all outstanding options will accelerate and become immediately exercisable and (b) a participant’s then exercisable options will remain exercisable until the earlier of the expiration date of such options or one year following termination (except for ISOs, which will remain exercisable for only three months following termination). Upon termination for cause, all vested and non-vested options and unvested restricted stock will expire at the date of termination. Upon a change in control, any restrictions on stock-based awards will be deemed satisfied, all outstanding options and SARs will accelerate and become immediately exercisable and all performance shares and any other stock-based awards will become fully vested and deemed earned in full.
     Performance-Based Exception. Under section 162(m) of the Internal Revenue Code, we may deduct, for federal income-tax purposes, compensation paid to our chief executive officer and four other most highly compensated executive officers only to the extent that such compensation does not exceed $1,000,000 for any such individual during any year, excluding compensation that qualifies as “performance-based compensation.” The 2004 Plan includes features necessary for certain awards under the plan to qualify as “performance-based compensation.” To qualify, stock options granted under the 2004 Plan to covered individuals must have an exercise price per share that is not less than the fair market value of a share of the common stock on the date of grant. Performance shares may qualify for the exemption only if the Compensation Committee establishes in writing objective performance goals for such awards no later than 90 days after the commencement of the performance period and no payments are made to participants pursuant to the awards until the Committee certifies in writing that the applicable performance goals have been met.
     Federal Tax Consequences. The federal income tax discussion set forth below is intended for general information only and is applicable only to U.S. taxpayers. State and local income tax consequences are not discussed, and may vary from locality to locality.
     NSOs. Under present regulations, an optionee who is granted an NSO will not realize taxable income at the time the stock option is granted. In general, an optionee will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price, and, subject to section 162(m) of the Internal Revenue Code and the requirement of reasonableness, ION will receive a corresponding deduction. Income tax withholding requirements apply upon exercise. The optionee’s basis in the shares so acquired equal the option price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the optionee will realize long- or short-term capital gain or loss, depending upon the length of time the shares are held after the option is exercised.
     ISOs. An optionee is not taxed at the time an ISO is granted. The tax consequences upon exercise and later disposition depend upon whether the optionee was an employee of ION or a subsidiary at all times from the date of grant until three months preceding exercise, or one year in the case of death or disability, and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the option. If the optionee satisfies both the employment rule and the holding rule, for regular tax purposes the optionee will not realize income upon exercise of the option and we will not be allowed an income tax deduction at any time. The difference between the option price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be. Neither the employment rule nor the holding rule will apply to the exercise of an option by the estate of an optionee, provided that the optionee satisfied the employment rule as of the date of such optionee’s death. If the optionee meets the employment rule but fails to observe the holding rule, i.e., a disqualifying disposition, the optionee generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option price. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the optionee as long-term or short-term capital gain, depending on the length of time the stock was held after the option was exercised. If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the option price. In both situations, our tax deduction is limited to the amount of ordinary income recognized by the optionee. Different consequences apply for an optionee subject to the alternative minimum tax.
     SARs. Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then-current market value and the base price will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to us upon the grant or termination of SARs. However, upon the settlement of a SAR, we will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.
     Performance Shares. A participant is not taxed upon the grant of performance shares. Upon receipt of the underlying shares or cash, he will be taxed at ordinary income tax rates on the amount of cash received or the current fair market value of stock received, and we will be entitled to a corresponding tax deduction. The participant’s basis in any shares acquired pursuant to the settlement of performance shares will be equal to the amount of ordinary income on which he was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.
     Restricted Stock and Restricted Stock Units. The current United States federal income tax consequences of the other stock-based awards authorized under the 2004 Plan are generally as follows: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse unless the recipient elects to accelerate recognition as of the date of grant; (ii) restricted stock unit awards are generally subject to ordinary income tax at the time of payment or issuance of unrestricted shares; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing instances, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.
     Withholding. We have the right to reduce the number of shares of common stock deliverable pursuant to the 2004 Plan by an amount that would have a fair market value equal to the amount of all federal, state or local taxes to be withheld, based on the tax rates then in effect or the tax rates that we reasonably believe will be in effect for the applicable tax year, or to deduct the amount of such taxes from any cash payment to be made to the participant, pursuant to the 2004 Plan or otherwise.
     New Plan Benefits. It is not possible to predict the individuals who will receive future awards under the 2004 Plan or the number of shares of common stock covered by any future award because such awards are wholly within the discretion of the Compensation Committee. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Fiscal 2008 Grants of Plan-Based Awards” table above. Grants made to our non-employee directors in the last fiscal year are described in “Compensation of Directors” above. For further information regarding the potential benefits and amounts for participants in connection with the Replenishment Program, see “Plan Benefits Relating to the Replenishment Program” above. On February 27, 2009, the closing price of a share of our common stock on the NYSE composite tape transactions was $1.07.
     Termination or Amendment of the 2004 Plan. The Board may amend, alter or discontinue the 2004 Plan at any time. The Board or the Compensation Committee may amend the terms of any award previously granted; however, no amendment or discontinuance may impair the existing rights of any participant without the participant’s consent. The Board may not amend the 2004 Plan without stockholder approval if the amendment would materially increase the benefits received by participants, materially increase the maximum number of shares that may be issued under the plan or materially modify the plan’s eligibility requirements, or require stockholder approval under tax or regulatory requirements. The 2004 Plan also provides that stock options granted under the plan will not be (i) repriced by lowering the exercise price after grant or (ii) replaced or regranted through cancellation. In addition, we will seek the approval of our stockholders for any amendment if approval is necessary to comply with the Internal Revenue Code, federal or state securities laws or any other applicable rules or regulations. Unless sooner terminated, the 2004 Plan will expire on May 3, 2014, and no awards may be granted under the 2004 Plan after that date.
Stockholder Approval
     On March 30, 2009 and April 1, 2009, the Compensation Committee and our Board, respectively, approved the Replenishment Program, subject to stockholder approval. Our Board believes it is desirable to implement the Replenishment Program in order to continue to promote stockholder value by providing appropriate incentives as a means to retain capable personnel in a manner that promotes ownership of a proprietary interest in our company. As of February 28, 2009, without giving effect to the proposed amendment to the 2004 Plan, there were 5,287,320 shares issued or committed for issuance under outstanding options or other awards under the 2004 Plan and 1,051,858 shares available for future grant and issuance to our employees and non-employee directors.
     The proposal to approve the Replenishment Program will require the affirmative vote of a majority of the votes cast on the proposal by holders of common stock in person or represented by proxy at the meeting, so long as the total votes cast on the proposal exceed 50% of the shares of common stock outstanding. If ION stockholders approve the proposal, the Board intends to complete the Replenishment Program as soon as practicable after the 2009 Annual Meeting but may, in its discretion, complete the Replenishment Program any time within six months following stockholder approval, if at all. Additionally, if ION stockholders approve both the Reverse Stock Split proposal and the Replenishment Program proposal at the Annual Meeting, the Board currently intends to complete the Replenishment Program before it implements the Reverse Stock Split, but reserves the right, depending on market conditions and other factors relevant at the time, to complete the Reverse Stock Split before it commences or completes the Replenishment Program. See “Item 3 — Approval of an Amendment to our Restated Certificate of Incorporation to Effect a Reverse Stock Split of our Common Stock.”
     If ION stockholders do not approve the Replenishment Program proposal, then the program will not be implemented.
     The Board of Directors recommends that stockholders vote “FOR” the approval of the Replenishment Program.
ITEM 3 — APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK
Introduction
     We are seeking stockholder approval to amend our Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the issued and outstanding shares of our common stock, par value $0.01 per share, pursuant to which shares of our common stock would be combined and reclassified into one share of common stock at a ratio of 1-for-2, 1-for-5 or 1-for-10 (the “Reverse Stock Split”). The Board will select a specific ratio from among those approved by stockholders in its sole discretion, and abandon the remaining ratios. Any or all of the reverse split ratios may be abandoned at any time prior to the effectiveness of the filing of the Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware.
     The Board believes that granting this discretion provides the Board with needed flexibility to react to prevailing market conditions and future changes to our stock price, and therefore better enables it to act in the best interests of our stockholders. If this proposal is approved by the stockholders, the Board will have the authority, in its sole discretion, without any further action necessary by the stockholders, to effect the Reverse Stock Split at one of the three approved ratios by the Board, and the stockholders, or to abandon any such Reverse Stock Split. The Board may effect only one Reverse Stock Split as a result of this authorization and must do so prior to the date of the Company’s 2010 Annual Meeting of Stockholders, on which date this authorization will lapse.
     In determining whether and when to effect the Reverse Stock Split following the receipt of stockholder approval, our Board may consider, among other things, factors such as:
•	the historical trading price and trading volume of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•	the timing and effect of completion of the Replenishment Program;

•	our ability to continue our listing on the NYSE;

•	which of the alternative reverse split ratios would result in the greatest overall reduction in our administrative costs; and

•	prevailing general market and economic conditions.
     To avoid the existence of fractional shares of our common stock, stockholders who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and the surrender of all old certificate(s) for shares, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable.
     At the close of business on March 31, 2009, there were 100,600,792 shares of ION common stock outstanding. Based on the number of shares of common stock currently issued and outstanding, immediately following the completion of the Reverse Stock Split, and, for illustrative purposes only, assuming a 1-for-2 Reverse Stock Split, we would have approximately 50,300,396 shares of common stock issued and outstanding (without giving effect to the treatment of fractional shares). The actual number of shares outstanding after giving effect to the Reverse Stock Split will depend on the reverse split ratio that is ultimately selected by our Board. We do not expect the Reverse Stock Split itself to have any economic effect on our stockholders, debt holders or holders of options or restricted stock, except to the extent the Reverse Stock Split will result in fractional shares as discussed below.
Reasons for the Reverse Stock Split
     The primary purpose for effecting the Reverse Stock Split, should the Board choose to effect one, would be to increase the per share price of our common stock. The Board believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split would, among other things, help us to:
•	positively affect our common stock’s acceptability for certain institutional and professional investors;

•	appeal to a broader range of institutional and other investors to generate greater investor interest in the Company;

•	continue our NYSE listing; and

•	reduce our NYSE listing fees.
     Positively Affect Our Common Stock’s Acceptability for Certain Institutional and Professional Investors. Our common stock is listed on the NYSE under the symbol “IO.” As of March 31, 2009, our common stock traded at an average 30-day closing market price of $1.36 per share.
     We believe that the abnormal condition of the domestic credit markets, the decline in oil and gas prices and the overall recessionary operating environment in which we currently operate have been significant contributing factors in the decline in the price of our common stock. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our common stock but also our market liquidity.
     Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company. An increase in our stock price may make our common stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board the ability to effect a Reverse Stock Split and thereby increase the price of our common stock would allow the Board to address these issues if it is deemed necessary.
     Continue our NYSE Listing. Rule 802.01C of the NYSE’s Listed Company Manual requires that a company’s common stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period. On March 4, 2009, the SEC approved a rule change by the NYSE that temporarily suspends the continued listing standard relating to minimum share price until June 30, 2009. Under the prior NYSE listing standard, if a company received a notice of non-compliance from the NYSE, the company would have six months from the receipt of the NYSE notice to regain compliance with the NYSE’s price condition, or the company would be subject to suspension and delisting procedures. During the six-month period and subject to compliance with the NYSE’s other continued listing standards, the company’s common stock would continue to be listed on the NYSE. Pursuant to the changed rule, the period during which the minimum share price listing standard is suspended does not count as part of the company’s six-month cure period. Accordingly, the company would be in compliance if, at the end of the six-month period (not including any period during which the minimum share price standard is suspended), the company had at least both a $1.00 share price and maintained a $1.00 average share price over the preceding 30 trading days. As of March 31, 2009, our common stock traded at an average 30-day closing market price of $1.36 per share. Although we are currently above the $1.00 threshold and have not received any notice of non-compliance from the NYSE, our stock price hovered around the $1.00 threshold and closed below $1.00 on several trading days in March 2009. Giving the Board the ability to effect a Reverse Stock Split and thereby increase the price of our common stock would give the Board flexibility to preemptively address the risk of non-compliance or to quickly implement to the Reverse Stock Split in the event our stock price decreases and the Company receives a notice of non-compliance from the NYSE.
     Reduce our NYSE Listing Fees. Rule 902.02 of the NYSE’s Listed Company Manual requires that annual fees owed to the NYSE are calculated for each class or series of security listed on the NYSE based on the number of shares issued and outstanding, including treasury stock and restricted stock. By effecting the Reverse Stock Split, we will have a lesser number of shares issued and outstanding, which will result in a lesser amount of annual fees owed to the NYSE.
Certain Risks Associated with a Reverse Stock Split
     Even if a Reverse Stock Split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our common stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Effects of the Reverse Stock Split
     General. If the Reverse Stock Split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock based on the reverse split ratio selected by our Board. Our common stock is currently registered under Section 12(b) of the Exchange Act and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE. Following the Reverse Stock Split, our common stock will continue to be listed on the NYSE under the symbol “IO.”
     Proportionate voting rights and other rights of the holders of our common stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares after the Reverse Stock Split is effected). If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.
     Effectiveness of the Reverse Stock Split. If our stockholders grant the Board the discretion to implement the Reverse Stock Split and the Board elects, in its sole discretion, to implement the Reverse Stock Split, the transaction will be effective upon the filing and effectiveness (the “Effective Time”) of the Certificate of Amendment with the Secretary of State of the State of Delaware. The form of the proposed Certificate of Amendment to effect the Reverse Stock Split is attached to this Proxy Statement as Appendix B. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of Delaware and as the Board deems necessary and advisable to implement the Reverse Stock Split, including the ratio selected by the Board for the Reverse Stock Split.
     Effect on the Eligible Plans. At March 31, 2009, we had outstanding stock options to purchase up to 7,582,225 shares of our common stock. In addition, at that date there were 793,486 shares of common stock reserved for issuance under outstanding restricted stock awards. Under our Eligible Plans (as defined in Item 2 — Approval of an Employee Equity Replenishment Program — Overview), proportionate adjustments are generally required to be made to the awards granted under the Eligible Plans in the event of a stock split. Should the Reverse Stock Split be effected, the Compensation Committee will approve proportionate adjustments to the number of shares outstanding and available for issuance under the Eligible Plans and proportionate adjustments to the exercise price, grant price or purchase price relating to any award under the Eligible Plans. Under certain of the Eligible Plans, the Company may be required to deliver by mail a computation of any adjustments to the applicable plan participants. The Compensation Committee will determine the treatment of fractional shares subject to stock options and unvested restricted stock under the Eligible Plans. The number of shares reserved for issuance under the 2004 Plan and the 2003 Plan will be reduced proportionately based on the reverse split ratio selected by the Board.
     Accordingly, if the Reverse Stock Split is approved by our stockholders and subsequently effected at the option of our Board, upon the filing of the Certificate of Amendment with the Delaware Secretary of State, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price, grant price or purchase price relating to any award under the Company’s Eligible Plans will be proportionately adjusted using the reverse split ratio selected by our Board (subject to the treatment of fractional shares to be determined by our Compensation Committee). The Compensation Committee will authorize the Company to effect any other changes necessary, desirable or appropriate to give effect to the Reverse Stock Split, including any applicable technical or conforming changes to our Eligible Plans. For example, if a 1-for-2 reverse stock split is effected, the approximately 1,081,450 shares that remain available for issuance under the Eligible Plans as of March 31, 2009, would be adjusted to approximately 540,725 shares, subject to increase as and when awards made under such plans expire or are forfeited and are returned in accordance with the terms of such Eligible Plans. In addition, the exercise price per share under each stock option will be increased by a multiple of 2, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company will remain the same. For illustrative purposes only, an outstanding stock option for 3,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 1-for-2 split ratio into an option exercisable for 1,500 shares of common stock at an exercise price of $2.00 per share. In any event, under the terms of the Eligible Plans, the exercise price per share will not be less than the par value of a share of common stock.
     Effect on our Capital Structure. Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 30,000 shares have been designated as Series D-1 Cumulative Convertible Preferred Stock (the “Series D-1 Preferred Stock”), 5,000 shares have been designated as Series D-2 Cumulative Convertible Preferred Stock (the “Series D-2 Preferred Stock”) and 35,000 shares have been designated as Series D-3 Cumulative Convertible Preferred Stock (the “Series D-3 Preferred Stock”). The Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock are together referred to in this proxy statement as the “Series D Preferred Stock.”
     Effect on our Outstanding Common Stock. As of March 31, 2009, there were 100,600,792 shares of common stock outstanding. If approved and implemented, the Reverse Stock Split will take effect simultaneously for all issued and outstanding shares of the Company’s common stock, and the ratio will be the same for all such shares of its common stock. The Reverse Stock Split will affect all holders of shares of the Company’s common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split will result in any holder of the Company’s common stock receiving a full share in lieu of a fractional share, as further described below. Further, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).
     Effect on our Outstanding Preferred Stock. As of March 31, 2009, there were 30,000 shares of Series D-1 Preferred Stock outstanding, 5,000 shares of Series D-2 Preferred Stock outstanding and 35,000 shares of Series D-3 Preferred Stock outstanding. Additionally, 200,000 shares of preferred stock have been reserved for issuance as Series A Junior Participating Preferred Stock in connection with our Stockholder Rights Plan (as described below). No other shares of preferred stock are issued and outstanding.
     The terms of our Series D Preferred Stock provide that its shares are convertible into shares of our common stock. Under our agreement with the purchaser and sole holder of our Series D Preferred Stock, the number of common shares issued or issuable to the holder upon conversion of the Series D Preferred Stock held by it is currently 9,669,434 shares. Additionally, the conversion price for all shares of Series D Preferred Stock is currently $4.4517. Our agreement with the holder and the Certificates of Rights and Preferences for each series of the Series D Preferred Stock provide that share prices and share numbers (including the conversion price per share) will be appropriately adjusted for stock splits. Accordingly, if the Reverse Stock Split is effected, the number of shares of common stock issued or issuable to the holder upon conversion of the Series D Preferred Stock and the conversion price for all Series D Preferred Stock will be reduced proportionately based on the reverse split ratio selected by the Board.
     Effect on Authorized but Unissued Shares of Common Stock. Because the Reverse Stock Split will not affect the number of authorized shares of our common stock, upon the effectiveness of the Reverse Stock Split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding.
     Effect on Authorized but Unissued Shares of Preferred Stock. The proposed Certificate of Amendment will not affect the total authorized number of shares of preferred stock.
     Effect on Rights Agreement. Pursuant to that certain Rights Agreement, dated as of December 30, 2008, between us and Computershare Trust Company, N.A., as rights agent (the “Stockholder Rights Plan”), one preferred share purchase “right” was distributed as a dividend on each outstanding share of the Company’s common stock to all holders of record on January 9, 2009. Each right entitles the holder to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock. Each one one-thousandth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of our common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The rights trade in tandem with the Company’s common stock until, and will become exercisable beginning upon a “distribution date” that will occur shortly following, among other things, the acquisition of 20% or more of the Company’s common stock by an acquiring person. The rights plan and the rights will expire in accordance with their terms of the plan on December 29, 2011. If the Reverse Stock Split is implemented prior to the distribution date, the number of rights held by each stockholder will be proportionately adjusted. Additionally, in certain circumstances, the Board may, at its option, redeem the rights or exchange the rights for shares of common stock or equivalents thereof. The redemption price per right and the exchange ratio will be adjusted proportionately if the Reverse Stock Split is implemented. The description and terms of the rights are set forth in the Stockholder Rights Plan.
     Effect on Par Value. The proposed Certificate of Amendment will not affect the par value of our common stock, which will remain at $0.01 per share.
     Reduction In Stated Capital and Accounting Matters. As a result of the Reverse Stock Split, at the time the Reverse Stock Split is effected, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, will be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged. Reported per share of net income or loss will be higher because there will be fewer shares of common stock outstanding.
     No Going Private Transaction. Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board does not intend for this transaction to be a “going private transaction” or the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
     Exchange of Share Certificates. If the Reverse Stock Split is effected, stockholders holding shares represented by one or more physical stock certificates will receive a transmittal letter from our transfer agent as soon as possible after the Effective Time. The transmittal letter will be accompanied by instructions specifying how stockholders holding certificated shares can exchange certificates representing the pre-Reverse Stock Split shares of our common stock for a statement of holding, together with any payment of cash in lieu of fractional shares. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our common stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each stockholder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she holds as a result of the Reverse Stock Split.
     Beginning at the Effective Time, each certificate representing pre-Reverse Stock Split shares of our common stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares of our common stock.
STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL DIRECTED TO DO SO BY A TRANSMITTAL LETTER FROM OUR TRANSFER AGENT.
     Fractional Shares. We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the reverse split ratio ultimately selected by our Board will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. We will be responsible for payment of any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.
     Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with our transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.
     No Appraisal Rights. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split described in this proposal, and we will not independently provide our stockholders with any such rights.
     Certain Federal Income Tax Consequences of the Reverse Stock Split. The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion is included for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for US. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; (xi) U.S. expatriates; (xii) controlled foreign corporations; or (xiii) passive foreign investment companies. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. This discussion also assumes that the shares of our common stock were, and the shares of our common stock received pursuant to the Reverse Stock Split will be, held as “capital assets” (as defined in the Code). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.
     We have not sought, and will not seek, an opinion of counsel or a ruling from the IRS regarding the United States federal income tax consequences of the Reverse Stock Split and there can be no assurance the IRS will not challenge the statements set forth below or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT THAT HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.
     For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of our common stock who is not a U.S. Holder.
     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon the Reverse Stock Split.
     U.S. Holders of our common stock that receive cash in lieu of fractional shares will recognize dividend income, or capital gain or loss, depending on the particular facts and circumstances of the U.S. Holder. To the extent the cash received in lieu of fractional shares is treated as giving rise to dividend income, U.S. Holders who are individuals may be taxed at a reduced rate of 15%, subject to certain limitations. To the extent the cash received in lieu of fractional shares is treated as an exchange, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received by such holder and the adjusted tax basis deemed to be allocated to the fractional shares. Any capital gain or loss realized will be treated as long-term capital gain or loss if the holder’s holding period for our common stock surrendered is greater than one year. Long-term capital gains of U.S. Holders who are individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
     With respect to Non-U.S. Holders, to the extent the cash received in lieu of fractional shares is properly treated as giving rise to dividend income, such income may be subject to a withholding tax at a rate of 30% (unless an exemption or reduced rate can be established under a treaty or otherwise). A Non-U.S. Holder generally should not be subject to any U.S. federal income or withholding tax with respect to any amount properly treated as capital gains unless such Non-U.S. Holder has certain connections with the United States. Because the determination of whether withholding should apply is very fact specific, we may withhold and pay to the IRS taxes at a rate of 30% on any cash paid to a Non-U.S. Holder in lieu of fractional shares unless a holder can establish that it is entitled to a reduced rate or exemption from withholding on dividend income pursuant to an applicable income tax treaty or otherwise. However, a Non-U.S. Holder may seek a refund of such amount from the IRS if the holder determines that it is not properly liable for such taxes, including because the payment was not properly characterized as a dividend.
     Holders should consult their own advisors as to the proper treatment of any cash received in lieu of fractional shares.
     In general, the aggregate tax basis in the shares of our common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock). The stockholder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered pursuant to the Reverse Stock Split. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the Reverse Stock Split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
     U.S. and Non-U.S. Holders may be subject to informational reporting with respect to the receipt of cash in lieu of fractional shares unless such holders can establish an exemption. In addition, U.S. Holders may be subject to a backup withholding tax on the cash paid in lieu of fractional shares if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. In general, backup withholding will not apply to the cash paid in lieu of fractional shares to a Non-U.S. Holder if the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN (or other applicable form). Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
Interests of Directors and Executive Officers
     Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.
Board Discretion To Implement Reverse Stock Split
     The Board believes that stockholder approval of a reverse split ratio range (rather than an exact reverse split ratio) provides the Board with needed flexibility to achieve the purposes of the Reverse Stock Split. If the stockholders approve the Reverse Stock Split proposal, the Reverse Stock Split would be effected, if at all, only upon a determination by the Board that the split is in the best interests of our company and our stockholders at that time. In connection with any determination to effect the Reverse Stock Split, the Board would set the timing for the split and select the specific ratio within the range. No further action by our stockholders would be required to either implement or abandon the Reverse Stock Split. If the proposal is approved by our stockholders and the Board implements the Reverse Stock Split, we will publicly disclose additional details regarding the split, including the specific ratio the Board selects. If the Board does not implement the Reverse Stock Split prior to the 2010 Annual Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate. At any time prior to the effectiveness of the Reverse Stock Split, the Board may abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our company and our stockholders.

Vote Required
     The proposal to approve the Reverse Stock Split will require the affirmative vote of holders of a majority of the shares of common stock outstanding as of the record date. An abstention will have the same legal effect as a vote against the Reverse Stock Split proposal because it will not represent an affirmative vote in favor of this proposal. Broker non-votes will have no effect on the outcome of this proposal, since broker non-votes are not counted as a vote cast on the proposal.
   The Board of Directors recommends that stockholders vote “FOR” the proposal to approve the Reverse Stock Split.
ITEM 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     We have appointed Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2009. Services provided by Ernst & Young LLP to our company in 2008 included the examination of our consolidated financial statements, review of our quarterly financial statements, statutory audits of our foreign subsidiaries, internal control audit services, review of our Securities Act registration statements filed during 2008 and consultations on various tax and accounting matters.
     The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for 2009.
     In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Regardless of the outcome of the vote, however, the Audit Committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent auditors.
REPORT OF THE AUDIT COMMITTEE
     The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings under the Securities Act of 1933 or the Exchange Act, except to the extent ION specifically incorporates this Report by reference therein.
     ION’s management is responsible for ION’s internal controls, financial reporting process, compliance with laws, regulations and ethical business standards and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. ION’s independent registered public accounting firm is responsible for performing an independent audit of ION’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Board of Directors of ION appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year the Audit Committee reviews its Charter and reports to the Board on its adequacy in light of applicable rules of the NYSE. In addition, each year ION furnishes a written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Charter of the Audit Committee.
     The Charter of the Audit Committee specifies that the primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the financial statements of ION; (2) compliance by ION with legal and regulatory requirements; (3) the independence, qualifications and performance of ION’s independent registered public accountants; and (4) the performance of ION’s internal auditors and internal audit function. In carrying out these responsibilities during 2008, and early in 2009 in preparation for the filing with the SEC of ION’s Annual Report on Form 10-K for the year ended December 31, 2008, the Audit Committee, among other things:
•	reviewed and discussed the audited financial statements with management and ION’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the examinations of ION’s independent registered public accounting firm;

•	met with ION management periodically to consider the adequacy of ION’s internal controls over financial reporting and the quality of its financial reporting and discussed these matters with the independent registered public accounting firm and with appropriate ION financial personnel and internal auditors;

•	discussed with ION’s senior management, independent registered public accounting firm and internal auditors the process used for ION’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 2008 Form 10-K and other periodic filings with the SEC;

•	reviewed and discussed with ION’s independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of ION’s accounting policies, (2) the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communication with the Audit Committee concerning independence, and the independence of the independent registered public accounting firm, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, as amended “Communication with Audit Committees;”

•	based on these reviews and discussions, as well as private discussions with ION’s independent registered public accounting firm and internal auditors, recommended to the Board of Directors the inclusion of the audited financial statements of ION and its subsidiaries in the 2008 Form 10-K;

•	also recommended, subject to ratification by the stockholders, the selection of Ernst & Young LLP as ION’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	determined that the non-audit services provided to ION by its independent registered public accounting firm (discussed below under “Principal Auditor Fees and Services”) are compatible with maintaining the independence of the independent auditors.
     The Audit Committee is the principal liaison between the Board of Directors and ION’s independent registered public accounting firm. The functions of the Audit Committee are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm and are in no way designed to supersede or alter the traditional responsibilities of ION’s management and its independent registered public accountants. It is not the duty of the Audit Committee to plan or conduct audits or to determine that ION’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for ION’s financial reporting process, including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. ION’s independent registered public accounting firm is responsible for expressing an opinion on those financial statements and on the effectiveness of ION’s internal control over financial reporting. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that ION’s internal control over financial reporting was effective as of December 31, 2008, and on the representations of the independent registered public accounting firm in their report on ION’s financial statements.
     The Audit Committee met five times during 2008. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with ION’s independent registered public accountants and with ION’s internal auditors, in each case without the presence of ION’s management. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by ION regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by ION’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s consideration and discussions with management and the independent registered public accounting firm do not assure that ION’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of ION’s financial statements has been carried out in accordance with generally accepted auditing standards.
S. James Nelson, Jr., Chairman
Bruce S. Appelbaum, PhD
Theodore H. Elliott, Jr.
PRINCIPAL AUDITOR FEES AND SERVICES
     In connection with the audit of the 2008 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for our company. The engagement agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The following two tables show the fees billed to us or accrued by us for the audit and other services provided by Ernst & Young LLP, for 2008 and 2007:

	2008	2007
Audit Fees(a)	$3,160,072	$2,466,905
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(b)	430,854	1,624

Total	$3,590,926	$2,468,529

(a)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(b)	All other fees primarily relates to acquisition due diligence work. Also included are licensing fees related to accounting research software.
     Our Audit Committee Charter provides that all audit services and non-audit services must be approved by the Committee or a member of the Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit, audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees, so long as (i) the estimate of such fees does not exceed $50,000, (ii) the Chairman reports any decisions to pre-approve those services and fees to the full Audit Committee at a future meeting and (iii) the term of any specific pre-approval given by the Chairman does not exceed 12 months from the date of pre-approval.
     All non-audit services were reviewed with the Audit Committee or the Chairman, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of such firm’s independence in the conduct of its auditing functions.

Other Matters
     A representative of Ernst & Young LLP will be present at the annual meeting, will be afforded an opportunity to make a statement if he/she desires to do so and will be available to respond to appropriate questions.
     This proxy statement has been approved by the Board of Directors and is being mailed and delivered to stockholders by its authority.

David L. Roland
Senior Vice President, General Counsel
and Corporate Secretary
Houston, Texas
April 23, 2009
     The 2008 Annual Report to Stockholders includes our financial statements for the fiscal year ended December 31, 2008. We have mailed the 2008 Annual Report to Stockholders with this Proxy Statement to all of our stockholders of record. The 2008 Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

APPENDIX A
FIFTH AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN
SECTION 1
GENERAL PROVISIONS RELATING
TO PLAN GOVERNANCE, COVERAGE AND BENEFITS
1.1 Purpose
     The purpose of the Plan is to foster and promote the long-term financial success of ION Geophysical Corporation (the “Company”) and its Subsidiaries and to increase stockholder value by: (a) encouraging the commitment of Directors and selected key Employees and Consultants, (b) motivating superior performance of Directors and key Employees and Consultants by means of long-term performance related incentives, (c) encouraging and providing Directors and selected key Employees and Consultants with a program for obtaining ownership interests in the Company that link and align their personal interests to those of the Company’s stockholders, (d) attracting and retaining Directors and selected key Employees and Consultants by providing competitive incentive compensation opportunities, and (e) enabling Directors and selected key Employees and Consultants to share in the long-term growth and success of the Company. For administrative purposes, and subject to Section 8.13, this Plan incorporates the ION Geophysical Corporation Amended and Restated 1996 Non-Employee Director Stock Option Plan (the “Director Plan”).
     The Plan provides for payment of various forms of incentive compensation. Except as provided in Section 8.14, it is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, as such, the Plan will be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.
     This fifth amendment and restatement of the Plan will become effective as of May 27, 2009 (with the Plan having an original effective date of May 3, 2004 (the “Effective Date”)). The Plan will commence on the Effective Date, and will remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 8.6, until all Shares subject to the Plan have been purchased or acquired according to its provisions. However, in no event may any Incentive Award be granted under the Plan after ten (10) years from the Effective Date.
1.2 Definitions
     The following terms shall have the meanings set forth below:
     (a) Appreciation. The difference between the Fair Market Value of a share of Common Stock on the date of exercise of a Tandem SAR and the option exercise price per share of the Nonstatutory Stock Option to which the Tandem SAR relates.
     (b) Authorized Officer. The Chairman of the Board, the CEO or any other senior officer of the Company to whom either of them delegate the authority to execute any Incentive Agreement for and on behalf of the Company. No officer or director shall be an Authorized Officer with respect to any Incentive Agreement for himself.
     (c) Board. The Board of Directors of the Company.
     (d) Cause. Except as otherwise provided by the Committee or as otherwise provided in a Grantee’s employment agreement, when used in connection with the termination of a Grantee’s Employment or service, shall mean the termination of the Grantee’s Employment or Grantee’s services as a Director or Consultant by the Company or any Subsidiary by reason of (i) the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (ii) the proven commission by the Grantee of a material act of fraud upon the Company or any Subsidiary, or any customer or supplier thereof; (iii) the willful and proven misappropriation of any funds or property of the Company or any Subsidiary, or any customer or supplier thereof; (iv) the willful, continued and unreasonable failure by the Grantee to perform the material duties assigned to him which is not cured to the reasonable satisfaction of the Company within 30 days after written notice of such failure is provided to Grantee by the Board or by a designated officer of the Company or a Subsidiary; (v) the knowing engagement by the Grantee in any direct and material conflict of interest with the Company or any Subsidiary without compliance with the Company’s or Subsidiary’s conflict of interest policy, if any, then in effect; or (vi) the knowing engagement by the Grantee, without the written approval of the Board, in any material activity which competes with the business of the Company or any Subsidiary or which would result in a material injury to the business, reputation or goodwill of the Company or any Subsidiary; or (vii) the material breach by a Consultant of such Grantee’s contract with the Company.
     (e) CEO. The Chief Executive Officer of the Company.
     (f) Change in Control. Any of the events described in and subject to Section 7.7.
     (g) Code. The Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental authority. References herein to any provision of the Code shall refer to any successor provision thereto.
     (h) Committee. A committee appointed by the Board consisting of at least two directors, who fulfill the “outside directors” requirements of Section 162(m) of the Code, to administer the Plan. The Committee may be the Compensation Committee of the Board, or any subcommittee of the Compensation Committee. The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise. The Board, in its sole discretion, may bifurcate the powers and duties of the Committee among one or more separate committees, or retain all powers and duties of the Committee in a single Committee. The members of the Committee shall serve at the discretion of the Board.
     (i) Common Stock. The common stock of the Company, $.01 per value per share, and any class of common stock into which such common shares may hereafter be converted, reclassified, re-capitalized, or exchanged.
     (j) Company. ION Geophysical Corporation, a corporation organized under the laws of the State of Delaware, and any successor-in-interest thereto.
     (k) Consultant. An independent agent, consultant, attorney, an individual who has agreed to become an Employee within the next six months, or any other individual who is not a Director or employee of the Company (or any Parent or Subsidiary) and who, in the opinion of the Committee, is in a position to contribute to the growth or financial success of the Company (or any Parent or Subsidiary), (ii), is a natural person and (iii) provides bona fide services to the Company (or any Parent or Subsidiary), which services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.
     (l) Covered Employee. A named executive officer who is one of the group of covered employees, as defined in Section 162(m) of the Code and Treasury Regulation § 1.162-27(c) (or its successor), during any such period that the Company is a Publicly Held Corporation.
     (m) Deferred Stock. Shares of Common Stock to be issued or transferred to a Grantee under an Other Stock-Based Award granted pursuant to Section 5 at the end of a specified deferral period, as set forth in the Incentive Agreement pertaining thereto.
     (n) Director. Any individual who is a member of the Board.
     (o) Director Plan. The Amended and Restated 1996 Non-Employee Director Stock Option Plan.
     (p) Disability. As determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Employee that would entitle him to disability income payments under the Company’s long term disability insurance policy or plan for employees, as then effective, if any; or in the event that the Grantee is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan, “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Grantee shall submit to any reasonable examination by such physician upon request.

     (q) Employee. Any employee of the Company (or any Parent or Subsidiary) within the meaning of Section 3401(c) of the Code who, in the opinion of the Committee, is in a position to contribute to the growth, development or financial success of the Company (or any Parent or Subsidiary), including, without limitation, officers who are members of the Board.
     (r) Employment. Employment by the Company (or any Parent or Subsidiary), or by any corporation issuing or assuming an Incentive Award in any transaction described in Section 424(a) of the Code, or by a parent corporation or a subsidiary corporation of such corporation issuing or assuming such Incentive Award, as the parent-subsidiary relationship shall be determined at the time of the corporate action described in Section 424(a) of the Code. In this regard, neither the transfer of a Grantee from Employment by the Company to Employment by any Parent or Subsidiary, nor the transfer of a Grantee from Employment by any Parent or Subsidiary to Employment by the Company, shall be deemed to be a termination of Employment of the Grantee. Moreover, the Employment of a Grantee shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of temporary illness, authorized vacation or granted for reasons of professional advancement, education, health, government service or military leave, or during any period required to be treated as a leave of absence by virtue of any applicable statute, Company personnel policy or agreement. Whether an authorized leave of absence shall constitute termination of Employment hereunder shall be determined by the Committee in its discretion. Unless otherwise provided in the Incentive Agreement, the term “Employment” for purposes of the Plan is also defined to include compensatory or advisory services performed by a Consultant for the Company (or any Parent or Subsidiary).
     (s) Exchange Act. The Securities Exchange Act of 1934, as amended.
     (t) Fair Market Value. While the Company is a Publicly Held Corporation, the Fair Market Value of one share of Common Stock on the date in question is deemed to be the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the New York Stock Exchange or other principal securities exchange on which Shares are then listed or admitted to trading, or as quoted on any national interdealer quotation system, if such shares are not so listed.
     (u) Grantee. Any Employee, Director or Consultant who is granted an Incentive Award under the Plan.
     (v) Immediate Family. With respect to a Grantee, the Grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.
     (w) Incentive Award. A grant of an award under the Plan to a Grantee, including any Nonstatutory Stock Option, Incentive Stock Option, Stock Appreciation Right, Performance Share, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award, as well as any Supplemental Payment.
     (x) Incentive Agreement. The written agreement entered into between the Company and the Grantee setting forth the terms and conditions pursuant to which an Incentive Award is granted under the Plan, as such agreement is further defined in Section 7.1 (a).
     (y) Incentive Stock Option or ISO. A Stock Option granted by the Committee to an Employee under Section 2 that is designated by the Committee as an Incentive Stock Option and intended to qualify as an Incentive Stock Option under Section 422 of the Code.
     (z) Independent SAR. A Stock Appreciation Right described in Section 2.5.
     (aa) Insider. While the Company is a Publicly Held Corporation, an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.
     (bb) Non-Employee Director. A Director who is not an Employee.
     (cc) Non-Employee Director Award. Any Nonstatutory Stock Option, SAR, Performance Shares, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award granted, whether singly, in combination, or in tandem, to a

Grantee who is a Non-Employee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.
     (dd) Nonstatutory Stock Option. A Stock Option granted by the Committee to a Grantee under Section 2 that is not designated by the Committee as an Incentive Stock Option or to which Section 421 of the Code does not apply.
     (ee) Option Price. The exercise price at which a Share may be purchased by the Grantee of a Stock Option.
     (ff) Other Stock-Based Award. An award granted by the Committee to a Grantee under Section 2 that is not a Nonstatutory Stock Option, SAR, Performance Share, Restricted Stock or Restricted Stock Unit and is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.
     (gg) Parent. Any corporation (whether now or hereafter existing) that constitutes a “Parent” of the Company, as defined in Section 424(e) of the Code.
     (hh) Performance-Based Exception. The performance-based exception from the tax deductibility limitations of Section 162(m) of the Code, as prescribed in Section 162(m) of the Code and Treasury Regulation § 1.162-27(e) (or its successor), which is applicable during such period that the Company is a Publicly Held Corporation.
     (ii) Performance Period. A period of time determined by the Committee over which performance is measured for the purpose of determining a Grantee’s right to and the payment value of any Performance Share or Other Stock-Based Award.
     (jj) Performance Share. An Incentive Award representing a contingent right to receive Shares of Common Stock at the end of a Performance Period.
     (kk) Period of Restriction. A period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Section 4.
     (ll) Plan. 2004 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.
     (mm) Publicly Held Corporation. A corporation issuing any class of common equity securities required to be registered under Section 12 of the Exchange Act.
     (nn) Restricted Stock. An Award granted to a Grantee pursuant to Section 4.
     (oo) Restricted Stock Unit. An Award granted to a Grantee pursuant to Section 4, except no Shares are actually awarded to the Grantee on the date of grant.
     (pp) Retirement. The voluntary termination of Employment from the Company or any Parent or Subsidiary constituting retirement for age on any date after the Employee attains the normal retirement age of 65 years, or such other age as may be designated by the Committee in the Employee’s Incentive Agreement.
     (qq) Replenishment Program. An employee equity replenishment program approved by the Company’s stockholders and implemented by the Board that will permit employees of the Company to exchange for cash certain outstanding Stock Options having exercise prices substantially above the then-current market price of the Shares, as determined by the Board in its sole discretion, which cash will be used to purchase Shares on the open market for the benefit of the eligible holders who elect to participate in such program.
     (rr) Share. A share of Common Stock of the Company.
     (ss) Share Pool. The number of Shares authorized for issuance under Section 1.4 as adjusted for awards and payouts under Section 1.5 and as adjusted for changes in corporate capitalization under Section 7.5.
     (tt) Spread. The difference between the exercise price per Share specified in any SAR grant and the Fair Market Value of a Share on the date of exercise of the SAR.

     (uu) Stock Appreciation Right or SAR. A Tandem SAR described in Section 2.4 or an Independent SAR described in Section 2.5.
     (vv) Stock Option or Option. Pursuant to Section 2 or Section 6, (i) an Incentive Stock Option granted to an Employee, or (ii) a Nonstatutory Stock Option granted to an Employee, Director or Consultant, whereunder such option the Grantee has the right to purchase Shares of Common Stock. In accordance with Section 422 of the Code, only an Employee of the Company, Parent or Subsidiary may be granted an Incentive Stock Option.
     (ww) Subsidiary. Any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Section 424(f) of the Code.
     (xx) Supplemental Payment. Any amount, as described in Sections 2.6, 3.2 and/or 4.3, that is dedicated to payment of income taxes which are payable by the Grantee resulting from an Incentive Award.
     (yy) Tandem SAR. A Stock Appreciation Right that is granted in connection with a related Stock Option pursuant to Section 2.4, the exercise of which shall require forfeiture of the right to purchase a Share under the related Stock Option (and when a Share is purchased under the Stock Option, the Tandem SAR with respect thereto, shall similarly be canceled).
1.3 Plan Administration
     (a) Authority of the Committee. Except as may be limited by law and subject to the provisions herein, the Committee shall have full power to (i) select Grantees who shall participate in the Plan; (ii) determine the sizes, duration and types of Incentive Awards; (iii) determine the terms and conditions of Incentive Awards and Incentive Agreements; (iv) determine whether any Shares subject to Incentive Awards will be subject to any restrictions on transfer; (v) construe and interpret the Plan and any Incentive Agreement or other agreement entered into under the Plan; and (vi) establish, amend, or waive rules for the Plan’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. Notwithstanding the preceding, without the prior approval of the Company’s shareholders, any Stock Option previously granted under the Plan shall not be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted option, except as provided in Section 7.5.
     (b) Meetings. The Committee shall designate a chairman from among its members who shall preside at all of its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee and the Committee may hold telephonic meetings.
     (c) Decisions Binding. All determinations and decisions made by the Committee shall be made in its discretion pursuant to the provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company, Employees, Directors, Grantees, and their estates and beneficiaries. The Committee’s decisions and determinations with respect to any Incentive Award need not be uniform and may be made selectively among Incentive Awards and Grantees, whether or not such Incentive Awards are similar or such Grantees are similarly situated.
     (d) Modification of Outstanding Incentive Awards. Subject to the stockholder approval requirements of Section 8.6 if applicable, the Committee may, in its discretion, provide for the extension of the exercisability of an Incentive Award, accelerate the vesting or exercisability of an Incentive Award, eliminate or make less restrictive any restrictions contained in an Incentive Award, waive any restriction or other provisions of an Incentive Award, or otherwise amend or modify an Incentive Award in any manner that is either (i) not adverse to the Grantee to whom such Incentive Award was granted or (ii) consented to by such Grantee; provided, however, no Stock Option issued under the Plan will be repriced, replaced or regranted through cancellation, or by lowering the Option Price of a previously granted Stock Option. and the period during which a Stock Option may be exercised shall not be extended such that the compensation payable under the Stock Option would be subject to the excise tax applicable under Section 409A of the Code. With respect to an Incentive Award that is an incentive stock option (as described in Section 422 of the Code), no adjustment to such option shall be made to the extent constituting a “modification” within the meaning of Section 424(h)(3) of the Code unless otherwise agreed to by the Grantee in writing.

     (e) Delegation of Authority. The Committee may delegate to designated officers or other employees of the Company any of its duties and authority under the Plan pursuant to such conditions or limitations as the Committee may establish from time to time; provided, however, the Committee may not delegate to any person the authority to (i) grant Incentive Awards, or (ii) take any action which would contravene the requirements of Rule 16b-3 under the Exchange Act or the Performance-Based Exception under Section 162(m) of the Code.
     (f) Expenses of Committee. The Committee may employ legal counsel, including, without limitation, independent legal counsel and counsel regularly employed by the Company, and other agents, as the Committee may deem appropriate for the administration of the Plan. The Committee may rely upon any opinion or computation received from any such counsel or agent. All expenses incurred by the Committee in interpreting and administering the Plan, including, without limitation, meeting expenses and professional fees, shall be paid by the Company.
     (g) Indemnification. Each person who is or was a member of the Committee, or of the Board, shall be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Such person shall be indemnified by the Company for all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles or Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
     (h) Awards in Foreign Countries. The Board shall have the authority to adopt modifications, procedures, sub-plans, and other similar plan documents as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its subsidiaries may operate to assure the viability of the benefits of Incentive Awards made to individuals employed or providing services in such countries and to meet the objectives of the Plan.
1.4 Shares of Common Stock Available for Incentive Awards
     Subject to this Section 1.4 and subject to adjustment under Section 7.5, there shall be available for Incentive Awards that are granted wholly or partly in Common Stock (including rights or Options that may be exercised or settled in Common Stock) 7,700,000 Shares of Common Stock.
     The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder; provided, however, the aggregate number of Shares which may be issued upon exercise of ISOs shall in no event exceed 7,700,000 Shares (subject to adjustment pursuant to Section 7.5).
     Any Shares of Common Stock reserved for issuance under the Director Plan in excess of the number of Shares as to which Incentive Awards have been awarded thereunder shall no longer be available for grant under the Director Plan after the Effective Date but shall instead be available for grant under the terms and conditions of this Plan. Any Shares as to which Awards granted or issued under the Director Plan that may lapse, expire, terminate, or be cancelled, are settled in cash in lieu of common stock, are tendered (either by actual delivery or attestation) to pay the Option Price, or satisfy any tax withholding requirements shall be deemed available for issuance or reissuance under the preceding paragraph of this Section of the Plan.
     Subject to adjustment under Section 7.5 and the limit set forth above, the following additional limits are imposed under the Plan:
     (a) The maximum number of Shares that may be covered by Incentive Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 7,700,000 Shares during any one calendar-year period. To the extent required by Section 162(m) of the Code, Shares subject to the foregoing limit with respect to which the related Incentive Award described in Section 2 is forfeited, expires, or is canceled shall not again be available for grant under this limit.

     (b) For Performance Shares that are intended to qualify for the Performance-Based Exception, no more than 7,700,000 Shares may be delivered to any one Grantee for Performance Periods beginning in any one calendar year, regardless of whether the applicable Performance Period during which the Performance Shares are earned ends in the same year in which it begins or in a later calendar year; provided that Performance Shares described in this paragraph (b) that are intended to qualify for the Performance-Based Exception shall be subject to the following: (i) If the Performance Shares are denominated in Shares but are settled in an equivalent amount of cash, the foregoing limit shall be applied as though the Incentive Award was settled in Shares; and (ii) If delivery of Shares or cash is deferred until after Performance Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.
     (c) For Supplemental Payments that are intended to qualify for the Performance-Based Exception, no more than $2,000,000 may be paid to any one Grantee for Performance Periods beginning in any one calendar year, regardless of whether the applicable Performance Period during which the Supplemental Payment is earned ends in the same year in which it begins or in a later calendar year; provided that Supplemental Payments described in this paragraph (c) that are intended to qualify for the Performance-Based Exception shall be subject to the following: (i) If a Supplemental Payment is denominated in cash but an equivalent amount of Shares is delivered in lieu of delivery of cash, the foregoing limit shall be applied as though the Supplemental Payment was settled in cash; and (ii) if delivery of Shares or cash is deferred until after the Supplemental Payment has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Supplemental Payment is earned shall be disregarded.
1.5 Share Pool Adjustments for Awards and Payouts
     The following Incentive Awards and payouts shall reduce, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool:
(a)	Stock Option;

(b)	SAR (except a Tandem SAR);

(c)	A payout of a Performance Share in Shares;

(d)	Restricted Stock or a payout of Restricted Stock Units in Shares; and

(e)	A payout of an Other Stock-Based Award in Shares.
     The following transactions shall restore, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool:
     (A) A payout of an SAR or Other Stock-Based Award in the form of cash;
     (B) A cancellation, termination, expiration, forfeiture, or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Stock Option, or the termination of a related Stock Option upon exercise of the corresponding Tandem SAR) of any Shares subject to an Incentive Award; and
     (C) Payment of an Option Price with previously acquired Shares or by withholding Shares which otherwise would be acquired on exercise (i.e., the Share Pool shall be increased by the number of Shares turned in or withheld as payment of the Option Price plus any Shares withheld to pay withholding taxes).
1.6 Common Stock Available
     The Common Stock available for issuance or transfer under the Plan shall be made available from Shares now or hereafter (a) held in the treasury of the Company, (b) are authorized but unissued, or (c) to be purchased or acquired by the Company. No fractional Shares shall be issued under the Plan; any payment for fractional Shares shall be made in cash.

1.7 Participation
     (a) Eligibility. The Committee shall from time to time designate those key Employees, Directors or Consultants, if any, to be granted Incentive Awards under the Plan, the type and number of Incentive Awards granted, and any other terms or conditions relating to the Incentive Awards as it may deem appropriate to the extent consistent with the provisions of the Plan. A Grantee who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time.
     (b) Incentive Stock Option Eligibility. No Consultant or Non-Employee Director shall be eligible for the grant of any Incentive Stock Option. In addition, no Employee shall be eligible for the grant of any Incentive Stock Option who owns or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any Parent or Subsidiary. This restriction does not apply if, at the time such Incentive Stock Option is granted, the Incentive Stock Option exercise price is at least one hundred and ten percent (110%) of the Fair Market Value on the date of grant and the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. For the purpose of the immediately preceding sentence, the attribution rules of Section 424(d) of the Code shall apply for the purpose of determining an Employee’s percentage ownership in the Company or any Parent or Subsidiary. This paragraph shall be construed consistent with the requirements of Section 422 of the Code.
1.8 Types of Incentive Awards
     The types of Incentive Awards under the Plan are Stock Options, Stock Appreciation Rights and Supplemental Payments as described in Section 2, Performance Shares and Supplemental Payments as described in Section 3, Restricted Stock, Restricted Stock Units and Supplemental Payments as described in Section 4, and Other Stock-Based Awards and Supplemental Payments as described in Section 5, and any combination of the foregoing.
SECTION 2
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
2.1 Grant of Stock Options
     The Committee is authorized to grant (a) Nonstatutory Stock Options to Employees, Directors or Consultants and (b) Incentive Stock Options to Employees only, in accordance with the terms and conditions of the Plan, and with such additional terms and conditions, not inconsistent with the Plan, as the Committee shall determine in its discretion. Successive grants may be made to the same Grantee whether or not any Stock Option previously granted to such person remains unexercised.
2.2 Stock Option Terms
     (a) Written Agreement. Each grant of a Stock Option shall be evidenced by a written Incentive Agreement. Among its other provisions, each Incentive Agreement shall set forth, subject to Section 422 of the Code, the extent to which the Grantee shall have the right to exercise the Stock Option following termination of the Grantee’s Employment. Such provisions shall be determined in the discretion of the Committee, shall be included in the Grantee’s Incentive Agreement, and need not be uniform among all Stock Options issued pursuant to the Plan. In addition, Incentive Agreement shall state whether the Stock Option is intended to meet the requirements of Section 422 of the Code.
     (b) Number of Shares. Each Stock Option shall specify the number of Shares of Common Stock to which it pertains.
     (c) Exercise Price. The exercise price per Share of Common Stock under each Stock Option shall be determined by the Committee; provided, however, that in the case of a Stock Option, such exercise price shall not be less than 100% of the Fair Market Value per Share on the date the Stock Option is granted (110% in the case of an Incentive Stock Option for 10% or greater shareholders pursuant to Section 1.7(b)). Each Stock Option shall specify the method of exercise, which shall be consistent with the requirements of Section 2.3(a).

     (d) Term. In the Incentive Agreement, the Committee shall fix the term of each Stock Option, which shall be not more than ten (10) years from the date of grant (five years for ISO grants to 10% or greater shareholders pursuant to Section 1.7(b)). In the event no term is fixed, such term shall be ten (10) years from the date of grant.
     (e) Exercise. The Committee shall determine the time or times at which a Stock Option may be exercised in whole or in part. Each Stock Option may specify the required period of continuous Employment and/or the performance objectives to be achieved before the Stock Option or portion thereof will become exercisable. Each Stock Option, the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of designated performance objectives, may specify a minimum level of achievement in respect of the specified performance objectives below which no Stock Options will be exercisable and a method for determining the number of Stock Options that will be exercisable if performance is at or above such minimum but short of full achievement of the performance objectives. All such terms and conditions shall be set forth in the Incentive Agreement.
     (f) $100,000 Annual Limit on Incentive Stock Options. Notwithstanding any contrary provision in the Plan, to the extent that the aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the Shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Grantee during any single calendar year (under the Plan and any other stock option plans of the Company and its Subsidiaries or Parent) exceeds the sum of $100,000, such Incentive Stock Option shall be treated as a Nonstatutory Stock Option to the extent in excess of the $100,000 limit, and not an Incentive Stock Option, but all other terms and provisions of such Stock Option shall remain unchanged. This paragraph shall be applied by taking Incentive Stock Options into account in the order in which they were granted and shall be construed in accordance with Section 422(d) of the Code. In the absence of such regulations or other authority, or if such regulations or other authority require or permit a designation of the Options which shall cease to constitute Incentive Stock Options, then such Incentive Stock Options, only to the extent of such excess, shall automatically be deemed to be Nonstatutory Stock Options but all other terms and conditions of such Incentive Stock Options, and the corresponding Incentive Agreement, shall remain unchanged.
2.3 Stock Option Exercises
     (a) Method of Exercise and Payment. Stock Options shall be exercised by the delivery of a signed written notice of exercise to the Company as of a date set by the Company in advance of the effective date of the proposed exercise. The notice shall set forth the number of Shares with respect to which the Option is to be exercised.
     The Option Price upon exercise of any Stock Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price, or (iii) by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or (iv) by any combination of (i), (ii), and (iii) above. Any payment in Shares shall be effected by surrender of such Shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised. The Company shall not withhold shares, and the Grantee shall not surrender, or attest to the ownership of, Shares in payment of the Option Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Stock Option for financial reporting purposes.
     While the Company is a Publicly Held Corporation, the Committee may also allow the Option Price to be paid with such other consideration as shall constitute lawful consideration for the issuance of Shares (including, without limitation, effecting a “cashless exercise” with a broker or dealer), subject to applicable securities law restrictions and tax withholdings, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.
     As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of the Grantee, in the name of the Grantee or other appropriate recipient, Share certificates for the number of Shares purchased under the Stock Option. Such delivery shall be effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Grantee or other appropriate recipient.
     Subject to Section 7.2 during the lifetime of a Grantee, each Option granted to him shall be exercisable only by the Grantee (or his legal guardian or personal representative in the event of his Disability) or by a broker or dealer acting on his behalf pursuant to a cashless exercise under the foregoing provisions of this Section 2.3(a).

     (b) Restrictions on Share Transferability-. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of a Stock Option as it may deem advisable, including, without limitation, restrictions under (i) any stockholders’ agreement, buy/sell agreement, right of first refusal, non-competition, and any other agreement between the Company and any of its securities holders or employees, (ii) any applicable federal securities laws, (iii) the requirements of any stock exchange or market upon which such Shares are then listed and/or quoted, or (iv) any blue sky or state securities law applicable to such Shares. Any certificate issued to evidence Shares issued upon the exercise of an Incentive Award may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations.
     Any Grantee or other person exercising an Incentive Award may be required by the Committee to give a written representation that the Incentive Award and the Shares subject to the Incentive Award will be acquired for investment and not with a view to public distribution; provided, however, that the Committee, in its sole discretion, may release any person receiving an Incentive Award from any such representations either prior to or subsequent to the exercise of the Incentive Award.
     (c) Notification of Disqualifying Disposition of Shares from Incentive Stock Options. Notwithstanding any other provision of the Plan, a Grantee who disposes of Shares of Common Stock acquired upon the exercise of an Incentive Stock Option by a sale or exchange either (i) within two (2) years after the date of the grant of the Incentive Stock Option under which the Shares were acquired or (ii) within one (1) year after the transfer of such Shares to him pursuant to exercise, shall promptly notify the Company of such disposition, the amount realized and his adjusted basis in such Shares.
     (d) Proceeds of Option Exercise. The proceeds received by the Company from the sale of Shares pursuant to Stock Options exercised under the Plan shall be used for general corporate purposes.
     (e) Information Required in Connection with Exercise of Incentive Stock Option. The Company shall provide the Grantee with a written statement required by Section 6039 of the Code no later than January 31 of the year following the calendar year during which the Grantee exercises an Option that is intended to be an Incentive Stock Option.
2.4 Stock Appreciation Rights in Tandem with Nonstatutory Stock Options
     (a) Grant. The Committee may, at the time of grant of a Nonstatutory Stock Option, or at any time thereafter during the term of the Nonstatutory Stock Option, grant Stock Appreciation Rights with respect to all or any portion of the Shares of Common Stock covered by such Nonstatutory Stock Option. A Stock Appreciation Right in tandem with a Nonstatutory Stock Option is referred to herein as a “Tandem SAR.”
     (b) General Provisions. The terms and conditions of each Tandem SAR shall be evidenced by an Incentive Agreement. The Option Price per Share of a Tandem SAR shall be fixed in the Incentive Agreement and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the grant date of the Nonstatutory Stock Option to which it relates.
     (c) Exercise. A Tandem SAR may be exercised at any time the Nonstatutory Stock Option to which it relates is then exercisable, but only to the extent such Nonstatutory Stock Option is exercisable, and shall otherwise be subject to the conditions applicable to such Nonstatutory Stock Option. When a Tandem SAR is exercised, the Nonstatutory Stock Option to which it relates shall terminate to the extent of the number of Shares with respect to which the Tandem SAR is exercised. Similarly, when a Nonstatutory Stock Option is exercised, the Tandem SARs relating to the Shares covered by such Nonstatutory Stock Option exercise shall terminate.
     (d) Settlement. Upon exercise of a Tandem SAR, the holder shall receive, for each Share specified in the Tandem SAR grant, an amount equal to the Appreciation. The Appreciation shall be payable in cash, Common Stock, or a combination of both, as specified in the Incentive Agreement. The Appreciation shall be paid within 30 calendar days of the exercise of the Tandem SAR. If the Appreciation is to be paid in Common Stock or cash only, the resulting shares or cash shall be determined dividing (1) by (2), where (1) is the number of Shares as to which the Tandem SAR is exercised multiplied by the Appreciation in such shares and (2) is the Fair Market Value of a Share on the exercise date. If a portion of the Appreciation is to be paid in Shares, the Share amount shall be determined by calculating the amount of cash payable pursuant to the preceding sentence then by dividing (1) as defined herein, minus the amount of cash payable, by (2) as defined herein.

2.5 Stock Appreciation Rights Independent of Nonstatutory Stock Options
     (a) Grant. The Committee may grant Stock Appreciation Rights independent of Nonstatutory Stock Options (“Independent SARs”).
     (b) General Provisions. The terms and conditions of each Independent SAR shall be evidenced by an Incentive Agreement. The exercise price per share of Common Stock shall be not less than one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the date of grant of the Independent SAR. The term of an Independent SAR shall be determined by the Committee.
     (c) Exercise. Independent SARs shall be exercisable at such time and subject to such terms and conditions as the Committee shall specify in the Incentive Agreement for the Independent SAR grant.
     (d) Settlement. Upon exercise of an Independent SAR, the holder shall receive, for each Share specified in the Independent SAR grant, an amount equal to the Spread. The Spread shall be payable in cash, Common Stock, or a combination of both, as specified in the Incentive Agreement. The Spread shall be paid within 30 calendar days of the exercise of the Independent SAR. If the Spread is to be paid in Common Stock or cash only, the resulting shares or cash shall be determined by dividing (1) by (2), where (1) is the number of Shares as to which the Independent SAR is exercised multiplied by the Spread in such Shares and (2) is the Fair Market Value of a Share on the exercise date. If a portion of the Spread is to be paid in Shares, the Share amount shall be determined by calculating the amount of cash payable pursuant to the preceding sentence then by dividing (1) as defined herein, minus the amount of cash payable, by (2) as defined herein.
2.6 Supplemental Payment on Exercise of Nonstatutory Stock Options or Stock Appreciation Rights
     The Committee, either at the time of grant or as of the time of exercise of any Nonstatutory Stock Option or Stock Appreciation Right, may provide in the Incentive Agreement for a Supplemental Payment by the Company to the Grantee with respect to the exercise of any Nonstatutory Stock Option or Stock Appreciation Right. The Supplemental Payment shall be in the amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to both the exercise of the Nonstatutory Stock Option and/or Stock Appreciation Right and the receipt of the Supplemental Payment, assuming the holder is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as deemed appropriate by the Committee. The Committee shall have the discretion to grant Supplemental Payments that are payable solely in cash or Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment.
SECTION 3
PERFORMANCE SHARES
3.1 Performance Based Awards
     (a) Grant. The Committee is authorized to grant Performance Shares to selected Grantees who are Employees or Consultants. Each grant of Performance Shares shall be evidenced by an Incentive Agreement in such amounts and upon such terms as shall be determined by the Committee. The Committee may make grants of Performance Shares in such a manner that more than one Performance Period is in progress concurrently. For each Performance Period, the Committee shall establish the number of Performance Shares and their contingent values which may vary depending on the degree to which performance criteria established by the Committee are met.
     (b) Performance Criteria.
          (i) The grant of Performance Shares shall be subject to such conditions, restrictions and contingencies, as determined by the Committee.
          (ii) The Committee may designate a grant of Performance Shares to any Grantee as intended to qualify for the Performance-Based Exception. To the extent required by Code section 162(m), any grant of Performance Shares so designated shall be conditioned on the achievement of one or more performance goals, subject to the following:

               (A) The performance goals shall be based upon criteria in one or more of the following categories: performance of the Company as a whole, performance of a segment of the Company’s business, and individual performance. Performance criteria for the Company shall relate to the achievement of predetermined financial objectives for the Company and its Subsidiaries on a consolidated basis. Performance criteria for a segment of the Company’s business shall relate to the achievement of financial and operating objectives of the segment for which the Grantee is accountable.
               (B) Performance criteria shall include pre-tax or after-tax profit levels, including: earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total shareholder return; return on assets, equity, capital or investment; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share; levels of operating expense and maintenance expense; or measures of customer satisfaction and customer service, as determined from time to time including the relative improvement therein.
               (C) Individual performance criteria shall relate to a Grantee’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives. The performance goals may differ among Grantees.
     (c) Modification. If the Committee determines, in its discretion exercised in good faith, that the established performance measures or objectives are no longer suitable to the Company’s objectives because of a change in the Company’s business, operations, corporate structure, capital structure, or other conditions the Committee deems to be appropriate, the Committee may modify the performance measures and objectives to the extent it considers to be necessary. However, if any Performance Shares are designated as intended to qualify for the Performance-Based Exception, no such modification shall be made to the extent the modification would otherwise cause the Performance Shares to not qualify for the Performance-Based Exception.
     (d) Payment. The basis for payment of Performance Shares for a given Performance Period shall be the achievement of those performance objectives determined by the Committee at the beginning of the Performance Period as specified in the Grantee’s Incentive Agreement. If minimum performance is not achieved for a Performance Period, no payment shall be made and all contingent rights shall cease. If minimum performance is achieved or exceeded, the number of Performance Shares may be based on the degree to which actual performance exceeded the pre-established minimum performance standards. The amount of payment shall be determined by multiplying the number of Performance Shares granted at the beginning of the Performance Period times the final Performance Share value. Payments shall be made in cash or Common Stock in the discretion of the Committee as specified in the Incentive Agreement.
     (e) Special Rule for Covered Employees. No later than the ninetieth (90th) day following the beginning of a Performance Period (or twenty-five percent (25%) of the Performance Period) the Committee shall establish performance goals as described in Section 3.1(b) applicable to Performance Shares awarded to Covered Employees in such a manner as shall permit payments with respect thereto to qualify for the Performance-Based Exception, if applicable. If a Performance Share granted to a Covered Employee is intended to comply with the Performance-Based Exception, the Committee in establishing performance goals shall comply with Treasury Regulation §1.162-27(e)(2) (or its successor). As soon as practicable following the Company’s determination of the Company’s financial results for any Performance Period, the Committee shall certify in writing: (i) whether the Company achieved its minimum performance for the objectives for the Performance Period, (ii) the extent to which the Company achieved its performance objectives for the Performance Period, (iii) any other terms that are material to the grant of Performance Shares, and (iv) the calculation of the payments, if any, to be paid to each Grantee for the Performance Period.
3.2 Supplemental Payment on Vesting of Performance Shares
     The Committee, either at the time of grant or at the time of vesting of Performance Shares, may provide for a Supplemental Payment by the Company to the Grantee in an amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to both the vesting of such Performance Shares and receipt of the Supplemental Payment, assuming the Grantee is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as seemed appropriate by the Committee. The Committee shall have the discretion to grant Supplemental Payments that are payable in Common Stock.

SECTION 4
RESTRICTED STOCK AND RESTRICTED STOCK UNITS
4.1 Grant of Restricted Stock or Restricted Stock Units
     Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock and/or Restricted Stock Units to Grantees in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Grantee on the date of grant.
4.2 Restricted Stock Award or Restricted Stock Unit Award Terms
     (a) Written Agreement. The terms and conditions of each grant of Restricted Stock Award and/or Restricted Stock Unit Award shall be evidenced by an Incentive Agreement that shall specify the Period(s) of Restriction, the number of shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
     (b) Transferability. Except as provided in this Plan or an Incentive Agreement, Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Incentive Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Incentive Agreement or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Grantee under the Plan shall be available during his lifetime only to such Grantee, except as otherwise provided in an Incentive Agreement or at any time by the Committee.
     (c) Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Grantees pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.
     To the extent deemed appropriate by the Committee, the Company may retain the certificates representing shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such shares have been satisfied or lapse.
     Except as otherwise provided in this Section 4, shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Grantee after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations) at the close of the Period of Restriction (but no later than 2 1/2 months following the end of the year that contains the close of the Period of Restriction), or as soon as practicable thereafter. Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.
     (d) Certificate Legend. In addition to any legends placed on certificates pursuant to Section 7.1(c), each certificate representing Restricted Stock granted pursuant to the Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
the sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the fifth amended and restated 2004 long-term incentive plan, and in the associated incentive agreement. a copy of the plan and such incentive agreement may be obtained from ion geophysical corporation.

     (e) Voting Rights. Unless otherwise determined by the Committee or as otherwise set forth in a Grantee’s Incentive Agreement, to the extent permitted or required by law, as determined by the Committee, Grantees holding shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those shares during the Period of Restriction. A Grantee shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
     (f) Termination of Employment. Each Incentive Agreement shall set forth the extent to which the Grantee shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Grantee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Incentive Agreement entered into with each Grantee, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
     (g) Section 83(b) Election. The Committee may provide in an Incentive Agreement that the Award of Restricted Stock is conditioned upon the Grantee making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Grantee makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Grantee shall be required to file promptly a copy of such election with the Company.
4.3 Supplemental Payment on Vesting of Restricted Stock and Restricted Stock Units
     The Committee, either at the time of grant or at the time of vesting of Restricted Stock or Restricted Stock Units, may provide for a Supplemental Payment by the Company to the Grantee in an amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to both the vesting of such Restricted Stock or Restricted Stock Units and receipt of the Supplemental Payment, assuming the Grantee is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as seemed appropriate by the Committee. The Committee shall also have the discretion to grant Supplemental Payments that are payable in Common Stock.
SECTION 5
OTHER STOCK-BASED AWARDS
5.1 Grant of Other Stock-Based Awards
     Other Stock-Based Awards may be awarded by the Committee to selected Grantees that are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, Shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan and the goals of the Company. Other types of Stock-Based Awards include, without limitation, Deferred Stock, purchase rights, Shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into Shares, Incentive Awards valued by reference to the value of securities of or the performance of a specified Subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Parent or Subsidiary. As is the case with other Incentive Awards, Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other Incentive Awards.
5.2 Other Stock-Based Award Terms
     (a) Written Agreement. The terms and conditions of each grant of an Other Stock-Based Award shall be evidenced by an Incentive Agreement.
     (b) Purchase Price. Except to the extent that an Other Stock-Based Award is granted in substitution for an outstanding Incentive Award or is delivered upon exercise of a Stock Option, the amount of consideration required to be received by the Company shall be either (i) no consideration other than services actually rendered (in the case of authorized and unissued shares) or to be rendered, or (ii) in the case of an Other Stock-Based Award in the nature of a purchase right, consideration (other than services rendered or to be rendered) at least equal to 50% of the Fair Market Value of the Shares covered by such grant on the date of grant (or such percentage higher than 50% that is required by any applicable tax or securities law).

     (c) Performance Criteria and Other Terms. In its discretion, the Committee may specify such criteria, periods or goals for vesting in Other Stock-Based Awards and payment thereof to the Grantee as it shall determine; and the extent to which such criteria, periods or goals have been met shall be determined by the Committee. All terms and conditions of Other Stock-Based Awards shall be determined by the Committee and set forth in the Incentive Agreement. The Committee may also provide for a Supplemental Payment similar to such payment as described in Section 4.3.
     (d) Payment. Other Stock-Based Awards may be paid in Shares of Common Stock or other consideration related to such Shares, in a single payment or in installments on such dates as determined by the Committee, all as specified in the Incentive Agreement.
     (e) Dividends. The Grantee of an Other Stock-Based Award may be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of Shares covered by the Other Stock-Based Award, as determined by the Committee and set forth in the Incentive Agreement. The Committee may also provide in the Incentive Agreement that such amounts (if any) shall be deemed to have been reinvested in additional Shares of Common Stock.
SECTION 6
PROVISIONS RELATING TO NON-EMPLOYEE DIRECTOR AWARDS
6.1 Generally
     All Awards to Non-Employee Directors shall be determined by the Board or Committee.
6.2 Vesting Period
     Unless the Committee shall otherwise prescribe or as otherwise specified in an applicable Incentive Agreement, each Incentive Award granted to a Non-Employee Director shall vest as follows:
     (a) each Incentive Award granted to a Non-Employee Director under the Plan during his initial year of service as a Non-Employee Director, if any, shall vest in 33.33% consecutive annual installments on the first, second and third anniversary dates of the date of grant of each such Incentive Award;
     (b) each Incentive Award granted to a Non-Employee Director under the Plan during his second full year of service as a Non-Employee Director, if any, shall vest in 50% consecutive annual installments on the first and second anniversary dates of the Date of Grant of each such Incentive Award;
     (c) each Incentive Award granted to a Non-Employee Director under the Plan during his third full year of service as a Non-Employee Director, if any, shall fully vest on the first anniversary date of the date of grant of each such Incentive Award; and
     (d) each Incentive Award granted to a Non-Employee Director following the completion of his third full year of service as a Non-Employee Director, if any, shall be fully vested on the date of grant.
SECTION 7
PROVISIONS RELATING TO PLAN PARTICIPATION
7.1 Plan Conditions
     (a) Incentive Agreement. Each Grantee to whom an Incentive Award is granted shall be required to enter into an Incentive Agreement with the Company, in such a form as is provided by the Committee. The Incentive Agreement shall contain specific terms as determined by the Committee, in its discretion, with respect to the Grantee’s particular Incentive Award. Such terms need not be uniform among all Grantees or any similarly-situated Grantees. The Incentive Agreement may include, without limitation, vesting, forfeiture and other provisions particular to the particular Grantee’s Incentive Award, as well as, for example, provisions to the effect that the Grantee (i) shall not disclose any confidential information acquired during Employment with the Company, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, (iii) shall not interfere with the employment or other service of any employee, (iv) shall not compete with the Company or become involved in a conflict of interest with the interests of the Company, (v) shall forfeit an Incentive Award as determined by the Committee (including if terminated for Cause), (vi) shall not be permitted to make an election under Section 83(b) of the Code when applicable, and (vii) shall be subject to any other agreement between the Grantee and the Company regarding Shares that may be acquired under an Incentive Award including, without limitation, a stockholders’ agreement or other agreement restricting the transferability of Shares by Grantee. An Incentive Agreement shall include such terms and conditions as are determined by the Committee, in its discretion, to be appropriate with respect to any individual Grantee. The Incentive Agreement shall be signed by the Grantee to whom the Incentive Award is made and by an Authorized Officer.
     (b) No Right to Employment. Nothing in the Plan or any instrument executed pursuant to the Plan shall create any Employment rights or right to serve on the Board (including without limitation, rights to continued Employment or to continue to provide services as a Director or Consultant) by any Grantee or affect the right of the Company to terminate the Employment or services of any Grantee at any time without regard to the existence of the Plan.
     (c) Securities Requirements. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any Shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities, and the requirements of any securities exchange or national quotation system on which Shares are traded or quoted. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares of Common Stock pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its discretion, deems necessary or desirable.
     If the Shares issuable on exercise of an Incentive Award are not registered under the Securities Act of 1933, the Company may imprint on the certificate for such Shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:
The shares of stock represented by this certificate have not been registered under the securities act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by the corporation of an opinion of counsel satisfactory to the corporation, in form and substance satisfactory to the corporation, that registration is not required for such sale or transfer.
7.2 Transferability
     Incentive Awards granted under the Plan shall not be transferable or assignable, pledged, or otherwise encumbered other than by will or the laws of descent and distribution. However, only with respect to Incentive Awards that are not Incentive Stock Options, the Committee may, in its discretion, authorize all or a portion of the Nonstatutory Stock Options to be granted on terms which permit transfer by the Grantee to (i) the members of the Grantee’s Immediate Family, (ii) a trust or trusts for the exclusive benefit of Immediate Family members, (iii) a partnership in which Immediate Family members are the only partners, (iv) any other entity owned solely by Immediate Family members, or (v) pursuant to a domestic relations order that would qualify under Code Section 414(p); provided that (A) the Incentive Agreement pursuant to which such Nonstatutory Stock Options are granted must expressly provide for transferability in a manner consistent with this Section 7.2, (B) the actual transfer must be approved in advance by the Committee, and (C) subsequent transfers of transferred Nonstatutory Stock Options shall be prohibited except in accordance with the first sentence of this section. Following any permitted transfer, the Nonstatutory Stock Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Grantee” (subject to the immediately succeeding paragraph) shall be deemed to refer to the transferee. The events of termination of employment, as set out in Section 7.6 and in the Incentive Agreement, shall continue to be applied with respect to the original Grantee, and the Incentive Award shall be exercisable by the transferee only to the extent, and for the periods, specified in the Incentive Agreement.
     Except as may otherwise be permitted under the Code, in the event of a permitted transfer of a Nonstatutory Stock Option hereunder, the original Grantee shall remain subject to withholding taxes upon exercise. In addition, the Company and the Committee shall have no obligation to provide any notices to any Grantee or transferee thereof, including, for example, notice of the expiration of an Incentive Award following the original Grantee’s termination of employment.
     The designation by a Grantee of a beneficiary of an Incentive Award shall not constitute a transfer of the Incentive Award. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with a copy of the deceased Grantee’s enforceable will or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 7.2 shall be void and ineffective. The Committee in its discretion shall make all determinations under this Section 7.2.
7.3 Rights as a Stockholder
     (a) No Stockholder Rights. Except as otherwise set forth in Section 4, a Grantee of an Incentive Award (or a permitted transferee of such Grantee) shall have no rights as a stockholder with respect to any Shares of Common Stock until the issuance of a stock certificate for such Shares.
     (b) Representation of Ownership. In the case of the exercise of an Incentive Award by a person or estate acquiring the right to exercise such Incentive Award by reason of the death or Disability of a Grantee, the Committee may require reasonable evidence as to the ownership of such Incentive Award or the authority of such person and may require such consents and releases of taxing authorities as the Committee may deem advisable.
7.4 Listing and Registration of Shares of Common Stock
     The exercise of any Incentive Award granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange or quotation system on which Shares of Common Stock are traded or quoted. The Committee may, in its discretion, elect to suspend the right to exercise any Incentive Award during any Company-imposed employee “blackout” stock trading period that is necessary or desirable to comply with requirements of such laws, regulations or requirements. The Committee may also, in its discretion, elect to extend the period for exercise of any Incentive Award to reflect any such “blackout” period. The Committee may, in its discretion, defer the effectiveness of any exercise of an Incentive Award in order to allow the issuance of Shares of Common Stock to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Grantee in writing of its decision to defer the effectiveness of the exercise of an Incentive Award.
7.5 Change in Stock and Adjustments
     (a) Changes in Law. Subject to Section 7.7 (which only applies in the event of a Change of Control), in the event of any change in applicable law which warrants equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee should determine, in its absolute discretion, that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include changes with respect to (i) the aggregate number of Shares that may be issued under the Plan, (ii) the number of Shares subject to Incentive Awards, and (iii) the price per Share for outstanding Incentive Awards. Any adjustment under this paragraph of an outstanding Incentive Stock Option shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code unless otherwise agreed to by the Grantee in writing. The Committee shall give notice to each applicable Grantee of such adjustment, which shall be effective and binding.
     (b) Exercise of Corporate Powers. The existence of the Plan or outstanding Incentive Awards hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, re-capitalizations, reorganizations or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.
     (c) Recapitalization of the Company. Subject to Section 7.7 (which only applies in the event of a Change in Control), in the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash,

Common Stock, other securities, or other property), re-capitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it deems equitable, adjust any or all of (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Incentive Awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Incentive Awards, (iii) the number of shares and type of Common Stock (or other securities or property) subject to the annual per-individual limitation under Section 1.4(a) of the Plan, (iv) the Option Price of each outstanding Incentive Award, and (v) the number of or Option Price of Shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate Option Price; provided however, that the number of Shares of Common Stock (or other securities or property) subject to any Incentive Award shall always be a whole number. In lieu of the foregoing, if deemed appropriate, the Committee may make provision for a cash payment to the holder of an outstanding Incentive Award. Notwithstanding the foregoing, no such adjustment or cash payment shall be made or authorized to the extent that such adjustment or cash payment would cause the Plan or any Stock Option to violate Section 422 of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.
          Upon the occurrence of any such adjustment or cash payment, the Company shall provide notice to each affected Grantee of its computation of such adjustment or cash payment, which shall be conclusive and shall be binding upon each such Grantee.
     (d) Issue of Common Stock by the Company. Except as herein above expressly provided in this Section 7.5 and subject to Section 7.7 in the event of a Change in Control, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon any conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of, or Fair Market Value of, any Incentive Awards then outstanding under previously granted Incentive Awards.
     (e) Assumption of Incentive Awards by a Successor. Unless otherwise determined by the Committee in its discretion pursuant to the next paragraph, but subject to the accelerated vesting and other provisions of Section 7.7 that apply in the event of a Change in Control, in the event of a Corporate Event (defined below), each Grantee shall be entitled to receive, in lieu of the number of Shares subject to Incentive Awards, such shares of capital stock (or other securities or property) as may be issuable or payable with respect to or in exchange for the number of Shares which Grantee would have received had he exercised the Incentive Award immediately prior to such Corporate Event, together with any adjustments (including, without limitation, adjustments to the Option Price and the number of Shares issuable on exercise of outstanding Stock Options). A “Corporate Event” means any of the following: (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, or (iii) a merger, consolidation or combination involving the Company (other than a merger, consolidation or combination (A) in which the Company is the continuing or surviving corporation and (B) which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof). The Committee shall take whatever other action it deems appropriate to preserve the rights of Grantees holding outstanding Incentive Awards.
     Subject to the accelerated vesting and other provisions of Section 7.7 that apply in the event of a Change in Control, in the event of a Corporate Event, the Committee in its discretion shall have the right and power to:
          (i) cancel, effective immediately prior to the occurrence of the Corporate Event, each outstanding Incentive Award (whether or not then exercisable) and, in full consideration of such cancellation, pay to the Grantee an amount in cash equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holders of Common Stock as a result of such Corporate Event over (B) the exercise price of such Incentive Award, if any; or
          (ii) provide for the exchange or substitution of each Incentive Award outstanding immediately prior to such Corporate Event (whether or not then exercisable) for another award with respect to the Common Stock or other property for which such Incentive Award is exchangeable and, incident thereto, make an equitable adjustment as determined by the Committee, in its discretion, in the exercise price of the Incentive Award, if any, or in the number of Shares or amount of property (including cash) subject to the Incentive Award; or
          (iii) provide for the assumption of the Plan and such outstanding Incentive Awards by the surviving entity or its parent.
     The Committee, in its discretion, shall have the authority to take whatever action it deems to be necessary or appropriate to effectuate the provisions of this Subsection (e).
     (f) Consummation of Replenishment Program. Notwithstanding any other provision of the Plan to the contrary, in the event that any Stock Option granted under any of the Company’s equity incentive plans is tendered for cash pursuant to the Replenishment Program, the Shares underlying such tendered and accepted Options shall immediately become available for Incentive Awards hereunder.
7.6 Termination of Employment, Death, Disability and Retirement
     (a) Termination of Relationship. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, if the Grantee’s Employment or services as a Director or Consultant is terminated for any reason other than due to his death, Disability, Retirement, or for Cause, any non-vested portion of any Stock Option or other applicable Incentive Award at the time of such termination shall automatically expire and terminate and no further vesting shall occur after the termination date. In such event, except as otherwise expressly provided in his Incentive Agreement, the Grantee shall be entitled to exercise his rights only with respect to the portion of the Incentive Award that was vested as of his termination of Employment or service date. In such event, except as otherwise expressly provided in his Incentive Agreement, the Grantee shall be entitled to exercise his vested Stock Options for a period that shall end on the earlier of (i) the expiration date set forth in the Incentive Agreement or (ii) one hundred eighty (180) days after the date of his termination, except with respect to Incentive Stock Options, in which case such period shall be three (3) months.
     (b) Termination for Cause. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, in the event of the termination of a Grantee’s Employment, or service as a Consultant or Director, for Cause, all vested and non-vested Stock Options and other Incentive Awards (other than vested Restricted Stock or vested Restricted Stock Units) granted to such Grantee shall immediately expire, and shall not be exercisable to any extent, as of 12:01 a.m., Houston, Texas time, on the date of such termination of Employment or service for cause.
     (c) Retirement. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, upon the termination of Employment due to the Retirement of any Employee who is a Grantee:
          (i) all of his Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable until the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award; or (B) the expiration of (1) twelve months after the date of his termination of Employment due to his Retirement in the case of any Incentive Award other than an Incentive Stock Option or (2) three months after his termination date in the case of an Incentive Stock Option;
          (ii) any Period of Restriction with respect to any of his Restricted Stock or Restricted Stock Units shall be deemed to have expired and all restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and each such Incentive Award shall thereupon become free of all restrictions and fully vested; and
          (iii) all of the restrictions and conditions of any of his Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Period of Restriction with respect thereto shall be deemed to have expired, and each such Incentive Award shall thereupon become free of all restrictions and fully vested.
     (d) Disability or Death. Unless otherwise expressly provided in the Grantee’s Incentive Agreement, upon the termination of Employment or service as a Director due to the Disability or death of any Employee or Non-Employee Director who is a Grantee:
          (i) all of his Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable until the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award; or (B) the expiration of (1) twelve months after the date of his termination of Employment due to his Disability or death in the case of any Incentive Award other than an Incentive Stock Option or (2) three months after his termination date in the case of an Incentive Stock Option;
          (ii) any Period of Restriction with respect to any of his Restricted Stock or Restricted Stock Unit shall be deemed to have expired and all restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and each such Incentive Award shall thereupon become free of all restrictions and fully vested; and
          (iii) all of the restrictions and conditions of any of his Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Period of Restriction with respect thereto shall be deemed to have expired, and each such Incentive Award shall thereupon become free of all restrictions and fully vested.
     In the case of any vested Incentive Stock Option held by an Employee following termination of Employment, notwithstanding the definition of ‘Disability’ in Section 1.2, whether the Employee has incurred a ‘Disability’ for purposes of determining the length of the Option exercise period following termination of Employment under this Subsection (d) shall be determined by reference to Section 22(e)(3) of the Code to the extent required by Section 422(c)(6) of the Code. The Committee shall determine whether a Disability for purposes of this Subsection (d) has occurred.
     (e) Continuation. Subject to the conditions and limitations of the Plan and applicable law and regulation in the event that a Grantee ceases to be an Employee or Consultant, as applicable, for whatever reason, the Committee and Grantee may mutually agree with respect to any outstanding Option or other Incentive Award then held by the Grantee (i) for an acceleration or other adjustment in any vesting schedule applicable to the Incentive Award, (ii) for a continuation of the exercise period following termination for a longer period than is otherwise provided under such Incentive Award, or (iii) to any other change in the terms and conditions of the Incentive Award. In the event of any such change to an outstanding Incentive Award, a written amendment to the Grantee’s Incentive Agreement shall be required.
7.7 Change in Control
     In the event of a Change in Control (as defined below), the following actions shall automatically occur as of the day immediately preceding the Change in Control date unless expressly provided otherwise in the Grantee’s Incentive Agreement:
     (a) all of the Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable;
     (b) any Period of Restriction with respect to any Restricted Stock or Restricted Stock Unit shall be deemed to have expired and all restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and thus each such Incentive Award shall become free of all restrictions and fully vested;
     (c) all of the restrictions and conditions of any Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Period of Restriction with respect thereto shall be deemed to have expired, and thus each such Incentive Award shall become free of all restrictions and fully vested; and
     (d) all of the Performance Shares, Restricted Stock, Restricted Stock Units and any Other Stock-Based Awards shall become fully vested, deemed earned in full, and promptly paid within thirty (30) days to the affected Grantees without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions have not been completed or satisfied.
     Notwithstanding any other provision of this Plan, unless otherwise expressly provided in the Grantee’s Incentive Agreement, the provisions of this Section 7.7 may not be terminated, amended, or modified to adversely affect any Incentive Award theretofore granted under the Plan without the prior written consent of the Grantee with respect to his outstanding Incentive Awards, subject, however, to the last paragraph of this Section 7.7.
     For all purposes of this Plan, a “Change in Control” of the Company means the occurrence of any one or more of the following events:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership(within the meaning of Rule 13d-3 promulgated under the Exchange

Act) of forty percent (40%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any Subsidiary, (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in clauses (i) and (ii) of Section 7.7(c) (below) are satisfied;
     (b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (a solicitation by any person or group of persons for the purpose of opposing a solicitation of proxies or consents by the Board with respect to the election or removal of Directors at any annual or special meeting of stockholders) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
     (c) Approval by the stockholders of the Company of a Merger, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger; or
     (d) The sale or other disposition of all or substantially all of the assets of the Company.
7.8 Exchange of Incentive Awards
     The Committee may, in its discretion, permit any Grantee to surrender outstanding Incentive Awards in order to exercise or realize his rights under other Incentive Awards or in exchange for the grant of new Incentive Awards, or require holders of Incentive Awards to surrender outstanding Incentive Awards (or comparable rights under other plans or arrangements) as a condition precedent to the grant of new Incentive Awards.
SECTION 8
GENERAL
8.1 Effective Date and Grant Period
     The amendment and restatement of this Plan is adopted by the Board effective as of February 14, 2008. No Incentive Award that is an Incentive Stock Option shall be granted under the Plan after ten (10) years from the Effective Date. Unless sooner terminated by action of the Board, this Plan will terminate at 5:00 p.m. Houston, Texas time, on May 3, 2014. Incentive Awards under this Plan may not be granted after that date, but any Incentive Award duly granted before that date will continue to be effective in accordance with its terms and conditions.
8.2 Funding and Liability of Company
     No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets. In addition, the Company shall not be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for purposes of the Plan. Although bookkeeping accounts may be established with respect to Grantees who are entitled to cash, Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto. The Plan shall not be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto. Any liability or obligation of the Company to any Grantee with respect to an Incentive Award shall be based solely upon any contractual obligations that may be created by this Plan and any Incentive Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.
8.3 Withholding Taxes
     (a) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or an Incentive Award hereunder.
     (b) Share Withholding. With respect to tax withholding required upon the exercise of Stock Options or SARs, or upon any other taxable event arising as a result of any Incentive Awards, Grantees may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum withholding tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.
8.4 No Guarantee of Tax Consequences
     Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.
8.5 Designation of Beneficiary by Grantee
     Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.
8.6 Amendment and Termination
     The Board shall have the power and authority to terminate or amend the Plan at any time. No termination, amendment, or modification of the Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a Grantee under the Plan, without the written consent of such Grantee or other designated holder of such Incentive Award.
     In addition, to the extent that the Committee determines that (a) the listing or qualification requirements of any national securities exchange or quotation system on which the Company’s Common Stock is then listed or quoted, if applicable, or (b) the Code (or regulations promulgated thereunder), require stockholder approval in order to maintain compliance with such listing or quotation system requirements or to maintain any favorable tax advantages or qualifications, then the Plan shall not be amended in such respect without approval of the Company’s stockholders.
8.7 Governmental Entities and Securities Exchanges
     The granting of Incentive Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any applicable federal or state securities law, if applicable. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

8.8 Successors to Company
     All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
8.9 Miscellaneous Provisions
     (a) No Employee or Consultant, or other person shall have any claim or right to be granted an Incentive Award under the Plan. Neither the Plan, nor any action taken hereunder, shall be construed as giving any Employee, Director or Consultant, any right to be retained in the Employment or other service of the Company or any Parent or Subsidiary.
     (b) By accepting any Incentive Award, each Grantee and each person claiming by or through him shall be deemed to have indicated his acceptance of the Plan.
8.10 Severability
     In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.
8.11 Gender, Tense and Headings
     Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the interpretation or construction of the Plan.
8.12 Governing Law
     The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States or applicable provisions of the Delaware General Corporation Law.
8.13 Successor to Director Plan
     This Plan shall serve as the successor to the Director Plan. All outstanding Awards under the Director Plan shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant or issuance. Notwithstanding any provision in this Plan to the contrary, no provision of this Plan is intended to modify, extend or renew any option granted under the Director Plan. Any provision in this Plan that is contrary to a provision in the Director Plan that would create a modification, extension or renewal of such option is hereby incorporated into this Plan. All terms, conditions and limitations, if any, that are set forth in any previously granted option agreement shall remain in full force and effect under the terms of the Plan pursuant to which it was issued.
8.14 Deferred Compensation
     This Plan and any Incentive Agreement issued under the Plan is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an Incentive Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board otherwise determines in writing, the Incentive Award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan or any Incentive Agreement that would cause an Incentive Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Plan or the Incentive Agreement, as applicable) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event the Plan allows for a deferral of compensation, the Plan is intended to qualify for certain exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees.

APPENDIX B
FORM OF CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ION GEOPHYSICAL CORPORATION
     ION GEOPHYSICAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
     FIRST: The name of the Corporation is ION Geophysical Corporation.
     SECOND: Upon effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”), each [2/5/10] shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will automatically be reclassified into one (1) validly issued, fully paid and non-assessable share of common stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of common stock will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock will be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests, upon receipt by the Corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), will thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate will have been combined, subject to the elimination of fractional share interests as described above.
     THIRD: This Certificate of Amendment shall become effective as of 11:59 p.m., Eastern time, on the date of the filing with the Secretary of State of the State of Delaware.
     FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The board of directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. At the annual meeting of stockholders held on May 27, 2009 called in accordance with the relevant provisions of the DGCL, the stockholders of the Corporation duly adopted this Certificate of Amendment.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [     ] day of [          ], 2009.

ION GEOPHYSICAL CORPORATION
By:
Name:
Title:

B-1

PRELIMINARY
COPIES
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A The Board of Directors recommends a vote FOR all the nominees listed and FOR Items number 2, number 3 and number 4. 1. To elect the following three (3) members to the Board of Directors to serve until the 2012 Annual Meeting of Stockholders or until their respective successors are elected and qualify: 01 — Theodore H. Elliott, Jr. For Withhold 02 — James M. Lapeyre, Jr. For Withhold 03 — G. Thomas Marsh [ ] [ ] [ ] [ ] For Withhold [ ] [ ] 2. Approval of an employee equity replenishment program that will permit certain of ION’s current employees to exchange certain outstanding stock options having exercise prices substantially above the current market price of ION common stock, and receive shares of ION common stock. For Against Abstain [ ] [ ] [ ] 3. Approval of an amendment to ION’s Restated Certificate of Incorporation to effect a reverse stock split of ION’s common stock at any time prior to ION’s 2010 Annual Meeting at one of three reverse split ratios (1-for-2, 1-for-5 or 1-for-10) as selected by the Board of Directors in its sole discretion. For Against Abstain [ ] [ ] [ ] 4. Ratification of the appointment of Ernst & Young LLP as ION’s independent registered public accounting firm (independent auditors) for 2009. For Against Abstain [ ] [ ] [ ] B Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
The undersigned hereby revokes all previous proxies given. This Proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2008, is hereby acknowledged.Please sign exactly as your name(s)?appears on this card. If shares stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares are held of record by a corporation, this Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date the Proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

PRELIMINARY
COPIES
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ION Geophysical Corporation PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2009THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints James M. Lapeyre, Jr. and Robert P. Peebler, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock in ION Geophysical Corporation (the “Company”), a Delaware corporation, that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 27, 2009, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company (the “Proxy Statement”) dated April 23, 2009, and (2) in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSALS NO. 2, NO. 3 and No. 4.PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE!